AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1996
                                                    REGISTRATION NO. 333-4441

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                        CADUS PHARMACEUTICAL CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                       8731                 13-3660391
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                   ----------

              777 OLD SAW MILL RIVER ROAD, TARRYTOWN, NY 10591-6705
                                 (914) 345-3344
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                JEREMY M. LEVIN
     PRESIDENT AND CHIEF EXECUTIVE OFFICER CADUS PHARMACEUTICAL CORPORATION
      777 OLD SAW MILL RIVER ROAD, TARRYTOWN, NY 10591-6705 (914) 345-3344 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                  Copies of all communications regarding this
                   Registration Statement should be sent to:

           SALOMON R. SASSOON, ESQ.                   LESLIE E. DAVIS, ESQ.
    MORRISON COHEN SINGER & WEINSTEIN, LLP       TESTA, HURWITZ & THIBEAULT, LLP
          750 LEXINGTON AVENUE,                           125 HIGH STREET,
         NEW YORK, NEW YORK 10022                         BOSTON, MA 02110
        (212) 735-8600 (telephone)                 (617) 248-7000 (telephone)
        (212) 735-8708 (facsimile)                 (617) 248-7100 (facsimile)

                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                   ----------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                   ----------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                        CADUS PHARMACEUTICAL CORPORATION

               CROSS-REFERENCE SHEET BETWEEN ITEMS OF FORM S-1 AND FORM OF PROSPECTUS PURSUANT TO REGULATION S-K, Item 501(b)


ITEM NO.                                                      LOCATION IN PROSPECTUS
- --------                                                      ----------------------

 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus ..............    Facing Page, Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages
     of Prospectus .......................................    Inside Front Cover Page,
                                                              Outside Back Cover Page

 3.  Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges ........................    Prospectus Summary; Risk Factors

 4.  Use of Proceeds .....................................    Prospectus Summary; Use of Proceeds

 5.  Determination of Offering Price .....................    Outside Front Cover Page;
                                                              Risk Factors; Underwriting

 6.  Dilution ............................................    Risk Factors; Dilution

 7.  Selling Security Holders ............................    Not Applicable

 8.  Plan of Distribution ................................    Outside Cover Page; Underwriting

 9.  Description of Securities to be Registered ..........    Outside Cover Page; Prospectus Summary;
                                                              Risk Factors; Dividend Policy; Capitalization;
                                                              Description of Capital Stock;
                                                              Shares Eligible for Future Sale

10.  Interests of Named Experts and Counsel .............     Experts

11.  Information with Respect to the Registrant .........     Outside Cover Page; Prospectus Summary;
                                                              Risk Factors; The Company; Dividend
                                                              Policy; Dilution; Selected Financial Data;
                                                              Management's Discussion and Analysis of
                                                              Financial Condition and Results of Operations;
                                                              Business; Management; Certain Transactions;
                                                              Principal Stockholders; Description of
                                                              Capital Stock; Shares Eligible for Future
                                                              Sale; Financial Statements

12.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities .....     Not Applicable


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DATED JUNE 14, 1996


PROSPECTUS

                                2,750,000 Shares

                        CADUS PHARMACEUTICAL CORPORATION [LOGO]

                                  COMMON STOCK

     All of the 2,750,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.50 and $12.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "KDUS."


     Bristol-Myers Squibb Company and Solvay Duphar B.V., two of the Company's collaborative partners, have indicated their interest in purchasing $2.5 million and $5.0 million, respectively, of shares of Common Stock in this offering.

                                   ----------
       THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
                              FACTORS" ON PAGE 5.
                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================
                        PRICE TO         UNDERWRITING          PROCEEDS TO
                         PUBLIC            DISCOUNT (1)         COMPANY (2)
- --------------------------------------------------------------------------------
Per Share .........     $                     $                     $
Total (3) .........   $                     $                     $
================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2)  Before deducting expenses payable by the Company estimated at $570,000.

(3) The Company has granted the Und purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."
                                   ----------
     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available for delivery on or about , 1996, at the office of the agent of Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST

                              MONTGOMERY SECURITIES


                                                          GENESIS MERCHANT GROUP
                                                                SECURITIES



       , 1996

                       [Graphical Representation of SSCL]


     Cadus exploits similarities between the yeast and human genome to identify new drug discovery targets. One of Cadus' proprietary technologies, the Self Selecting Combinatorial Library (SSCL) technology described below, provides a systematic means to identify the ligand that activates an identified human cell surface receptor of unknown function (an "orphan receptor"). Once the ligand has been identified, the biological function of the orphan receptor can be determined, a necessary prerequisite to a drug discovery program focused on that receptor.


                  Self Selecting Combinatorial Library (SSCL)

STEP ONE

Human orphan receptor gene inserted into genome of yeast strain.

STEP TWO

Each cell in strain now expresses the human orphan receptor on the cell surface.

STEP THREE

Millions of different peptide genes are inserted into a yeast strain. Each yeast cell now produces a single different peptide ligand.

STEP FOUR

The yeast cell that produces a peptide ligand that binds to the human orphan receptor will replicate continuously, creating an autocrine system.

STEP FIVE

The resulting peptide ligand is then isolated, purified and analyzed.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   ----------

     APEX(trademark) and SSCL(trademark) are trademarks of the Company. Tradenames and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

- --------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                   THE COMPANY

     Cadus Pharmaceutical Corporation is engaged in the discovery of novel small molecule therapeutics that act on targets in human cell signaling pathways. The Company has developed proprietary drug discovery technologies based on genetically engineered yeast cells. Cadus uses these and other proprietary technologies to identify human cell surface receptors and other molecular targets, to elucidate the function of such targets and to identify lead compounds that act on such targets. The Company conducts drug discovery programs both independently and with its collaborative partners, Bristol-Myers Squibb Company ("Bristol-Myers Squibb") and Solvay Duphar B.V. ("Solvay Duphar").

     Cadus is a leader in the development of proprietary technologies that exploit the similarities between yeast and human genes to elucidate gene function and cell signaling pathways. The Company has developed four proprietary drug discovery technologies. Two of these technologies are used to identify small molecules that act as agonists or antagonists to cell surface receptors and other targets in the signal transduction pathway: (i) a hybrid yeast cell technology that expresses a functioning human receptor and a portion of its signaling pathway in a yeast cell and (ii) the Autocrine Peptide Expression ("APEX") system that expresses a known human ligand in a hybrid yeast cell as well as the receptor that is activated by that ligand. The other two technologies are used to identify and characterize receptors whose ligand and hence function are not known (which are called orphan receptors), ligands and key signaling molecules: (i) the Company's Self Selecting Combinatorial Library ("SSCL") technology, which is used to identify a ligand that activates a targeted orphan receptor and (ii) the Company's signal transduction technologies, which are used to determine potential molecular targets in the human cell signaling pathway and to assist in the determination of a receptor's biological function.

     Cadus has focused its research to date on discovering G protein-coupled receptors, their ligands and resulting cell signaling pathways. G protein-coupled receptors are involved in the majority of basic cell functions and are therefore potential targets in the treatment of common human diseases. The importance of G protein-coupled receptors is demonstrated by the fact that more than 60% of all commercially available prescription drugs (including the anti-ulcer agents Zantac and Tagamet and the cardiac drugs Tenormin and Lopressor) work by interacting with G protein-coupled receptors. There are an estimated 2,000 to 5,000 G protein-coupled receptors in the human genome. The function of approximately 100 of these G protein-coupled receptors has been identified. This knowledge has been used to help identify the sequences of an additional 100 orphan G protein-coupled receptors. Although the Company believes that orphan receptors are likely to prove therapeutically important, a receptor cannot become the subject of a systematic drug discovery program until its function has been determined. Traditional methods used to determine the function of an orphan receptor are time consuming and expensive. The Company believes that its technologies will enable it to determine the function of many orphan receptors rapidly and cost-effectively.

     The Company's technologies can also be applied to other receptors and their related signaling pathways. For this reason, the Company is pursuing selected targets such as cytokine receptors and multisubunit immune recognition receptors. These receptors and their signaling pathways are involved in cell growth, in the release of biologically active substances such as histamines and in the regulation of the immune system.

     The Company's proprietary drug discovery programs are focused on allergic inflammation, acute inflammation and cancer. The Company's collaboration with Bristol-Myers Squibb is focused on cardiovascular disease, acute inflammation, central nervous system disorders, obesity and diabetes. To date, this collaboration has resulted in the identification of potential lead compounds in the area of central nervous system disorders and ligands to an orphan receptor. The Company's collaboration with Solvay Duphar is also focused on cardiovascular disease and central nervous system disorders, as well as gynecological diseases and gastrointestinal disorders. Through March 31, 1996, the Company had received an aggregate of approximately $34.9 million in research funding and equity investments (including a $5.0 million equity investment made as a result of the achievement of a research milestone in 1995) from its collaborative partners.

     The Company was incorporated in Delaware in January 1992. The Company's corporate headquarters and principal research facilities are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591, and its telephone number is
(914) 345-3344.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                  THE OFFERING


Common Stock offered by the Company ................    2,750,000 Shares

Common Stock to be outstanding after the offering ..    11,482,052 Shares(1)

Use of Proceeds ....................................    Research and development, working capital
                                                        and general corporate purposes. See "Use of
                                                        Proceeds."

Proposed Nasdaq National Market symbol .............    KDUS


                          SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          PERIOD FROM                                          THREE MONTHS
                                       JANUARY 23, 1992        YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                    (DATE OF INCEPTION) TO -----------------------------    ------------------
                                       DECEMBER 31, 1992     1993       1994      1995        1995       1996
                                       -----------------   --------   --------  --------    --------    ------
STATEMENT OF OPERATIONS DATA:                                                                  (Unaudited)

 Revenues                                   $  --          $  --      $ 1,355   $ 4,418     $1,000      $1,625
 Operating costs and expenses:
  Research and development                    753            1,645      2,246     5,383      1,040       1,654
  General and administrative                  214              550        937     1,376        317         318
                                            -----          -------    -------   -------     ------      ------
 Total operating costs and expenses           967            2,195      3,183     6,759      1,357       1,972
 Operating loss                              (967)          (2,195)    (1,828)   (2,341)      (357)       (347)
 Net loss                                   $(967)         $(2,148)   $(1,393)  $(1,482)    $ (155)     $  (43)
                                            =====          =======    =======   =======     ======      ======
 Pro forma net loss per share(2)                                                $ (0.16)                $ 0.00
                                                                                =======                 ======
 Pro forma weighted average shares
  outstanding(2)                                                              9,043,609              8,987,992


                                                      MARCH 31, 1996
                                             ---------------------------------
                                             ACTUAL             AS ADJUSTED(3)
                                             ------             --------------
                                                        (Unaudited)
BALANCE SHEET DATA:

 Cash and cash equivalents(4) .........     $25,086                 $53,928

 Total assets .........................      30,585                  59,427

 Short term debt ......................       2,397                   2,397

 Accumulated deficit ..................      (6,034)                 (6,034)

 Total stockholders' equity ...........      27,691                  56,533

(1) Gives effect to the automatic conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the closing of this offering. Excludes 1,289,035 shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1996, of which options to purchase 505,756 shares of Common Stock are exercisable. See "Capitalization" and "Management-Incentive Plans."

(2) Computed on the basis described for pro forma net loss per share in Note 2 of Notes to Financial Statements.

(3) Adjusted to reflect the sale of the 2,750,000 shares of Common Stock offered hereby at an assumed initial offering price of $11.50 per share, and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."

(4)  Does not include restricted cash of $2.5 million.

     Except as otherwise specified, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects a one-for-three reverse stock split of the Company's Common Stock to be effected immediately prior to closing of this offering; and (iii) reflects, upon the closing of this offering, the automatic conversion of all outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 7,400,376 shares of Common Stock. See "Description of Capital Stock," "Underwriting" and Note 15 of Notes to Financial Statements.

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the shares of Common Stock being offered by this Prospectus involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, as well as all other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

     The Company is at an early stage of development and has not completed development of any products. The Company does not expect that any products resulting from its research and development efforts will be commercially available for a significant number of years, if at all. All of the Company's potential products will require significant research and development and are subject to numerous risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Furthermore, potential products may be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to produce, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There can be no assurance that the Company's or its collaborative partners' product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance.


     The scientific understanding of yeast genes and yeast cells is at an early stage. Yeast-based drug discovery has not yet been shown to be successful in the development of any commercialized drug. There can be no assurance that these technologies will enable the Company to successfully identify and characterize receptors, ligands or signaling molecules and understand their roles in disease. The human genome is not fully represented by the yeast genome, which may inhibit the Company's ability to use its yeast-based technologies to discover drugs for those diseases linked to a human gene that has no counterpart in the yeast genome. There also can be no assurance that the Company's technologies will result in lead compounds that will be safe and efficacious. Development of new pharmaceutical products is highly uncertain, and no assurance can be given that the Company's drug discovery technologies will result in any commercially successful products.


DEPENDENCE ON COLLABORATIVE PARTNERS

     The Company depends on collaborations with pharmaceutical companies for access to research, drug development, manufacturing, marketing and financial resources for its drug development programs. To date, the Company has entered into two such arrangements, one with Bristol-Myers Squibb and the other with Solvay Duphar. There can be no assurance that the Company will be able to establish additional collaborative arrangements, that any such arrangements will be on terms favorable to the Company, or that current or future collaborations will ultimately be successful in discovering any potential products. To the extent that the Company chooses not to or is unable to continue its current collaborations or establish new arrangements, it would require substantially greater capital to undertake research, preclinical and clinical development, and manufacturing and marketing of products at its own expense, which could have a material adverse effect on the Company's business, financial condition and results of operations.


     Under their collaborative agreements with the Company, Bristol-Myers Squibb and Solvay Duphar have the right, but not the obligation, to conduct preclinical testing and clinical trials of compounds developed by them through the use of the Company's technologies, to seek regulatory approvals and to manufacture and commercialize any resulting drug candidates. As a result, the Company's receipt of revenues from drug development milestones or royalties on sales under the collaborative agreements is dependent upon the activities and the development, manufacturing and marketing resources of its collaborative partners. The collaborative agreements allow the Company's collaborative partners significant discretion in electing whether or not to pursue any of these activities. The Company cannot control the amount and timing of resources to be dedicated by the collaborative partners to their respective collaborations with the Company. There can be no assurance that such partners will pursue the development and commercialization of such compounds as expected, that any such development or commercialization would be successful or that the Company will derive any additional revenue from such arrangements. While the Company's collaborative arrangements with Bristol-Myers Squibb and Solvay Duphar provide that the Company will receive milestone payments and royalties with respect to drugs developed from compounds identified or confirmed using the Company's technologies, there can be no assurance that disputes will not arise over whether or not specific compounds were identified or confirmed using the Company's technologies and are, therefore, covered by such royalty and milestone provisions. Furthermore, there can be no assurance that Bristol-Myers Squibb, Solvay Duphar or any other potential future collaborator will not pursue alternative technologies in preference to those being developed in collaboration with the Company. In addition, there can be no assurance that the Company's collaborators will make milestone payments to the Company or that they will develop and market any products that may result under the agreements. Moreover, there can be no assurance that the interests of the Company will continue to coincide with those of its collaborative partners, that some of the Company's collaborative partners will not develop independently or with third parties drugs that could compete with drugs of the types covered by the collaborations, or that disagreements over rights or technology or other proprietary interests will not occur. Disagreements between the Company and its collaborative partners could lead to delays in collaborative research or in the development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which could be time consuming and expensive. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is relying on its collaborative partners to fund a substantial portion of its research operations over the next several years. The initial term of the research provisions of the contracts between the Company and each of Bristol-Myers Squibb and Solvay Duphar expire in July 1997 and December 2000, respectively. Bristol-Myers Squibb can extend the term of its collaboration for two years and Solvay Duphar can extend the term of its collaboration from two to five years. There can be no assurance that these contracts will be extended or renewed, or that any renewal will be made on terms favorable to the Company. Moreover, commencing in July 1998, the research provisions of the Solvay Duphar Agreement may be terminated for nonperformance under certain circumstances, which termination would result in the Company losing its research funding from Solvay Duphar. The termination or expiration of the research provisions of either of such contracts, or the failure by Bristol-Myers Squibb or Solvay Duphar to provide research funding to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Collaborative Arrangements."

HISTORY OF OPERATING LOSSES; QUARTERLY FLUCTUATIONS; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company has incurred net losses every year since its inception in January 1992. At March 31, 1996, the Company had an accumulated deficit of approximately $6.0 million. The Company's losses have resulted principally from costs incurred in connection with research and development activities and from general and administrative costs associated with the Company's operations. The Company expects to incur additional operating losses over the next several years and expects cumulative losses to increase substantially as the Company's research and development efforts are expanded and preclinical testing is commenced. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. The Company has no products or services available for sale, and no revenues have been generated from the commercialization by the Company or any of its collaborative partners of products or services. In addition, the Company does not anticipate that it will generate revenues from products or services in the foreseeable future. To date, all of the Company's revenues have resulted from research funding by its collaborative partners. The Company's ability to generate significant revenues and become profitable is dependent in large part on the ability of the Company to enter into additional collaborative arrangements. The Company's product revenues and profitability is also dependent on the Company, alone or with others, successfully completing the development of drug candidates, obtaining the required regulatory approvals and manufacturing and marketing any potential products. There can be no assurance that the Company will ever achieve product revenues or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in part on the Company, its licensors and its licensees, successfully obtaining patent protection for the technologies owned by or licensed to the Company and for the compounds and other products, if any, resulting from the application of such technologies, preserving their respective trade secrets, preventing third parties from infringing upon their respective proprietary rights, and operating without infringing on the proprietary rights of others, both in the United States and in other countries.

     Patent matters in biotechnology, and in particular with respect to drug discovery technologies, are highly uncertain and involve complex legal and factual questions. Accordingly, the breadth and validity of claims allowed in biotechnology and pharmaceutical patents cannot be accurately predicted. As of April 30, 1996, the Company was the exclusive worldwide licensee of two issued U.S. patents and a field exclusive worldwide licensee of another issued U.S. patent. In addition, as of such date, the Company had filed or held exclusive licenses or field exclusive licenses to 46 U.S. patent applications, as well as related foreign patent applications. There can be no assurance that the Company will develop technology that is patentable, that patents will issue from any of the pending applications, or that claims allowed will be sufficient to protect the Company's technologies. There can be no assurance that the Company or its collaborative partners will be able to obtain patent protection for pharmaceutical products discovered using the Company's technologies. Furthermore, there can be no assurance that any patents issued to the Company or its collaborative partners, or for which the Company has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. An assertion of coinventorship has been made by a third party with respect to one of the patents relating to a signal transduction protein exclusively licensed by the Company. There can be no assurance that the Company will retain exclusive rights under the patent or that the scope and validity of this patent or related patent applications will not be adversely affected by the assertion.


     A number of pharmaceutical companies, biotechnology companies, universities and research institutions have been issued patents, may have filed patent applications or may obtain additional patents and proprietary rights for drug discovery technologies similar to those of the Company. The commercial success of the Company will depend in part on the Company not infringing patents issued to competitors. The Company cannot determine with certainty whether any existing third party patents or the issuance of any third party patents would require the Company to alter its technologies, obtain licenses or cease certain activities. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable terms, if at all, and if these licenses are not obtained, the Company might be prevented from using certain of its technologies. The Company's failure to obtain a license to any technology that it may require to continue its drug discovery efforts may have a material adverse effect on the Company's business, financial condition and results of operations. The Company is presently seeking to obtain licenses from several different third parties. There can be no assurance that any of these licenses will be obtained or, if obtained, will be on terms favorable to the Company. Failure to obtain these licenses may require the Company to utilize alternative technologies and/or to defend against infringement litigation, each of which could result in substantial costs to and diversion of resources by the Company.

     The patent holder of an aspect of drug screening techniques that is widely used by many companies in the biotechnology industry has recently threatened litigation against the Company. While the Company is currently seeking a license to the patent, there can be no assurance that such license will be obtained at all or, if obtained, will be obtained on terms favorable to the Company. Moreover, there can be no assurance that the patent holder will not begin legal proceedings against the Company. In such a proceeding, the relief sought could include injunctive relief that, if granted, could delay certain aspects of the drug discovery and development efforts of the Company and its collaborative partners, and monetary damages that, if awarded, could have a material adverse effect on the business, financial condition and results of operations of the Company. The costs of and the diversion of Company resources associated with infringement litigation could have a material adverse effect on the business, financial condition and results of operations of the Company.


     Litigation, which could result in substantial costs to the Company, may be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third party proprietary rights. Some of the Company's competitors have, or are affiliated with companies having, substantially greater resources than the Company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the Company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the Company. An adverse outcome in connection with an infringement proceeding brought by a third party could subject the Company to significant liabilities, require disputed rights to be licensed from third parties or require the Company to cease using the disputed technology, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in substantial costs to the Company, even if the eventual outcome is favorable to the Company. The Company is aware of a U.S. patent application related to certain receptors in yeast cells filed more than three years after one of the patents licensed by the Company. There can be no assurance that an interference will not be declared between such U.S. patent application and the patent and related earlier filed patent applications licensed by the Company.

     The Company also relies on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable. The Company attempts to protect its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents, Proprietary Technology and Trade Secrets."

INTENSE COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

     Competition in the pharmaceutical and biotechnology industry is intense. The Company competes with the research departments of pharmaceutical companies, biotechnology companies and research and academic institutions. The Company's technology platform consists principally of genetically engineered yeast cells and certain signal transduction technologies, which it utilizes to determine the biological function of orphan receptors and signaling molecules. The Company is aware of other companies, such as American Home Products Corporation and Glaxo Wellcome, Plc, that may use yeast as a drug discovery medium. Other companies, such as Merck & Co., Inc. and SmithKline Beecham, Plc, may be engaged in efforts to determine the biological function of orphan receptors, and other companies such as Sandoz Ltd. and Pfizer Inc. may be engaged in research and development efforts relating to signal transduction. In addition, there are several smaller companies pursuing these areas of research. Furthermore, many companies have potential drugs in various stages of development to treat asthma and small-cell lung carcinoma, two diseases targeted by the Company in its proprietary research programs. Many of the Company's competitors have greater financial and human resources, and more experience in research and development, preclinical and clinical testing, obtaining regulatory approvals, manufacturing and marketing than the Company. There can be no assurance that competitors of the Company will not develop competing drug discovery technologies or drugs that are more effective than those developed by the Company and its collaborative partners or obtain regulatory approvals of their drugs more rapidly than the Company and its collaborative partners, thereby rendering the Company's and its collaborative partners' drug discovery technologies and/or drugs obsolete or noncompetitive. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its collaborative partners' ability to use the Company's drug discovery technologies or commercialize drugs, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that some of the Company's collaborative partners will not develop, independently or with third parties, products that could compete with drugs of the types covered by the collaboration or otherwise being developed by the Company. Furthermore, there is intense competition for access to libraries of compounds to use for screening and any inability of the Company to maintain access to sufficiently broad libraries of compounds for screening potential targets would have a material adverse effect on the Company's business, financial condition and results of operations.

     Biotechnology and related pharmaceutical technology have undergone rapid and significant change. The Company expects the technologies associated with the Company's research and development will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological development by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with developing such products. There can be no assurance that yeast-based drug discovery will be viable or that it will achieve market acceptance or that it will not be superseded by other drug discovery techniques. See "Business--Competition."

GOVERNMENT REGULATION

     The preclinical testing and clinical trials of compounds developed through the use of the Company's technologies and the manufacturing and marketing of any drugs that may result are subject to regulation by numerous Federal, state and local governmental authorities in the United States, the principal one of which is the United States Food and Drug Administration ("FDA"), and by similar agencies in other countries in which drugs developed through the use of the Company's technologies may be tested and marketed. Any compound developed by the Company or its collaborative partners must receive regulatory approval before it may be marketed as a drug in a particular country. The regulatory process, which includes preclinical testing and clinical trials of each compound in order to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory agency approval. In addition, delays or rejections may be encountered during the period of drug development, including delays during the period of review of any application. Delays in obtaining regulatory approvals could adversely affect the marketing of any drugs developed by the Company or its collaborative partners, impose costly procedures upon the Company's and its collaborative partners' activities, diminish any competitive advantages that the Company or its collaborative partners may attain and adversely affect the Company's ability to receive royalties. There can be no assurance that regulatory approvals will be obtained for any compounds developed by, or in collaboration with, the Company. Moreover, even if regulatory approval for a compound is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Further, approved drugs and their manufacturers are subject to continual review, and discovery of previously unknown problems with a drug or its manufacturer may result in restrictions on such drug or manufacturer, including withdrawal of the drug from the market. Regulatory approval of prices is required in many countries and may be required for the marketing of any drug developed by the Company or its collaborative partners. The Company's inability to obtain regulatory approvals in the United States and foreign markets would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ACCESS TO CAPITAL


     The Company may be required to raise additional capital over a period of several years in order to conduct its operations. Such capital may be raised through additional public or private financings, as well as collaborative arrangements, borrowings and other available sources. The Company depends upon its collaborative partners for research funding. As of March 31, 1996, the Company had received approximately $6.4 million in research funding from Bristol-Myers Squibb and approximately $1.0 million from Solvay Duphar. There can be no assurance that the Company will continue to receive funding under the existing collaborative arrangements. There can be no assurance that the Company's existing or potential future collaborative arrangements will be adequate to fund the Company's operating expenses. The Company's capital requirements depend on numerous factors, including the ability of the Company to enter into additional collaborative arrangements, competing technological and market developments, changes in the Company's existing collaborative relationships, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the purchase of additional capital equipment, the progress of the Company's drug discovery programs and the progress of the Company's collaborative partners' milestone and royalty producing activities. The Company may require substantial funds to conduct the research and development and the preclinical studies and clinical trials for its potential products. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's existing stockholders. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets that the Company would not otherwise relinquish, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


NEED TO ATTRACT AND RETAIN KEY OFFICERS, EMPLOYEES AND CONSULTANTS

     The Company is highly dependent on the principal members of its scientific and management staff. The loss of one or more members of the Company's scientific or management staff could significantly delay or prevent the achievement of research, development or business objectives. The Company maintains a $1.0 million key person life insurance policy on the life of each of Jeremy M. Levin and James R. Broach. Certain key members of the Company's scientific staff, including James R. Broach, John C. Cambier and Gary L. Johnson, are consultants who devote a majority of their professional time to activities unrelated to the Company. In addition, the Company relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its collaborative relationships, product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing, and marketing. These requirements are also expected to demand the addition of management personnel and the development of additional expertise by existing management personnel. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so would have a material adverse effect on the Company's business, including its ability to conclude collaborations with additional corporate partners.

RELIANCE ON THIRD PARTIES FOR CONDUCT OF CLINICAL TRIALS AND MANUFACTURING

     The Company has no preclinical or clinical development expertise and intends to rely on its collaborative partners and third party clinical research organizations to design and conduct most of such activities, if required. In addition, the Company has no manufacturing facilities and intends to rely on its collaborative partners and contract manufacturers to produce the materials for preclinical and clinical development purposes. If the Company were unable to contract for these services on acceptable terms, or if it should encounter delays or difficulties in its relationships with such providers, the Company's product development would be delayed, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, contract manufacturers that the Company may use must adhere to Good Manufacturing Practices ("GMP") regulations enforced by the FDA through its facilities inspection program. If their facilities cannot pass a pre-approval plant inspection, the Company's products will not be granted FDA approval.

EXPOSURE TO PRODUCT LIABILITY CLAIMS; LIMITED AVAILABILITY OF INSURANCE

     The Company's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company currently has no clinical trial liability insurance and there can be no assurance that it will be able to obtain and maintain such insurance for any of its clinical trials if its drug discovery efforts are successful. In addition, there can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

UNCERTAINTIES RELATED TO PHARMACEUTICAL PRICING AND THIRD PARTY REIMBURSEMENT

     The Company's and its collaborative partners' realization of revenues and income with respect to drugs, if any, developed through the use of the Company's technologies will depend, in part, upon the extent to which reimbursement for the cost of such drugs will be available from third party payors, such as government health administration authorities, private health care insurers, health maintenance organizations, pharmacy benefits management companies and other organizations. Third party payors are increasingly challenging the prices charged for pharmaceutical products. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products. There can be no assurance that third party reimbursement will be available or sufficient for any drugs developed through the use of the Company's technologies. The inability to maintain price levels for such drugs could adversely affect the Company's business, financial condition and results of operations. Furthermore, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control.

HAZARDOUS MATERIALS

     As with many biotechnology and pharmaceutical companies, the Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT; CONCENTRATION OF STOCK
OWNERSHIP

     Upon completion of this offering, four existing stockholders of the Company will beneficially own approximately 56.9% of the outstanding shares of Common Stock (approximately 54.9% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, will be able to control most matters requiring approval by the stockholders of the Company, including the election of directors, the adoption of charter amendments, and the approval of mergers and other extraordinary corporate transactions. Furthermore, seven out of the twelve current directors were designated by Carl C. Icahn. In addition, as ofMarch 31, 1996, the management and scientific officers of the Company owned stock options to purchase an aggregate of 973,410 shares of Common Stock, of which options to purchase 394,995 shares were exercisable at such time. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Principal Stockholders" and "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE


     Future sales of substantial amounts of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 11,482,052 shares of Common Stock outstanding (including shares to be issued upon conversion of the Convertible Preferred Stock upon completion of this offering), assuming no exercise of the underwriters' over-allotment option or currently outstanding options. All of the shares being sold pursuant to this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. The remaining 8,732,052 shares of Common Stock that will be outstanding upon completion of the offering (the "Restricted Shares") will be held by officers, directors, employees, consultants and other stockholders of the Company. The Restricted Shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" under the Securities Act. In addition to the shares of Common Stock offered hereby, up to 475,004 of the Restricted Shares may currently be eligible for sale in the public market pursuant to Rule 144(k) under the Securities Act (of which at least 398,335 shares are subject to the agreements not to sell described below). Beginning 90 days after the effective date of this offering (the "Effective Date"), at least 5,176,500 additional shares of Common Stock (including approximately 579,913 shares issuable upon the exercise of vested options) will become eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act (of which at least 5,014,414 shares are subject to the agreements not to sell described below). Stockholders of the Company, holding in the aggregate at least 8,623,714 Restricted Shares, have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them for a period of 180 days after the Effective Date without the prior written consent of Hambrecht & Quist LLC. At the end of such 180-day period, at least 6,896,412 shares of Common Stock (including approximately 662,094 shares issuable upon exercise of vested options) will be eligible for immediate resale, subject to compliance with Rule 144 and Rule 701. The remainder of the approximately 8,732,052 shares of Common Stock held by existing stockholders will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise any available registration rights. The holders of 7,400,376 Restricted Shares have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales might have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file a registration statement on Form S-8 after the expiration of 180 days following the Effective Date registering a total of approximately 1,300,000 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's stock option plans. See "Management--Incentive Plans," "Shares Eligible for Future Sale--Registration Rights" and "Underwriting."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial offering price will be determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. The market prices for securities of biotechnology companies have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to products or compounds under development by the Company or its collaborative partners, regulatory developments in both the United States and foreign countries, changes in reimbursement policies, developments in the Company's relationship with current or future collaborative partners, if any, public concern as to the safety and efficacy of drugs developed by the Company, its collaborative partners and its competitors, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in the Company's revenues, if any, and financial results and other factors, may have a significant effect on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have an adverse effect on the market price of the Company's Common Stock. See "Underwriting."

ANTI-TAKEOVER EFFECT OF DELAWARE CORPORATE LAW

     Certain provisions of the Delaware corporate law may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. See "Description of Capital Stock--Delaware Takeover Statute."

DILUTION

     The initial public offering price will be substantially higher than the book value per share of Common Stock. Purchasers of the shares of Common Stock offered hereby will therefore experience immediate and substantial dilution in the net tangible book value of their investment from the initial offering price. Additional dilution will occur upon exercise of outstanding options. See "Dilution" and "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS

     The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,750,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $11.50 per share, are estimated to be $28,841,250 ($33,252,938 if the Underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The Company intends to use the net proceeds for research and development, working capital and general corporate purposes. The Company expects to expand its proprietary research, drug discovery and drug development activities, including the further development of its yeast-based and signal transduction platform technologies, its genomics activities and its proprietary product development programs in cancer and inflammation. The Company also expects to spend funds to recruit and employ additional scientific and technical staff and to add capability in the area of pre-clinical testing. Further, the Company plans to expand its facilities to accommodate these additional staff, as well as to support additional activities with collaborative partners. The Company also may spend funds on clinical development activities for its proprietary product candidates, if any. The Company may use approximately $2.4 million of the proceeds to repay its existing credit line and other loans with banks. The Company may use a portion of its available cash to acquire technologies or products under its strategy to continue to broaden its platform technologies. The Company may use a portion of its available cash to acquire or invest in companies complementary to its business. The Company is not currently in any negotiations with respect to any such acquisitions or investments. Pending application as described above, the Company intends to invest the net proceeds of this offering in investment-grade, interest bearing securities.

     The amount and timing of the Company's actual expenditures for the purposes described above will depend upon a number of factors, including the Company's ability to enter into additional collaborative or licensing arrangements focused on its drug discovery programs, as well as the timing of and terms governing such arrangements. In addition, the Company's research and development expenditures will vary as programs are expanded or abandoned and as a result of variability in funding from its collaborative partners.

     The Company believes that the net proceeds from this offering, together with its existing resources, will be sufficient to satisfy its capital needs through the end of 1999. Companies in the biotechnology industry generally expend significant capital resources in product research and development. The Company expects that additional equity or debt financings will be required to fund its operations.

                                 DIVIDEND POLICY

     The Company has not paid any dividends since its inception and does not anticipate paying any dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1996: (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company, giving effect to the conversion of all outstanding Convertible Preferred Stock into Common Stock at the closing of this offering; and (iii) the capitalization of the Company on an as adjusted basis to reflect the issuance and sale by the Company of 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.50 per share.

                                                                                                 MARCH 31, 1996
                                                                                       -------------------------------------
                                                                                       ACTUAL       PRO FORMA    AS ADJUSTED
                                                                                       ------       ---------    -----------
                                                                                                  (in thousands)

Bank loans and line of credit (1) ...............................................     $  2,422      $  2,422      $  2,422
                                                                                      --------      --------      --------

Stockholders' equity:
 Convertible Preferred Stock, $0.001 par value; 22,201,080 shares authorized,
   22,201,080 shares issued and outstanding, actual; no shares issued and outstanding,
   pro forma and as adjusted ....................................................           22          --            --
 Common Stock, $0.01 par value; 35,000,000 shares authorized; 1,473,343 shares issued and 1,331,676 shares outstanding, actual; 8,873,719 shares issued and
  8,732,052 outstanding, pro forma; 11,623,719 shares
  issued and 11,482,052 outstanding, as adjusted (2) ............................           15            89           117
 Additional paid-in capital .....................................................       33,988        33,936        62,750
 Accumulated deficit ............................................................       (6,034)       (6,034)       (6,034)
 Treasury stock, at cost (141,667 shares) .......................................         (300)         (300)         (300)
                                                                                      --------      --------      --------
   Total stockholders' equity ...................................................       27,691        27,691        56,533
                                                                                      --------      --------      --------
     Total capitalization .......................................................     $ 30,113      $ 30,113      $ 58,955
                                                                                      ========      ========      ========

- ----------

(1) As of March 31, 1996, the current portion of the debt included herein totaled $2,397,459. The Company may use a portion of the net proceeds of this offering to repay the outstanding balance of the bank loans and line of credit. The above table does not reflect any such repayment.

(2) Excludes 1,289,035 shares of Common Stock issuable upon the exercise of stock options outstanding at March 31, 1996, at a weighted average exercise price of $1.98, of which options to purchase 505,756 shares were immediately exercisable on such date.

                                    DILUTION

     The pro forma net tangible book value of the Common Stock at March 31, 1996, was approximately $27,452,000, or $3.14 per share. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by 8,732,052, the number of shares of Common Stock outstanding as of March 31, 1996, after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 7,400,376 shares of Common Stock upon completion of this offering. After giving effect to the sale of the 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.50 per share and after deducting the underwriting discounts and estimated offering expenses, the adjusted pro forma net tangible book value of the Company at March 31, 1996, would have been $56,294,000 or $4.90 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value per share of $1.76 to existing stockholders and an immediate dilution per share of $6.60 to new investors purchasing shares in this offering. The following table illustrates the per share dilution described above:


     Assumed initial public offering price per share ...........................              $ 11.50
       Pro forma net tangible book value per share at March 31, 1996 ...........  $3.14
       Increase attributable to new investors ..................................   1.76
                                                                                   ----
     Adjusted pro forma net tangible book value per share after this Offering ..                 4.90
                                                                                              -------
     Dilution to new investors .................................................              $  6.60
                                                                                              =======

     The following table sets forth on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration paid for such shares and the average consideration paid per share by the existing stockholders and by investors purchasing shares offered by the Company hereby. The following computations are based on an assumed initial public offering price of $11.50 per share before deduction of the underwriting discount and estimated offering expenses.

                                                 SHARES PURCHASED        TOTAL CONSIDERATION     AVERAGE PRICE
                                               -------------------       -------------------     -------------
                                               NUMBER      PERCENT       AMOUNT      PERCENT       PER SHARE
                                               ------      -------       ------      -------     -------------

Existing stockholders ................        8,732,052     76.0%      $34,453,115     52.1%        $3.95
New investors ........................        2,750,000     24.0        31,625,000     47.9         11.50
                                             ----------    -----       -----------    -----
 Total ...............................       11,482,052    100.0%      $66,078,115    100.0%
                                             ==========    =====       ===========    =====

     The foregoing tables exclude 1,289,035 shares of Common Stock reserved as of March 31, 1996, for issuance upon the exercise of options outstanding as of such date at a weighted average price per share of $1.98. At March 31, 1996, options to purchase 505,756 shares of Common Stock were exercisable. To the extent that options granted in the future become vested and are exercised, there could be further dilution to new stockholders. See "Capitalization," "Management
- -- Incentive Plans," and "Underwriting."

                             SELECTED FINANCIAL DATA

     The selected financial data presented below as of December 31, 1992, 1993, 1994 and 1995, and for the period from January 23, 1992 (date of inception) to December 31, 1992, and for each of the years in the three-year period ended December 31, 1995, are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial statements as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, and the report thereon, are included elsewhere in this Prospectus. The balance sheet data as of March 31, 1996 and the statement of operations data for the three months ended March 31, 1995 and 1996 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes thereto included elsewhere in this Prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                    PERIOD
                                                     FROM
                                                  JANUARY 23,
                                                     1992                                                 THREE MONTHS
                                                   (DATE OF                                                    ENDED
                                                 INCEPTION) TO       YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                 DECEMBER 31,    -------------------------------         -----------------
                                                    1992         1993          1994         1995         1995         1996
                                                    ----         ----          ----         ----         ----         ----
                                                           (in thousands, except per share data)            (Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues .....................................     $   --      $   --        $ 1,355      $ 4,418      $ 1,000      $ 1,625
Operating costs and expenses:
  Research and development ...................        753         1,645        2,246        5,383        1,040        1,654
  General and administrative .................        214           550          937        1,376          317          318
                                                   ------      --------      -------      -------      -------      -------
Total operating costs and
  expenses ...................................        967         2,195        3,183        6,759        1,357        1,972
Operating loss ...............................       (967)       (2,195)      (1,828)      (2,341)        (357)        (347)
Net loss .....................................     $ (967)     $ (2,148)     $(1,393)     $(1,482)     $  (155)     $   (43)
                                                   ======      ========      =======      =======      =======      =======
Pro forma net loss per share (1) .............                                            $ (0.16)                  $  0.00
                                                                                          =======                   =======
Pro forma weighted average
  shares outstanding (1) .....................                                          9,043,609                 8,987,992



                                                                       DECEMBER 31,                     MARCH 31,
                                                         -----------------------------------------      ---------
                                                         1992      1993          1994         1995        1996
                                                         ----      ----          ----         ----        ----
                                                                      (in thousands)                   (Unaudited)

BALANCE SHEET DATA:
Cash and cash equivalents (2) .....................     $   4    $ 3,568       $ 14,406     $ 25,683    $ 25,086
Total assets ......................................       113      3,962         15,740       30,725      30,585
Short-term debt ...................................       --           6            203        2,397       2,397
Convertible Preferred Stock .......................       --          15             18           22          22
Deficit accumulated during the development stage ..      (967)    (3,115)        (4,508)      (5,991)     (6,034)
Stockholders' equity (deficit) ....................      (963)     3,491         14,534       27,723      27,691


- ----------

(1)  Computed as described in Note 2 of Notes to Financial Statements.

(2) Does not include restricted cash of $2.5 million at March 31, 1996 and December 31, 1995, and $305,000 at December 31, 1994.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was incorporated in 1992 and has devoted substantially all of its resources to the development and application of novel yeast-based and signal transduction drug discovery technologies. The Company has financed its operations primarily through the sale of Convertible Preferred Stock. To date, all of the Company's revenues have resulted from research funding provided by its collaborative partners. As of March 31, 1996, the Company had total stockholders' equity of approximately $27.7 million.

     The Company has incurred operating losses in each year since its inception, including net losses of approximately $1.5 million during the year ended December 31, 1995. At March 31, 1996, the Company had an accumulated deficit of approximately $6.0 million. The Company's losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's revenues and interest income. The Company expects to incur substantial additional operating losses over the next several years as a result of increases in its expenses for research and product development.

     The Company entered into research collaborations with Bristol-Myers Squibb and Solvay Duphar in July, 1994 and November, 1995, respectively. These collaborations have provided the Company with equity investments aggregating $27.5 million and research funding of $7.4 million through March 31, 1996. In addition, the Company is entitled to payments upon the achievement of certain milestones and royalties based upon the net sales of any drugs developed from compounds identified or confirmed using the Company's technologies.

     The Company currently receives research funding under each of these agreements. Research funding is received quarterly based on predetermined funding requirements and is recognized as revenue when earned as a result of work completed. The Company does not expect to receive significant milestone payments or any royalties for a number of years, if at all. See "Risk Factors-Dependence on Collaborative Partners", "-History of Operating Losses; Quarterly Fluctuations; Uncertainty of Future Profitability" and "-Government Regulation."

RESULTS OF OPERATIONS

   Three Months Ended March 31, 1996 and March 31, 1995

   Revenues

     Revenues for the three months ended March 31, 1996 increased to $1.6 million from $1.0 million for the same period in 1995. This increase was attributable to the inclusion in 1996 of research funding from Solvay Duphar.

   Operating Expenses

     The Company's research and development expenses for the three months ended March 31, 1996 increased to $1.7 million from $1.0 million for the same period in 1995. This increase was attributable primarily to an increase in staffing related to implementation of the research collaboration with Solvay Duphar, as well as expenses in connection with licenses from third parties.

     General and administrative expenses for the three months ended March 31, 1996 increased to $318,000 from $317,000 for the same period in 1995.

   Interest Income


     Net interest income for the three months ended March 31, 1996 increased to $321,000 from $209,000 for the same period in 1995. This increase related primarily to interest earned on the net proceeds from the sale of Series B Convertible Preferred Stock ("Series B Preferred Stock") in September 1995 and November 1995, net of interest expense on a line of credit and bank loans.


   Net Loss

     The net loss for the three months ended March 31, 1996 decreased to $43,000 from $155,000 for the same period in 1995. The decrease can be attributed to the increase in interest earned on the net proceeds from the sale of Series B Preferred Stock in September 1995 and November 1995.

   Fiscal Years Ended December 31, 1995 and 1994

   Revenues

     Revenues for 1995 increased to $4.4 million from $1.4 million in 1994. This increase was attributable to receipt in 1995 of a full year of research funding from Bristol-Myers Squibb and the commencement in November 1995 of research funding from Solvay Duphar.

   Operating Expenses

     The Company's research and development expenses for 1995 increased to $5.4 million from $2.2 million in 1994. This increase was attributable primarily to an increase in staffing and laboratory supplies related to implementation of the research collaborations with Bristol-Myers Squibb and Solvay Duphar, and, to a lesser extent, to expenses related to facilities and equipment as a result of the Company's move to expanded facilities in December 1994.

     General and administrative expenses for 1995 increased to $1.4 million from $937,000 in 1994. This increase resulted primarily from an increase in staffing and facilities expenses related to the Company's expansion of its operations in conjunction with its relocation to its new facilities.

   Interest Income

     Net interest income for 1995 increased to $903,000 from $314,000 in 1994. This increase related primarily to interest earned on the net proceeds from the sale of Series B Preferred Stock in July 1994, September 1995 and November 1995, net of interest expense on a line of credit and bank loans.

   Net Loss

     The net loss for 1995 increased to $1.5 million from $1.4 million in 1994. The 1994 loss of $1.4 million was net of an extraordinary gain from the early extinguishment of a debt obligation.

   Fiscal Years Ended December 31, 1994 and 1993

   Revenues

     Revenues in 1994 increased to $1.4 million from $0 in 1993. This increase was due to the commencement in June 1994 of research funding from Bristol-Myers Squibb.

   Operating Expenses

     The Company's 1994 research and development expenses increased to $2.2 million from $1.6 million in 1993. This was primarily attributable to an increase in staffing and laboratory supplies in conjunction with the implementation of the research collaboration with Bristol-Myers Squibb, as well as to increased expenditures in connection with licenses from third parties and the sponsorship of research at academic institutions.

     General and administrative expenses in 1994 increased to $937,000 from $550,000 in 1993. This increase was due primarily to an increase in corporate development staffing and activities.

   Interest Income

     Net interest income in 1994 increased to $314,000 from $48,000 in 1993. This increase was primarily attributable to interest earned on the net proceeds from the sale of Series B Preferred Stock in July 1994.

   Net Loss

     The net loss in 1994 decreased to $1.4 million from $2.1 million in 1993. The 1994 results were net of an extraordinary gain of $159,000 resulting from the early extinguishment of a debt obligation.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations through the sale of Convertible Preferred Stock and from research funding from its collaborative partners. Through March 31, 1996, the Company had sold

Convertible Preferred Stock for $31.9 million in cash and $2.0 million in satisfaction of indebtedness. In addition, the Company had received $7.4 million in revenues for research funding.

     The Company also has established a $2.5 million secured line of credit with a bank, of which borrowings of $2.4 million were outstanding as of March 31, 1996. All obligations of the Company with respect to this line of credit are secured pursuant to a security agreement granting the bank a first and prior security interest in the Company's negotiable certificates of deposit held by the bank. Such certificates of deposit have been recorded in the balance sheet as "Restricted Cash." The line of credit is cancelable at any time by the Company or the bank and expires on June 30, 1996. The Company may repay such borrowings from the net proceeds of this offering.

     As of March 31, 1996, the Company had cash and cash equivalents of $25.1 million and restricted cash of $2.5 million.

     The Company has invested $3.1 million in property and equipment, including purchases amounting to $198,000 in the three months ended March 31, 1996, $1.9 million in 1995, $605,000 in 1994 and $249,000 in 1993. The Company expects capital expenditures to increase over the next several years as it expands facilities to support the planned expansion of research and development efforts.

     The Company leases laboratory and office facilities in Tarrytown, New York and Lakewood, Colorado under agreements expiring December 30, 1997 and March 9, 1997, respectively. The aggregate minimum annual payment under the leases is $684,000.


     The Company intends to increase its expenditures substantially over the next several years to enhance its technologies and pursue internal proprietary drug discovery programs. The Company believes that its existing capital resources, together with the net proceeds from this offering, interest income and future payments due under its research collaborations, will be sufficient to support its current and projected funding requirements through the end of 1999. The Company's capital requirements may vary as a result of a number of factors, including the progress of its drug discovery programs, competitive and technological developments, the continuation of its existing collaborative agreements and the establishment of additional collaborative agreements, and the progress of the development efforts of the Company's corporate partners. The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity offerings, debt financings or additional corporate partnerships. No assurance can be given that such additional financing will be available when needed or that, if available, such financing will be obtained on terms favorable to the Company. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's stockholders.


     At December 31, 1995, the Company had tax net operating loss carryforwards of approximately $5.4 million and research and development credit carryforwards of approximately $431,000 which expire in years 2007 through 2011. The Company's ability to utilize such net operating loss and research and development credit carryforwards is subject to certain limitations due to ownership changes as defined by rules enacted with the Tax Reform Act of 1986.

     Recently issued accounting standards may affect the Company's Financial Statements in the future. See Note 14 of Notes to Financial Statements.

                                    BUSINESS

     Cadus Pharmaceutical Corporation is engaged in the discovery of novel small molecule therapeutics that act on targets in human cell signaling pathways. The Company has developed proprietary drug discovery technologies based on genetically engineered yeast cells. Cadus uses these and other proprietary technologies to identify human cell surface receptors and other molecular targets, to elucidate the function of such targets and to identify lead compounds that act on such targets. The Company conducts drug discovery programs both independently and with its collaborative partners, Bristol-Myers Squibb Company ("Bristol-Myers Squibb") and Solvay Duphar B.V. ("Solvay Duphar").

     Cadus is a leader in the development of proprietary technologies that exploit the similarities between yeast and human genes to elucidate gene function and cell signaling pathways. The Company has developed four proprietary drug discovery technologies. Two of these technologies are used to identify small molecules that act as agonists or antagonists to cell surface receptors and other targets in the signal transduction pathway: (i) a hybrid yeast cell technology that expresses a functioning human receptor and a portion of its signaling pathway in a yeast cell and (ii) the Autocrine Peptide Expression ("APEX") system that expresses a known human ligand in a hybrid yeast cell as well as the receptor that is activated by that ligand. The other two technologies are used to identify and characterize receptors whose ligand and hence function are not known (which are called orphan receptors), ligands and key signaling molecules: (i) the Company's Self Selecting Combinatorial Library ("SSCL") technology, which is used to identify a ligand that activates a targeted orphan receptor and (ii) the Company's signal transduction technologies, which are used to determine potential molecular targets in the human cell signaling pathway and to assist in the determination of a receptor's biological function.

BACKGROUND

     The human body is comprised primarily of specialized cells that perform different physiological functions and that are organized into organs and tissues. All human cells contain DNA, which is arranged in a series of subunits known as genes. It is estimated that there are approximately 100,000 genes in the human genome. Genes are responsible for the production of proteins. Proteins such as hormones, enzymes and receptors are responsible for managing most of the physiological functions of humans, including regulating the body's immune system. Thus, genes are the indirect control center for all physiological functions. Over the last few decades, there has been a growing recognition that many major diseases have a genetic basis. It is now well established that genes play an important role in cancer, cardiovascular disease, psychiatric disorders, obesity, and metabolic diseases. Significant resources are being focused on genomics research based on the belief that the sequence and function of a gene, and the protein that gene expresses, will lead to an understanding of that gene's role in the functioning and malfunctioning of cells. This understanding is expected in turn to lead to therapeutic and diagnostic applications focused on molecular targets associated with the gene and the protein it expresses.

     Cell surface receptors are an important class of proteins involved in cellular functioning because they are the primary mediators of cell to cell communication.Their location on the cell surface also makes them the most accessible targets for drug discovery. Cellular communication occurs when one cell releases a chemical messenger, called a "ligand," which communicates with another cell by binding to and activating the receptor on the exterior of the second cell. Typically, a ligand binds only with one specific receptor. This binding event activates the receptor triggering the transmission of a message through a cascade of signaling molecules from the exterior to the interior of the cell. This process is called signal transduction. When the signal is transmitted into the interior of the cell, it may, among other things, activate or suppress specific genes that switch on or switch off specific biological functions of the cell. The biological response of the cell, such as the secretion of a protein, depends primarily on the specific ligand and receptor involved in the communication.

                   [GRAPHICAL REPRESENTATION OF CELL MEMBRANE]

     DIAGRAM: SIGNAL TRANSDUCTION IS THE PROCESS BY WHICH A SIGNAL IS TRANSMITTED FROM THE EXTERIOR OF THE CELL TO ITS INTERIOR, CAUSING THAT CELL TO CHANGE ITS BIOLOGICAL BEHAVIOR. LIGAND-RECEPTOR BINDING LEADS TO A SIGNAL BEING TRANSMITTED TO THE INTERIOR OF THE CELL VIA A CASCADE OF SIGNALING MOLECULES. THE SIGNAL CAN CAUSE A DIRECT BIOLOGICAL RESPONSE BY THE CELL WITHOUT ACTIVATING THE CELL'S GENES OR CAN ACTIVATE OR DEACTIVATE GENES IN THE NUCLEUS, WHICH IN TURN TRIGGER A BIOLOGICAL RESPONSE.

     Many diseases, such as cancer, stem from the malfunctioning of cellular communication. Efforts to treat a particular disease often concentrate on developing drugs that interact with the receptor or signaling pathway believed to be associated with the malfunction. These drugs work by inhibiting or enhancing the transmission of a signal through the cascade of signaling molecules triggered by the receptor. Drugs that inhibit signal transduction by blocking a receptor or the intracellular proteins that carry the signal sent by a receptor are called antagonists and those that enhance signal transduction by stimulating a receptor or associated intracellular proteins are called agonists.

     Human cells carry many different types of receptors. Receptors are classified into groups based upon similarities in their chemistry and structure. Some of the major receptor groups involved in signal transduction are: G protein-coupled receptors, cytokine receptors, tyrosine kinase coupled receptors and multisubunit immune recognition receptors. G protein-coupled receptors, which are located on the surface of the cell, constitute the largest group of receptors. In humans, G protein-coupled receptors are involved in many of the body's most basic functions, including heartbeat, sight, sense of smell, cognition and behavior and also mediate most of the body's basic responses such as secretion from glands, contractility of blood vessels, movement of cells, growth and cell death. Tyrosine kinase coupled receptors are involved in cell growth and differentiation. Multisubunit immune recognition receptors activate the body's immune defense system.

     There are an estimated 2,000 to 5,000 genes encoding G protein-coupled receptors in the human genome. The sequences and functions of approximately 100 of these genes have been identified. This knowledge has been used to help identify the sequence of an additional approximately 100 genes encoding orphan G protein-coupled receptors. As a result of the sequences being identified as part of the Human Genome Project, it is expected that all remaining G protein-coupled receptor genes will be sequenced over the next few years. Even after the gene sequence of an orphan receptor has been identified, it generally cannot become the subject of drug discovery efforts until its biological function is determined and its role in disease processes identified.

     The importance of G protein-coupled receptors is demonstrated by the fact that more than 60% of all commercially available prescription drugs work by interacting with G protein-coupled receptors. These drugs include the anti-ulcer agents Zantac and Tagamet, as well as the cardiac drugs Tenormin and Lopressor. Many of these drugs were developed through the application of time consuming and expensive trial and error methods without an understanding of the chemistry and structure of the G protein-coupled receptors with which they interact. More efficient drug discovery methods are available once the gene sequence, biological function and role in disease processes of a G protein-coupled receptor have been determined. The Company believes that the identification of the gene sequences and functions of the remaining receptors will yield a substantial number of potential drug discovery targets.

   Traditional Drug Discovery

     Drug discovery consists of three key elements: (i) the target, such as a receptor, on which the drug will act, (ii) the potential drug candidates, which include organic chemicals, proteins or peptides, and (iii) the assays or tests to screen these compounds to determine their effect on the target.

Historically, drug discovery has been an inefficient and expensive process. Traditional drug discovery has been hampered by the limited number of known targets and a reliance on in vitro assays as a format in which to test compounds. Until scientists began to define the molecular structure of receptors and ligands, there was no simple method to determine the function of such molecules in the cell and, therefore, their utility as drug discovery targets. Even when the target's molecular structure is known, incorporating that target effectively into an in vitro assay can be difficult. For example, all known G protein-coupled receptors are woven through the cell membrane seven times in a very complex, looped structure that cannot be maintained when the isolated protein is put into an in vitro assay format. If an assay does not accurately replicate the structure of a target receptor, the compounds identified in the assay may not function as expected when applied to the target receptor on a living cell. Furthermore, receptors, signal transduction proteins and other molecular targets for therapeutic intervention do not exist in isolation in the cell. Their functional activity results from a complex interrelationship with numerous other molecules within the cell. Consequently, traditional drug screening assays often identify compounds as potential drug candidates which, when tested in living cells, prove to have no useful activity or are even toxic. A variety of methods have been developed to address these problems, including using living cells in assays. However, most live cell assays are slow, complex and expensive to maintain.

     In recent years, scientific advances have created new and improved tools for drug discovery. For example, molecular biology is identifying a growing number of targets and their gene sequences. Cells have been genetically engineered to produce assays that more effectively replicate the physiological environment of a living organism. Robotics have enabled the creation of high-throughput screening systems. Combinatorial chemistry has enhanced the ability to optimize lead compounds by improving their pharmacological characteristics. However, due to the complexity of G protein-coupled receptors and limited knowledge of their gene sequences and function, these advances do not offer a comprehensive, rapid and cost effective approach to the identification of drug discovery candidates targeted at G protein-coupled receptors.

   Yeast

     Yeast is a single-celled microorganism that is commonly used to make bread, beer and wine. In the 1980's, scientists discovered structural and functional similarities between yeast cells and human cells. Both yeast and human cells consist of a membrane, an intracellular region and a nucleus containing genes. Basic cellular processes, including metabolism, cell division, DNA and RNA synthesis and signal transduction, are the same in both human and yeast cells. Yeast also have signal transduction pathways that function similarly to human cell pathways. More than 40 percent of all human gene classes have functional equivalents in yeast. The genes in yeast express proteins, including cell-surface receptors such as G protein-coupled receptors and signaling molecules such as protein kinases, that are similar to human proteins.

     The Company believes that yeast cells have several important characteristics that are useful in drug discovery.

o The strong correlation between human and yeast gene classes enables the evaluation of the biological function of human proteins, including receptors and signaling molecules, of unknown function. Proteins with comparable gene sequences frequently carry out similar functions. This fact can be used to determine the function of a human gene by genetically engineering a yeast cell to replace a yeast gene coding for a known function with the human gene suspected of having a comparable function. If the yeast cell retains its normal function, it suggests that the human gene and its protein have a biological function similar to that of their yeast counterparts. Consequently, genetically-engineered yeast cells can replicate human gene function and provide a biologically relevant context for evaluating interactions between receptors and their related signaling pathways.

o Recently, the yeast genome has been fully sequenced. This knowledge will enable full analysis of the correlation between yeast and human gene structure and may aid in the definition of human gene functions.

o While the yeast signaling mechanism bears many similarities to the human signaling mechanism, the yeast intracellular environment is less complex, thus eliminating much of the ancillary and redundant intracellular signaling pathways that exist in human cells.

o Yeast have the ability to absorb DNA fragments and incorporate them into their genome. As a result, their genetic structure can be easily manipulated using common genetic engineering techniques.

o Yeast cells replicate rapidly. Speed of replication is particularly important because creating a new yeast strain that successfully incorporates new genetic material and adapts to new conditions may take several generations and the strain that so adapts is identifiable by growth. In addition, because a yeast cell reproduces itself every two hours, compared with 24 to 48 hours for mammalian cells, a drug screening process using yeast can be developed and evaluated much faster than one using human cell assays.

o Yeast can be easily and inexpensively grown in the laboratory using standard microbiological techniques and, as a consequence, can readily be used in automated screening systems.

o Yeast are resistant both to the solvents often needed to dissolve potentially active compounds and the toxins often found in natural products. Consequently, hybrid yeast cells can be used to screen libraries of synthetic compounds, combinatorial chemicals or natural products.

CADUS' DRUG DISCOVERY AND DEVELOPMENT STRATEGY

     The Company's goal is to discover and develop novel small molecule drugs targeted to receptors and signaling molecules. The following are the key elements of the Company's strategy:

o Develop Proprietary Yeast-Based Drug Discovery Technologies. The Company manipulates the yeast genome by inserting human genes into yeast cells to create hybrid yeast strains as a novel drug discovery platform.

o Identify Novel Orphan Receptor Targets. The Company uses its proprietary yeast-based and signal transduction technologies to determine the biological function of orphan receptors in human cells and to determine whether they are appropriate drug discovery targets.

o Identify Novel Targets in Signal Transduction Pathways. The Company uses its proprietary signal transduction technologies to identify new signaling molecules in signal transduction pathways and to determine whether they are appropriate drug discovery targets.

o Conduct Proprietary Drug Discovery and Development Programs. The Company conducts proprietary drug discovery programs to identify novel targets and lead compounds. The Company intends to develop selected lead compounds through the preclinical testing stage.

o Collaborate with Pharmaceutical Companies. The Company collaborates with pharmaceutical companies in order to combine its drug discovery capabilities with its collaborators' research, drug development, manufacturing, marketing and financial resources. The Company is currently engaged in collaborations with Bristol-Myers Squibb and Solvay Duphar.

CADUS' DRUG DISCOVERY PLATFORM

     The Company has developed a novel platform for drug discovery that addresses many of the limitations of traditional drug discovery methods. This platform consists of four proprietary drug discovery technologies: two that are used to screen for compounds that act as agonists or antagonists to cell surface receptors and other molecules in the signal transduction pathway, and two that are used to identify and characterize orphan receptors, ligands and key signaling molecules.

   Hybrid Yeast Cells

     The Company has developed a proprietary technology to insert human genes into yeast cells to create hybrid yeast cells. Initially, the Company has focused its hybrid yeast cell technology primarily on G protein-coupled receptors. The Company's scientists typically create hybrid yeast cells by replacing yeast G protein-coupled receptor genes and certain signaling molecules with their human equivalents. As a result, these hybrid yeast cells express a human G protein-coupled receptor and a portion of its signaling pathway. The Company uses these hybrid yeast cells to identify those compounds that act as agonists or antagonists to that receptor or a molecule that is in its signaling pathway. The Company has also created hybrid yeast cells using other classes of human cell-surface receptors that have a functional equivalent in yeast. Because different yeast strains accept particular human proteins more readily than others, the Company has designed and developed tens of thousands of genetically different yeast strains that are used to build novel hybrid yeast cells.

     The Company believes that hybrid yeast cells are highly effective for screening compounds. Hybrid yeast cells can be used to measure the biological activity of the human signaling pathway in which intervention is desired. In addition, hybrid yeast cells contain a single human receptor which connects to a defined signaling pathway. Accordingly, a specific change in cell behavior, such as replication, is easily monitored and can be attributed to the compound being tested. Also, because the Company is able to insert different human genes into yeast, hybrid yeast cells enable the Company to identify compounds that act at virtually any site in the human cell signaling pathway. These sites include the ligand binding site on the receptor, as well as other sites on the receptor, and the protein components of individual signaling pathways. Moreover, because yeast are resistant to solvents and toxins often used to dissolve test compounds, hybrid yeast cells can be used to screen synthetic organic libraries, combinatorial libraries and natural product libraries. Finally, the Company uses hybrid yeast cells to perform inexpensive high throughput screening of compound libraries.

   Autocrine Peptide Expression System (APEX)


     The Company has extended its hybrid yeast cell technology to develop a novel drug screening technology. Biological signaling frequently involves the concerted behavior of at least two cells: one that sends the signal and a second that receives and responds to that signal. The Company's scientists have converted this natural multi-cell process into a single cell process by inserting into a hybrid yeast cell both the gene for a human G protein-coupled receptor and the gene for the ligand that naturally binds to the receptor being expressed by the same hybrid yeast cell. As a result, the Company's scientists have made the cell self-stimulating, or "autocrine," in that it both sends a signal through production and secretion of a ligand and responds, by replication, to that same signal through the receptor. The Company believes that the autocrine nature of the APEX system makes it an effective tool for the identification of compounds that act as agonists or antagonists with respect to that receptor or a molecular target in its signaling pathway. As a result, drug screening may be conducted in an accelerated, cost effective process as compared to conventional screening techniques.


   Self Selecting Combinatorial Library Technology (SSCL)

     The Company has developed and is using a systematic approach to determine the biological function of orphan receptors and demonstrate their value as drug discovery targets. The critical first step in this approach is to identify a ligand that activates the orphan receptor. The Company accomplishes this by using its proprietary SSCL technology. The SSCL technology involves the creation of a library of peptides encoded in DNA, called a combinatorial peptide expression library. This library is inserted into a strain of hybrid yeast cells. All of the cells in this strain express the same orphan receptor. As a result, each of the millions of yeast cells in the strain incorporates a different peptide encoded in DNA, resulting in the expression or production of a different peptide by each yeast cell. This peptide is then secreted through the cell membrane. Most of the secreted peptides have no effect on the orphan receptor and the hybrid yeast cells producing these peptides do not replicate. The Company estimates that one in a million hybrid yeast cells generates a peptide ligand that activates the orphan receptor. These particular hybrid yeast cells replicate and, therefore, are readily identified. Thus, the SSCL technology uses self selection to identify the ligand that binds to the targeted orphan receptor. The sequence of the peptide ligand can then be rapidly identified and undergo further evaluation. The Company's combinatorial peptide expression libraries contain approximately one hundred million peptides. One to ten million peptides can be tested in a matter of hours. The Company has used its SSCL technology to successfully identify ligands to orphan receptors in less than a week, significantly accelerating traditional drug discovery efforts.

     Once the Company has identified a ligand that activates an orphan receptor, the Company uses a number of different approaches to determine the biological significance of the orphan receptor. These include testing the ligand on human cells, in animals and on human tissue. In addition, the Company uses its signal transduction technologies to determine the human cell signaling pathway that is linked to the orphan receptor in order to thereby determine whether to focus drug discovery efforts at the receptor or in the signaling pathway.

   Signal Transduction Technologies

     The Company has developed signal transduction technologies, based on genetically engineered human cells, to complement its yeast-based technologies. The Company uses these signal transduction technologies to dissect human cell signaling pathways from the receptor to the interior of the cell. As a result, the Company can confirm the effectiveness of compounds identified through the use of hybrid yeast cells and ligands identified by the SSCL technology and determine where and how compounds and ligands modulate the signaling pathway. Potential sites of action by a compound include the receptor itself or molecules downstream in the receptor's signal transduction pathway. Accordingly, each molecule in the signaling pathway may be a potential target for drug discovery. Traditional drug discovery has resulted in several successful drugs that are now known to target such molecules in the signaling pathway, including the immunosuppressants Cyclosporin A and FK506. For this reason, the Company is pursuing such molecules as potential targets for drug discovery. The Company's scientists have used the Company's signal transduction technologies to develop proprietary assays to identify antagonists of specific molecular targets, as well as to identify new molecular targets in the signaling pathway. The Company also uses its yeast-based and human cell-based technologies to determine the function of such newly identified signaling molecules.

     The Company's scientists have used the Company's signal transduction technologies to discover, sequence and characterize a series of related MEKK enzymes that are part of the inflammatory signaling pathway in human white blood cells. MEKK enzymes regulate the synthesis and secretion from white blood cells of cytokines, some of which are inflammation inducing proteins. MEKK enzymes have also been shown to play a central role in regulating cell growth and cell death in a variety of cell types, including cancer. The Company is the exclusive worldwide licensee of a patent on a MEKK enzyme. The Company believes that MEKK enzymes are important targets for drug discovery.

   Other Drug Discovery Technologies

     Information technology is an important tool in the Company's drug discovery strategy. The gene sequence of the entire yeast genome and large portions of the human genome are available on public databases. The Company uses a variety of software in combination with its extensive knowledge of the structure of G protein-coupled and other receptors to search these databases for previously unrecognized human receptors that represent potential drug discovery targets and for correspondences between gene sequences in the human and yeast genomes. The Company believes that this use of information technology will result in more focused and productive drug discovery programs.

     The Company uses a variety of other drug discovery tools, such as high throughput screening and combinatorial chemistry. High throughput screening is the practice of rapidly testing thousands of compounds against a target assay by using computer controlled robotics. Cadus has developed a proprietary laboratory information system to handle the vast quantity of data generated. Combinatorial chemistry techniques optimize a compound's pharmacological characteristics once it has been identified as a drug candidate. Optimization involves improving the potency, stability, bioavailability and toxicity characteristics of a lead compound by synthesizing new compound analogs.

     The Company's drug discovery strategy includes the screening of compound libraries. Access to large libraries of diverse compounds is, therefore, an important aspect of the Company's drug discovery efforts. The Company assembles combinatorial chemical libraries from readily available and inexpensive chemical building blocks. In addition, the Company has acquired its own synthetic organic compound library. The Company also has access to the compound libraries of Bristol-Myers Squibb and Solvay Duphar and the combinatorial libraries of Houghten Pharmaceuticals, Inc. ("Houghten").

CADUS' PROPRIETARY DRUG DISCOVERY PROGRAM

     The Company is conducting proprietary drug discovery programs to identify novel targets and lead compounds. The Company has directed these efforts to G protein-coupled receptors, G proteins, tyrosine kinase coupled receptors, multisubunit immune recognition receptors, cytokine receptors, phosphotyrosine phosphatases and certain other intracellular signaling molecules, including MEKK enzymes, as potential targets for a variety of therapeutic areas. These therapeutic areas are allergic inflammation, acute inflammation and cancer, with a specific focus on allergic asthma and small-cell lung carcinoma. There can be no assurance that the Company's drug discovery efforts will lead to the discovery of lead compounds in these therapeutic areas.

     Allergic Inflammation. Approximately 20% of the population of the United States suffers from time to time from some form of allergic inflammation. The best known form of allergic inflammation is asthma. Approximately 14 million people each year suffer from asthma in the United States. Asthma and other allergic responses result from a complex series of physiological events involving signaling by chemokine, IgE and cytokine receptors, with IgE receptor signaling initiating the allergic response. Chemokine receptors are G protein-coupled receptors. IgE receptors and cytokine receptors are coupled to specific tyrosine kinases, which are proteins in the signaling cascade.

     The Company has used its signal transduction technologies to define a small molecule agonist which stimulates an enzyme that blocks IgE receptor signaling. This prevents the release of histamine and other substances which cause allergic inflammation. The Company is currently optimizing an analog of this compound to improve its pharmaceutical characteristics, although no assurance can be given that such efforts will result in a product candidate.

     SCLC. Approximately 20% of all lung cancer is small-cell lung carcinoma ("SCLC"), and approximately 35,000 people each year are diagnosed with this disease in the United States. The disease is characterized by rapid tumor growth and metastasis, and the mean survival of untreated patients is only two to three months. SCLC generally cannot be surgically removed and chemotherapy has not been effective. Certain G protein-coupled receptors stimulate SCLC growth. Based on this knowledge, the Company has used its signal transduction technologies and identified peptides that selectively cause the death of SCLC cells in vitro. The Company is using its hybrid yeast cells and other technologies in efforts to identify small molecules that mimic the action of SCLC-death promoting peptides and believes this approach, if successful, may lead to a novel therapeutic for SCLC.

     Houghten Joint Discovery Program. In January 1995, the Company and Houghten commenced a joint discovery effort, with acute inflammation as the initial therapeutic focus for the collaboration. Houghten provides combinatorial libraries to the Company and the Company screens such combinatorial libraries against hybrid yeast cells for the purpose of identifying candidates for drug development. Houghten and the Company may jointly develop or sell or license any such compounds identified by the Company as candidates for drug development to corporate partners of the Company or others. Either Houghten or the Company may develop any such compound on its own if the other party elects not to pursue joint development.

COLLABORATIVE ARRANGEMENTS

     As a key part of its business strategy, the Company pursues collaborations with pharmaceutical companies to combine the Company's drug discovery capabilities with the collaborators' research, drug development, manufacturing, marketing and financial resources. The Company has existing collaborative arrangements with two pharmaceutical companies and is currently in discussions with several other pharmaceutical companies regarding potential collaborations. The Company structures its collaborations around specific targets, such as receptors and signaling molecules, rather than in specific therapeutic areas. This approach enables the Company to broadly exploit its drug discovery technologies, while retaining maximum flexibility in pursuing additional collaborations. There can be no assurance, however, that the current collaborations will result in the development of drugs, any new collaboration will be established or, if a collaboration is established, it will be on terms favorable to the Company. Failure either to maintain its existing, or enter into any new, collaborations could limit the scope of the Company's drug discovery and development activities, particularly if alternative sources of funding are unavailable. Such failure could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's existing collaborations are as follows:

   The Bristol-Myers Squibb Collaboration

     In July 1994, the Company and Bristol-Myers Squibb entered into a three-year drug discovery collaboration. Currently, the collaboration focuses on certain G protein-coupled receptors whose functions are known, certain orphan receptors and certain other molecular targets as targets for drug discovery in a variety of therapeutic areas. These therapeutic areas include cardiovascular disease, acute inflammation, central nervous system disorders, obesity and diabetes. Bristol-Myers Squibb's use of the Company's yeast-based technologies has resulted in the identification of potential lead compounds in the area of central nervous system disorders. The collaboration has also resulted in the identification of a ligand for an orphan receptor that acts on human cells in vitro and that has been delivered to Bristol-Myers Squibb for further evaluation in animal models.

     During the term of the research program, Bristol-Myers Squibb is required to provide the Company with research funding of up to $4.0 million each year. From July 1994 through March 31, 1996, Bristol-Myers Squibb paid the Company approximately $6.4 million in research funding. Bristol-Myers Squibb is required to make payments to the Company upon the achievement by Bristol-Myers Squibb of certain drug development milestones and to pay the Company royalties on the sale of any drugs developed as a result of the research program or through the use of the Company's drug discovery technologies. The research program expires in July 1997 and it cannot be terminated by Bristol-Myers Squibb unless the Company breaches a material obligation and does not cure such breach for a period of 60 days after receiving notice. The research program may be extended by Bristol-Myers Squibb, on essentially the same terms adjusted for inflation, for an additional two years by notice to the Company given prior to February 1997.


     Bristol-Myers Squibb purchased $12.5 million of the Company's Series B Preferred Stock in July 1994 and an additional $5.0 million of such Series B Preferred Stock in September 1995 upon the Company achieving a research milestone. In connection with its sale of Series B Preferred Stock to Bristol-Myers Squibb, the Company granted to Bristol-Myers Squibb certain registration rights with respect to the shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock owned by it.


   The Solvay Duphar Collaboration


     In November 1995, the Company and Solvay Duphar (an indirect wholly-owned subsidiary of Solvay S.A.) entered into a drug discovery collaboration. The collaboration focuses on certain G protein-coupled receptors whose functions are known, certain orphan receptors and certain other molecular targets as targets for drug discovery in a variety of therapeutic areas. These therapeutic areas include cardiovascular disease, central nervous system disorders, gynecological diseases and gastrointestinal indications. The Company is in the initial phase of this collaboration and is cloning, identifying and confirming targets related to these therapeutic areas.


     During the term of the research program, which expires in December 2000, Solvay Duphar is required to provide the Company with research funding of up to $2.5 million each year, adjusted for inflation. Solvay Duphar has an option to increase its funding commitment up to $3.8 million, commencing in 1997. Such option must be exercised prior to October 1996. From November 1995 through March 31, 1996, Solvay Duphar paid the Company approximately $1.0 million in research funding. Solvay Duphar is required to make payments to the Company upon the achievement by Solvay Duphar of certain drug development milestones and to pay the Company royalties on the sale of drugs developed through the use of the Company's drug discovery technologies.

     The term of the research program may be extended by Solvay Duphar for between two and five years by notice to the Company given at least two years (and in some circumstances at least 18 months) prior to January, 2001. Solvay Duphar has the right under certain circumstances to terminate the program after July 1998, if the Company fails to meet certain minimum performance objectives in connection with the conduct of the research program. In the event of such termination, Solvay Duphar has no further obligation to provide the Company with funding for the research program. There can be no assurance that the Company will be able to meet the minimum performance objectives or that the collaboration with Solvay Duphar will be extended or if extended, that such collaboration will result in the development of any drugs.

     The Company has reserved the right to use certain hybrid yeast cells that are part of the research program for its own benefit in the discovery of drugs relating to cancer, autoimmune, allergic and inflammatory diseases, with certain specific exclusions. The Company is required to make payments to Solvay Duphar upon the achievement by the Company of certain drug development milestones and to pay Solvay Duphar royalties on the sale of such drugs.

     In November 1995, Physica B.V., an indirect wholly-owned subsidiary of Solvay S.A. (the "Solvay Subsidiary"), purchased $10.0 million of the Company's Series B Preferred Stock. In connection with its sale of Series B Preferred Stock to the Solvay Subsidiary, the Company granted to the Solvay Subsidiary certain registration rights with respect to the shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock owned by it.

PATENTS, PROPRIETARY TECHNOLOGY AND TRADE SECRETS

     The Company believes that patents and other proprietary rights are important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. As of April 30, 1996, the Company was the exclusive worldwide licensee of two issued U.S. patents and a field exclusive worldwide licensee of another issued U.S. patent. In addition, as of such date, the Company had filed or held exclusive or field exclusive licenses to 46 U.S. patent applications, as well as related foreign patent applications.

     The Company seeks to protect its proprietary technology at every stage of development. The Company files patent applications which claim inventions arising from each of the various aspects of the Company's drug discovery and development process including: gene sequences encoding novel targets and ligands, amino acid sequences of protein targets, methods of treating a disease based on the Company's knowledge of how signaling molecules interact with one another and how this causes an abnormal condition, and specific chemical compositions that may be useful as therapeutics, as well as novel methods of manufacture. In addition, the Company files patent applications claiming its proprietary methodologies, such as drug discovery techniques, unless it believes that keeping an invention a trade secret is preferable. This approach may give the Company multiple opportunities of proprietary protection.

     The Company has obtained from Duke University an exclusive worldwide license to an issued U.S. patent and U.S. and international patent applications covering hybrid yeast cell technologies. In consideration for such license, the Company pays a minimum annual royalty and is required to make payments upon the achievement by the Company of certain drug development milestones and to pay royalties (net of minimum royalties) on the sale of drugs by the Company which were initially identified by the Company through the use of the licensed technology. In lieu of milestones and royalty payments on sales of drugs by sublicensees initially identified by sublicensees through the use of the licensed technology, the Company pays an annual fee (net of the minimum annual royalty) for each sublicense granted by it to such technology. This patent and these patent applications are directed to hybrid yeast cells engineered to express human G protein-coupled receptors and to methods of their use.

     The Company has also filed patent applications based on inventions by Cadus' scientists directed to hybrid yeast cells and yeast cells engineered to produce both peptide libraries and human proteins that can function in certain signal transduction pathways of the engineered yeast cell. These applications seek to protect aspects of the APEX and SSCL technologies. The Company has also filed patent applications directed to methods, constructs and reagents, including engineered cells, for discovering ligands to orphan receptors. Peptides, and mimetics thereof, which have been discovered using the SSCL technology are also covered in these patent applications both as compositions and for their therapeutic use.

     The Company is the exclusive worldwide licensee of an issued U.S. patent relating to an MEKK enzyme and U.S. and international patent applications in the field of signal transduction in human cells from National Jewish Center for Immunology and Respiratory Medicine. In consideration for such license, the Company pays an annual maintenance fee and is required to make payments upon the achievement by the Company of certain drug development milestones and to pay royalties (net of annual fees and milestone payments) on the sale of drugs by the Company whose utility was identified by the Company through the use of the licensed technology. In lieu of milestone and royalty payments on sales of drugs by sublicensees initially identified by sublicensees through the use of the licensed technology, the Company pays an annual fee (net of the annual maintenance fee) for each sublicense in effect. Certain of these patent applications are directed to novel genes and gene products and methods of their use, including as therapeutic targets in drug screening assays. Certain other patent applications are directed to certain small molecule agents and their uses in modulating cellular signal transduction, particularly as therapeutic agents.

     The Company has granted certain rights under several of its patents and patent applications relating to its yeast-based technologies to Bristol-Myers Squibb and Solvay Duphar.

     In addition to patent protection, the Company relies upon trade secrets, proprietary know-how and technological advances to develop and maintain its competitive position. To maintain the confidentiality of its trade secrets and proprietary information, the Company requires its employees, consultants and collaborative partners to execute confidentiality agreements upon the commencement of their relationships with the Company. In the case of employees and consultants, the agreements also provide that all inventions resulting from work performed by them while in the employ of the Company will be the exclusive property of the Company.

     Patent law as it relates to inventions in the biotechnology field is still evolving, and involves complex legal and factual questions for which legal principles are not firmly established. Accordingly, no predictions can be made regarding the breadth or enforceability of claims allowed in the patents that have been issued to the Company or its licensors or in patents that may be issued to the Company or its licensors in the future. Accordingly, no assurance can be given that the claims in such patents, either as initially allowed by the United States Patent and Trademark Office or any of its foreign counterparts or as may be subsequently interpreted by courts inside or outside the United States, will be sufficiently broad to protect the Company's proprietary rights, will be commercially valuable or will provide competitive advantages to the Company and its present or future collaborative partners or licensees. Further, there can be no assurance that patents will be granted with respect to any of the Company's pending patent applications or with respect to any patent applications filed by the Company in the future. There can be no assurance that any of the Company's issued or licensed patents would ultimately be held valid or that efforts to defend any of its patents, trade secrets, know-how or other intellectual property rights would be successful.


     The field of gene discovery has become intensely competitive. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents covering their gene discoveries. Some of these applications or patents may be competitive with the Company's applications or conflict in certain respects with claims made under the Company's applications. Moreover, because patent applications in the United States are maintained in secrecy until patents issue, because patent applications in certain other countries generally are not published until more than eighteen months after they are filed and because publication of technological developments in the scientific or patent literature often lags behind the date of such developments, the Company cannot be certain that it was the first to invent the subject matter covered by its patents or patent applications or that it was the first to file patent applications for such inventions. If an issue regarding priority of inventions were to arise with respect to any of the patents or patent applications of the Company or its licensors, the Company might have to participate in litigation or interference proceedings declared by the United States Patent and Trademark Office or similar agencies in other countries to determine priority of invention. Any such participation could result in substantial cost to the Company, even if the eventual outcome were favorable to the Company.


     In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company or its licensors, to protect trade secrets, know-how or other intellectual property rights owned by the Company, or to determine the scope and validity of the proprietary rights of third parties. Such litigation could result in substantial costs to and diversion of resources by the Company. An adverse outcome in any such litigation or proceeding could subject the Company to significant liabilities, require the Company to cease using the subject technology or require the Company to license the subject technology from the third party, all of which could have a material adverse effect on the Company's business, financial condition and results of operations. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable terms, if at all, and if these licenses are not obtained, the Company might be prevented from using certain of its technologies. The Company's failure to obtain a license to any technology that it may require to continue its drug discovery efforts may have a material adverse effect on the Company's business, financial condition and results of operations.


     The patent holder of an aspect of drug screening techniques that is widely used by many companies in the biotechnology industry has recently threatened litigation against the Company. The Company believes, based on advice of counsel, that none of its operations infringes any valid claim of the patent. The Company also believes that if its operations were found to infringe any valid claim of the patent, the Company has adequate technical alternatives that would not infringe this patent. While the Company is currently seeking a license to the patent, there can be no assurance that such license will be obtained at all or, if obtained, will be obtained on terms favorable to the Company. Moreover, there can be no assurance that the patent holder will not begin legal proceedings against the Company. In such a proceeding, the relief sought could include injunctive relief that, if granted, could delay certain aspects of the drug discovery and development efforts of the Company and its collaborative partners, and monetary damages that, if awarded, could have a material adverse effect on the business, financial condition and results of operations of the Company. The costs of and the diversion of Company resources associated with infringement litigation could have a material adverse effect on the business, financial condition and results of operations of the Company.



COMPETITION

     The biotechnology and pharmaceutical industries are intensely competitive. Many companies, including large, multinational biotechnology and pharmaceutical companies, are actively engaged in drug discovery similar to that of the Company. The Company's technology platform consists principally of genetically engineered yeast cells and certain signal transduction technologies, which it utilizes to determine the biological function of orphan receptors and signaling molecules. The Company is aware of other companies, such as American Home Products Corporation and Glaxo Wellcome, Plc, that may use yeast as a drug discovery medium, other companies, such as Merck & Co., Inc. and SmithKline Beecham, Plc, that may be engaged in efforts to determine the biological function of orphan receptors, and other companies such as Sandoz Ltd. and Pfizer Inc. that may be engaged in research and development efforts relating to signal transduction. In addition, there are several smaller companies pursuing these areas of research. Furthermore, many companies have potential drugs in various stages of development to treat asthma and small-cell lung carcinoma, two diseases targeted by the Company in its proprietary research programs. Many of the Company's competitors have greater financial and human resources, and more experience in research and development, preclinical and clinical testing, obtaining regulatory approvals, manufacturing and marketing than the Company. There can be no assurance that competitors of the Company will not develop competing drug discovery technologies or drugs that are more effective than those developed by the Company and its collaborative partners or obtain regulatory approvals of their drugs more rapidly than the Company and its collaborative partners, thereby rendering the Company's and its collaborative partners' drug discovery technologies and/or drugs obsolete or noncompetitive. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its collaborative partners' ability to use the Company's drug discovery technologies or commercialize drugs, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that some of the Company's collaborative partners will not develop independently or with third parties drugs that could compete with drugs of the types covered by the collaboration or otherwise being developed by the Company. Furthermore, there is intense competition for access to libraries of compounds to use for screening and any inability of the Company to maintain access to sufficiently broad libraries of compounds for screening potential targets would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also expects to encounter significant competition with respect to any drugs that may be developed using its technologies. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their drugs before their competitors may achieve a significant competitive advantage. In order to compete successfully, the Company's goal is to obtain patent protection for its gene discoveries and drug discovery technologies and to make these technologies available to pharmaceutical companies through collaborative and licensing arrangements for use in discovering drugs. There can be no assurance, however, that the Company will obtain patents covering its technologies that protect it against competitors. Moreover, there can be no assurance that the Company's competitors will not succeed in developing technologies that circumvent the Company's technologies or that such competitors will not succeed in developing technologies and drugs that are more effective than those developed by the Company and its collaborative partners or that would render technology or drugs of the Company and its collaborators less competitive or obsolete.

GOVERNMENT REGULATION

     The development, manufacturing and marketing of drugs developed through the use of the Company's technologies are subject to regulation by numerous governmental agencies in the United States and in other countries. To date, none of the Company's technologies has resulted in any clinical drug candidates. The FDA and comparable regulatory agencies in other countries impose mandatory procedures and standards for the conduct of certain preclinical testing and clinical trials and the production and marketing of drugs for human therapeutic use. Product development and approval of a new drug are likely to take a number of years and involve the expenditure of substantial resources.


     The steps required by the FDA before new drugs may be marketed in the United States include:(i) preclinical studies; (ii) the submission to the FDA of a request for authorization to conduct clinical trials on an investigational new drug (an "IND"); (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for its intended use; (iv) submission to the FDA of a new drug application (an "NDA"); and (v) review and approval of the NDA by the FDA before the drug may be shipped or sold commercially.

     In the United States, preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Laboratories involved in preclinical testing must comply with FDA regulations regarding Good Laboratory Practices. Preclinical testing results are submitted to the FDA as part of the IND and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in the commencement of human clinical trials.

     Clinical trials, which involve the administration of the investigational drug to healthy volunteers or to patients under the supervision of a qualified principal investigator, are typically conducted in three sequential phases, although the phases may overlap with one another. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent Institutional Review Board (the "IRB") at the institution where the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Compounds must be formulated according to the FDA's Good Manufacturing Practices ("GMP").

     Phase I clinical trials represent the initial administration of the investigational drug to a small group of healthy human subjects or, more rarely, to a group of selected patients with the targeted disease or disorder. The goal of Phase I clinical trials is typically to test for safety (adverse effects), dose tolerance, absorption, bio-distribution, metabolism, excretion and clinical pharmacology and, if possible, to gain early evidence regarding efficacy.

     Phase II clinical trials involve a small sample of the actual intended patient population and seek to assess the efficacy of the drug for specific targeted indications, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects.

     Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase III clinical trials are initiated to establish further clinical safety and efficacy of the investigational drug in a broader sample of the general patient population at geographically dispersed study sites in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for all physician labeling. The results of the research and product development, manufacturing, preclinical testing, clinical trials and related information are submitted to the FDA in the form of an NDA for approval of the marketing and shipment of the drug.

     Timetables for the various phases of clinical trials and NDA approval cannot be predicted with any certainty. The Company, its collaborative partners or the FDA may suspend clinical trials at any time if it is believed that individuals participating in such trials are being exposed to unacceptable health risks. Even assuming that clinical trials are completed and that an NDA is submitted to the FDA, there can be no assurance that the NDA will be reviewed by the FDA in a timely manner or that once reviewed, the NDA will be approved. The approval process is affected by a number of factors, including the severity of the targeted indications, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, or may require additional testing or information with respect to the investigational drug. Even if initial FDA approval is obtained, further studies, including post-market studies, may be required in order to provide additional data on safety and will be required in order to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. The FDA will also require post-market reporting and may require surveillance programs to monitor the side effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the drug. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling, an NDA supplement may be required to be submitted to the FDA.

     Each manufacturing establishment for new drugs is also required to receive some form of approval by the FDA. Among the conditions for such approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to GMP, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure full technical compliance. Manufacturing establishments, both foreign and domestic, are also subject to inspections by or under the authority of the FDA and may be subject to inspections by foreign and other Federal, state or local agencies.

     There can be no assurance that the regulatory framework described above will not change or that additional regulations will not arise that may affect approval of or delay an IND or an NDA. The Company has no preclinical or clinical development expertise and intends to rely on its collaborative partners and third party clinical research organizations to design and conduct most of such activities if required. Moreover, because the Company's present collaborative partners are, and it is expected that the Company's future collaborative partners will be, responsible for preclinical testing, clinical trials, regulatory approvals, manufacturing and commercialization of drugs, the ability to obtain and the timing of regulatory approvals are not within the control of the Company.

     Prior to the commencement of marketing a product in other countries, regulatory approval in such countries is required, whether or not FDA approval has been obtained for such product. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than the time required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country has its own procedures and requirements.

     The Company is also subject to regulation under other Federal laws and regulation under state and local laws, including laws relating to occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control. Although the Company believes that its safety procedures for handling and disposing of radioactive compounds and other hazardous materials used in its research and development activities comply with the standards prescribed by Federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of any such accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

MANUFACTURING

     The Company has no manufacturing facilities and intends to rely on its collaborative partners and contract manufacturers to produce the materials required for preclinical and clinical development purposes. If the Company were unable to contract for these services on acceptable terms, or if it should encounter delays or difficulties in its relationships with such providers, the Company's product development would be delayed, which could have a material adverse effect on the Company's business, financial condition and results of operations.

SCIENTIFIC CONSULTANTS

     The Company has consulting arrangements with a number of leading academic scientists. The consultants routinely attend project meetings and are available to the scientific staff and management of the Company. Most of the Company's consultants are paid for their services on a per diem basis and are reimbursed for their travel expenses and other expenses incurred at the request of the Company pursuant to the terms of their consulting arrangements with the Company. Certain other consultants are paid fixed fees for their services on a monthly or quarterly basis. Several of the Company's consultants serve on the Company's Scientific Advisory Board. None of the consultants is an employee of the Company. Most of the consultants have other commitments to, or consulting or advisory contracts with, their employers and other institutions.

     The Company is highly dependent on three consultants, Dr. James R. Broach, Dr. John C. Cambier and Dr. Gary L. Johnson, in the conduct of its research programs. Dr. Broach is the Director of Research, Dr. Cambier is the Director of Immunology and Dr. Johnson is the Director of Cell Biology at the Company. In December 1995, the Company granted Dr. Broach an option outside of its 1993 Stock Option Plan, as amended (the "1993 Stock Option Plan"), to purchase 141,667 shares of Common Stock. Such option will vest upon completion of this offering. In November 1994, the Company granted to each of Dr. Cambier and Dr. Johnson an option, outside of the 1993 Stock Option Plan, to purchase 166,667 shares of Common Stock. Each such option vests in equal annual installments of 41,667 shares over four years commencing March 11, 1996. The consulting agreement with Dr. Broach contains an exclusivity provision that restricts him from providing service to a competitor of the Company, without the Company's consent. The consulting agreements with Drs. Cambier and Johnson contain exclusivity provisions that restrict them from providing service to any pharmaceutical or other biotechnology company, without the Company's consent.

SCIENTIFIC ADVISORY BOARD

     The Company has assembled a Scientific Advisory Board (the "SAB") presently comprised of five individuals (the "Scientific Advisors") who are leaders in the fields of drug discovery, molecular biology, yeast biology, immunology, oncology and pharmacology.

     Members of the SAB review the Company's research, development and operating activities and are available for consultation with the Company's management and staff relating to their respective areas of expertise. The SAB holds regular meetings. Several of the individual Scientific Advisors meet more frequently, on an individual basis, with the Company's management and staff to discuss the Company's ongoing research and development projects. The Scientific Advisors are reimbursed for their expenses in connection with their service. In addition, the Scientific Advisors own Common Stock or hold options to purchase Common Stock. The Scientific Advisors are expected to devote only a small portion of their time to the business of the Company.

     The Scientific Advisors are all employed by entities other than the Company. Each Scientific Advisor has entered into a consulting agreement with the Company that contains confidentiality and non-disclosure provisions that prohibit the disclosure of confidential information to anyone outside the Company. Such consulting agreement also provides that all inventions, discoveries or other intellectual property that come to the attention of or are discovered by the Scientific Advisor while performing services under a consulting agreement with the Company will be assigned to the Company. The current members of the SAB are as follows:

     Thomas F. Deuel, M.D., Chairman of the Scientific Advisory Board, is the Director of the Division of Growth Regulation at Beth Israel Hospital and Professor of Medicine at Harvard University. He is widely known for his work in cell growth and development and is an international expert on the biology of platelet derived growth factor and transforming growth factor beta. He conducted post-doctoral training at Harvard Medical School and the NIH and completed his M.D. at Columbia University's College of Physicians and Surgeons.

     Norman R. Klinman, M.D., Ph.D. is a member of the Department of Immunology in the Research Institute of Scripps Clinic and an Adjunct Professor in the Department of Biology of the University of California at San Diego. Previously he served as Professor of Pathology and Microbiology in the School of Medicine at the University of Pennsylvania. He is widely known for his work on immunoregulation, humoral immunity and B cell maturation, and repertoire expression. Dr. Klinman has had numerous editorial appointments. He received his Ph.D. from the University of Pennsylvania and his M.D. from Jefferson Medical College.

     Arnold J. Levine, Ph.D., a scientific founder of the Company, is Chairman and Weiss Professor in Life Sciences of the Department of Molecular Biology at Princeton University. Dr. Levine, a member of the National Academy of Sciences and the Institute of Medicine, is a world-renowned expert in the biology of tumor suppressor genes and oncogenes. He is noted for his fundamental research on the function of the p53 gene, implicated in a wide variety of human cancers. Dr. Levine is the recipient of many honors, including the Bristol-Myers Squibb Award for Distinguished Achievement in Cancer Research, and is a member of a number of scientific advisory boards including the Memorial Sloan Kettering Cancer Center and the Howard Hughes Medical Institute. He received his Ph.D. from the University of Pennsylvania.

     Elliot M. Ross, Ph.D. is a Professor of Pharmacology at the University of Texas Southwestern Medical Center. Dr. Ross' research focuses on G protein-mediated signal transduction, where he is best known for direct biochemical studies of the mechanisms whereby receptors regulate G protein activation. His other interests include the structure of G protein-coupled receptors, the action of GTPase-activating proteins in G protein signaling pathways and the impact of the membrane environment on regulatory interactions among proteins. He received his Ph.D. in Biochemistry from Cornell University.

     Jeremy W. Thorner, Ph.D. holds the William V. Power Endowed Chair in Biology and is a Professor in the Department of Molecular and Cell Biology at the University of California at Berkeley. He is coauthor, with R.J. Lefkowitz, of the seminal paper published in Science in 1990 that forms the basis of the initial yeast-related drug discovery technology within the Company. His research interests include the structure and function of peptide ligands, receptors and other components of signal transduction pathways and their role in the biology of saccharomyces cerevisiae (bakers yeast). Dr. Thorner is the Program Director for an NIH Training Grant in Cellular and Molecular Science. He conducted post-doctoral research at Stanford University School of Medicine and received his Ph.D. in Biochemistry from Harvard University.

EMPLOYEES

     As of April 30, 1996, the Company had 62 full-time employees, 26 of whom hold Ph.D. or M.D. degrees. Of the Company's full-time employees, 51 are engaged directly in scientific research and 11 are engaged in general and administrative functions. The Company's scientific staff members have diversified experience and expertise in a wide variety of disciplines, including molecular and cell biology, biochemistry, molecular pharmacology and chemistry.

     All employees have entered into agreements with the Company pursuant to which they are prohibited from disclosing to third parties the Company's proprietary information and they are obligated to assign to the Company all rights to inventions made by them during their employment with the Company. See "-Patents, Proprietary Technology and Trade Secrets."

     The Company's employees are not covered by a collective bargaining agreement, and the Company believes that its relationship with its employees is good.

FACILITIES

     The Company currently subleases approximately 25,776 square feet of laboratory and office space at 777 Old Saw Mill River Road in Tarrytown, New York, under an agreement expiring at the end of December 1997. The Company has the option to lease such facilities for a five year period commencing January 1, 1998, and a further option to renew such lease for a five year period commencing January 1, 2003. The Company also subleases 3,524 square feet of laboratory and office facilities at the Colorado Bio/Medical Venture Center in Lakewood, Colorado, under an agreement expiring on March 9, 1997. The Company plans to expand its facilities to accommodate additional staff and increased research activities as it expands its proprietary research, drug discovery and drug development activities and its activities with collaborative partners. See "Use of Proceeds."

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Information with respect to the executive officers, directors, key employees and consultants of the Company as of May 15, 1996 is set forth below:

NAME                                       AGE   POSITION
- ----                                       ---   --------

Jeremy M. Levin, D.Phil., MB.BCHIR ......  42   Chief Executive Officer,
                                                 President and Chairman of
                                                 the Board of Directors

David R. Webb, Ph.D. ....................  51   Vice President of Research
                                                 and Chief Scientific Officer

Philip N. Sussman .......................  44   Vice President of Corporate
                                                 Development

James R. Broach, Ph.D. ..................  48   Director of Research

John C. Cambier, Ph.D. ..................  47   Director of Immunology

Gary L. Johnson, Ph.D. ..................  46   Director of Cell Biology

Arlindo L. Castelhano, Ph.D. ............  43   Director of Chemistry

Algis Anilionis, Ph.D. ..................  45   Director of Intellectual
                                                 Property

James S. Rielly .........................  33   Director of Finance,
                                                 Controller, Treasurer
                                                 and Secretary

Carl C. Icahn ...........................  60   Director

Theodore Altman .........................  54   Director

Harold First (1)(2) .....................  60   Director

Peter S. Liebert, M.D. ..................  60   Director

Robert J. Mitchell(2) ...................  49   Director

Lawrence D. Muschek, Ph.D. ..............  53   Director

Mark H. Rachesky, M.D. ..................  37   Director

William A. Scott, Ph.D. .................  56   Director

Thomas E. Shenk, Ph.D. (1) ..............  49   Director

Samuel D. Waksal, Ph.D. (2) .............  48   Director

Jack G. Wasserman (1) ...................  59   Director

- ----------
(1)  Member of the Compensation Committee.

(2)  Member of the Audit Committee.

     Jeremy M. Levin, D.Phil., MB.BCHIR, Chief Executive Officer, President and Chairman of the Board of Directors, joined the Company in December 1992 as its Chief Executive Officer and became a Director in January 1993. In May 1995, Dr. Levin became a Co-Chairman of the Board of Directors and in May 1996, Dr. Levin became Chairman of the Board of Directors of the Company. From December 1990 to December 1992, Dr. Levin was Vice President of Corporate Development for Genzyme Corp.'s majority-owned subsidiary, IG Laboratories, Inc. Prior to that Dr. Levin served in a number of positions at biotechnology companies and at major teaching hospitals in Europe. Dr. Levin is a member of the Board of Directors of Xenometrix, Inc., a public biotechnology company, and Takhus, Inc., a private biotechnology company. Dr. Levin holds a D.Phil. in Molecular Biology from the University of Oxford and an MB. BCHIR from University of Cambridge.

     David R. Webb, Ph.D., Vice President of Research and Chief Scientific Officer, joined the Company in such capacities in July 1995. From January 1987 to July 1995, Dr. Webb was a Distinguished Scientist at Syntex Inc. in the Department of Molecular Immunology. From April 1990 to January 1995, Dr. Webb was also Director of Syntex Inc.'s Institute of Immunology and Biological Sciences. Prior to that Dr. Webb was a member of the Department of Cell Biology at the Roche Institute of Molecular Biology. From January 1989 to the present, Dr. Webb has also been a Consulting Professor of Cancer Biology at Stanford University. Dr. Webb holds a Ph.D. in Microbiology from Rutgers University, an M.A. and a B.A. in Biology from California State University at Fullerton.

     Philip N. Sussman, Vice President of Corporate Development, joined the Company in such capacity in September 1993. From December 1990 to September 1993, Mr. Sussman was Director of Strategy and Business Development for the Pharmaceuticals Division of Ciba-Geigy Corporation. Mr. Sussman holds an S.M. from the Sloan School of Management at the Massachusetts Institute of Technology and a B.S. from the State University of New York at Stony Brook.

     James R. Broach, Ph.D., a scientific founder of the Company and inventor of the Company's yeast-based drug discovery technology, has been Director of Research of the Company since its inception. He is and has been since 1984 a Professor at Princeton University in the Department of Molecular Biology. In 1984, Dr. Broach and his collaborators were the first ones to demonstrate that human genes could be successfully implanted into yeast cells. He received his Ph.D. in Biochemistry from University of California at Berkeley and his B.S. from Yale University.

     John C. Cambier, Ph.D., inventor of certain of the Company's signal transduction technologies, has been Director of Immunology of the Company since November 1994. He is Chief of the Division of Basic Sciences in the Department of Pediatrics at the National Jewish Center for Immunology and Respiratory Medicine. Dr. Cambier is also Professor of Immunology at the University of Colorado Health Sciences Center. He is internationally known for his work on transmembrane signal transduction, especially antigen and immunoglobulin Fc receptors. Dr. Cambier conducted his postdoctoral training at the University of Texas Southwestern Medical School, completed his Ph.D. in Immunology and Virology at the University of Iowa, and received his B.S. from Southwest Missouri State University.

     Gary L. Johnson, Ph.D., inventor of certain of the Company's signal transduction technologies, has been Director of Cell Biology of the Company since November 1994. He is Director of the Program in Molecular Signal Transduction at the National Jewish Center for Immunology and Respiratory Medicine. He is also Professor of Pharmacology at the University of Colorado School of Medicine and a Senior Member of its Cancer Center where he serves on the executive board. Dr. Johnson's research focuses on receptor activation of G proteins and the integration of signal transduction pathways regulated by G proteins and tyrosine kinases. He received his Ph.D. in Pharmacology from the University of Colorado and his B.S. from California State University.

     Arlindo L. Castelhano, Ph.D. has been Director of Chemistry of the Company since September 1995. He was a scientist at Syntex Inc. from 1982 to 1995 and served as Principal Scientist from 1993 to 1995. He received his Ph.D. in Chemistry from McMaster University and his B.A. from University of Toronto.

     Algis Anilionis, Ph.D. has been Director of Intellectual Property of the Company since November 1994. He was Patent Manager at Oncogene Science Inc. from 1991 to 1994 and Manager of Molecular Biology and Genetics Research at Praxis Biologics, Inc. from 1986 to 1991. Dr. Anilionis has nine issued U.S. patents and four granted European patents. He is a registered Patent Agent. He received his Ph.D. in Molecular Biology from Edinburgh University and a B.A. Hons. degree from University of Oxford.

     James S. Rielly, Director of Finance, Controller, Treasurer and Secretary, joined the Company in September 1992 as its Controller, became its Treasurer and Secretary in September 1993 and became its Director of Finance in February 1996. From November 1989 to September 1992, Mr. Rielly was the Controller and Treasurer of Baring Brothers & Co., Inc., an investment banking firm. Mr. Rielly is a certified public accountant and holds a B.S.B.A. from Bucknell University.

     Carl C. Icahn became a director of the Company in July 1993. He was a Co-Chairman of the Board of Directors from May 1995 to May 1996. Mr. Icahn has been Chairman of the Board and Chief Executive Officer of ACF Industries Incorporated since 1984, ACF Industries Holding Corp. since August 1993, and, since 1968, Icahn & Co., Inc., a registered broker-dealer and until 1995 a member firm of the New York Stock Exchange, Inc. Since November 1990, Mr. Icahn has been Chief Executive Officer and Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P. Since 1990, Mr. Icahn has been Chief Executive Officer and Chairman of the Board of Starfire Holding Corporation. From 1990 to January 1993, Mr. Icahn was Chief Executive Officer and Chairman of the Board of Trans World Airlines, Inc. Mr. Icahn also serves as a Director of Culligan Water Technologies, Inc. and Samsonite Corp. Mr. Icahn was the Chief Executive Officer and Chairman of the Board of Trans World Airlines, Inc. when it filed for reorganization under Chapter 11 of the United States Bankruptcy Code, as amended, in January 1992. Mr. Icahn received his B.A. from Princeton University.

     Theodore Altman became a director of the Company in May 1996. For the past five years, Mr. Altman has been a senior partner in Gordon Altman Butowsky Weitzen Shalov & Wein, concentrating his areas of practice in securities law and litigation. Mr. Altman received a B.A. from Bucknell University and an LL.B. from New York University.

     Harold First became a director of the Company in April 1995. Mr. First has been since January 1993 an independent financial consultant. From December 1990 through January 1993, Mr. First served as Chief Financial Officer of Icahn Holding Corp and related entities. He has been a director of Trump Taj Mahal Realty Corp. since October 1991; a member of the Supervisory Board of Directors of Memorex Telex N.V. since February 1992; and a director of Tel-Save Holdings, Inc. since September 1995. Mr. First was a director of Trans World Airlines, Inc. from December 1990 through January 1993; a director of ACF Industries, Inc. from February 1991 through December 1992; and Vice Chairman of the Board of Directors of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., from March 1991 through December 1992. Mr. First was a director of Trans World Airlines, Inc. when it filed for reorganization under Chapter 11 of the United States Bankruptcy Code, as amended, in January 1992. He is a certified public accountant and holds a B.S. from Brooklyn College.

     Peter S. Liebert, M.D. became a director of the Company in April 1995. Dr. Liebert has been a pediatric surgeon in private practice since 1968 and is affiliated with Babies Hospital of Columbia Presbyterian. He is also Clinical Associate Professor of Surgery, College of Physicians and Surgeons, Columbia University. Dr. Liebert holds an M.D. from Harvard University Medical School and a B.A. from Princeton University.

     Robert J. Mitchell became a director of the Company in May 1996. Mr. Mitchell has been Senior Vice President-Finance of ACF Industries Inc. since March 1995 and was Treasurer of ACF Industries Inc. from December 1984 to March 1995. Mr. Mitchell has also served as President and Treasurer of ACF Industries Holdings Inc. since August 1993 and as Vice President, Liaison Officer of Icahn & Co., Inc. since November 1984. From 1987 to January 1993, Mr. Mitchell served as Treasurer of Trans World Airlines, Inc. and was the Treasurer of Trans World Airlines, Inc. when it filed for reorganization under Chapter 11 of the United States Bankruptcy Code, as amended, in January 1992.

     Lawrence D. Muschek, Ph.D. became a director of the Company in February 1996. Dr. Muschek has been the Senior Vice President for Research and Development of the Human Health Division of Solvay S.A. since 1994 and has worldwide responsibilities for research and development for Solvay S.A. From April 1990 to January 1994, Dr. Muschek served as the Senior Vice President for Research and Development of Solvay Pharmaceuticals, Inc. Prior to joining Solvay Pharmaceuticals, Inc., Dr. Muschek spent 18 years in pharmaceutical research and development at Johnson & Johnson. Dr. Muschek conducted post-doctoral research in Pharmacology at Michigan State University and holds a Ph.D. in Biochemistry from Michigan State University and a B.Sc. from The Philadelphia College of Pharmacy and Science.



     Mark H. Rachesky, M.D. became a director of the Company in July 1993. Since June 1996, Dr. Rachesky has been the President of MHR Advisors LLC, the sole general partner of an investment partnership. In February 1990, Dr. Rachesky became senior investment advisor to Carl C. Icahn and from shortly thereafter to June 1996, acted as his chief investment officer. From May 1990 to June 1996, Dr. Rachesky was the sole Managing Director of Starfire Holding Corp., which is responsible for substantially all of Mr. Icahn's investment activities. Dr. Rachesky has been a director of Samsonite Corp. since June 1993 and a director of Culligan Water Technologies, Inc. since its spin-off from Samsonite Corp. in December 1995. From November 1990 to June 1996, Dr. Rachesky served as a director and officer of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership. From June 1987 to February 1990, Dr. Rachesky was employed by an affiliate of the Robert
M. Bass Group, Inc. Dr. Rachesky received an M.D. and an M.B.A. from Stanford University and his B.S. from the University of Pennsylvania.




     William A. Scott, Ph.D. became a director of the Company in July 1994. Dr. Scott has been Senior Vice President of Exploratory and Drug Discovery Research at Bristol-Myers Squibb's Pharmaceutical Research Institute since March 1991. From March 1990 to March 1991, Dr. Scott was Senior Vice President of Drug Discovery Research at Bristol-Myers Squibb's Pharmaceutical Research Institute. From September 1983 to March 1990, he held a number of senior positions at The Squibb Institute for Medical Research. Dr. Scott has been since 1983 an Adjunct Professor at The Rockefeller University and was the Associate Dean at the Rockefeller University from 1979 to 1982. Dr. Scott conducted post-doctoral research at The Rockefeller University and holds a Ph.D. in Biochemistry from California Institute of Technology and a B.S. from the University of Illinois.

     Thomas E. Shenk, Ph.D., a scientific founder of the Company, has been a director of the Company since its inception. In 1996 he was elected to the U.S. National Academy of Science. Dr. Shenk has been a Professor of Molecular Biology at Princeton University since 1984. He is currently endowed Professor of Molecular Biology at Princeton University, an American Cancer Society Professor and Investigator for the Howard Hughes Medical Institute. He also serves as a Director of Somatix Therapy Corporation, a public biotechnology company. Dr. Shenk conducted post-doctoral research at Stanford University and holds a Ph.D. in Virology from Rutgers University and received his B.S. from the University of Detroit.


     Samuel D. Waksal, Ph.D., a founder of the Company, has been a director of the Company since its inception and was a Co-Chairman of the Board of Directors from May 1995 to May 1996. Dr. Waksal was Chief Executive Officer of the Company from June 1992 to December 1992 and was its Chairman of the Board of Directors from June 1992 to May 1995. Dr. Waksal has been the Chief Executive Officer and a director of ImClone Systems Incorporated since 1985.Dr. Waksal is a member of the Board of Directors of Somatix Therapy Corporation, a public biotechnology company. Dr. Waksal received his Ph.D. in Immunology from Ohio State University College of Medicine.

     Jack G. Wasserman became a director of the Company in May 1996. For the past five years, Mr. Wasserman has been a senior partner in Wasserman, Schneider & Babb, a New York law firm which concentrates its practice in legal matters relating to international trade. Mr. Wasserman is a director of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership. Mr. Wasserman received a B.A. from Adelphi University, a J.D. from Georgetown University and a Diploma from the Johns Hopkins University School of Advanced International Studies.

     Directors are elected by the stockholders of the Company at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier removal or resignation. A Voting Agreement among the Company, High River Limited Partnership, Carl C. Icahn, The Global Health Sciences Fund, Bristol-Myers Squibb and the Solvay Subsidiary requires the signatories thereto (other than Bristol-Myers Squibb) to vote their shares for a Board of Directors comprised of the following: up to a majority designated by High River Limited Partnership (presently Messrs. Altman, First, Icahn, Mitchell and Wasserman and Drs. Liebert and Rachesky); the Chief Executive Officer of the Company (presently, Dr. Levin); an individual (presently undesignated) designated by The Global Health Sciences Fund; an individual (presently Dr. Scott) designated by Bristol-Myers Squibb; an individual (presently Dr. Muschek) designated by the Solvay Subsidiary; and an individual (presently Dr. Shenk) designated by certain founders of the Company. The number of directors comprising the entire Board of Directors has been fixed at twelve by resolution of the Board of Directors. The Voting Agreement will terminate upon the closing of this offering.



     Dr. Rachesky has agreed to tender his resignation as a director of the Company if so requested by Mr. Icahn.



     ImClone Systems Incorporated ("ImClone") has agreed with High River Limited Partnership to vote all shares of Common Stock it acquires from High River Limited Partnership pursuant to the option to acquire 1,079,395 shares of Common Stock granted to it by High River Limited Partnership as directed by High River Limited Partnership.

     The Board of Directors has (i) a Compensation Committee, consisting of Messrs. First and Wasserman and Dr. Shenk, which makes recommendations regarding salaries and incentive compensation for employees of and consultants to the Company and which administers the 1993 Stock Option Plan and the 1996 Incentive Plan and (ii) an Audit Committee, consisting of Messrs. First and Mitchell and Dr. Waksal, which oversees actions taken by the Company's independent auditors and reviews the Company's internal accounting controls.

     In September 1995, the Board of Directors granted to each director then in office a 30-day option to purchase 8,334 shares of Common Stock at an exercise price of $2.25 per share. In October 1995, each of Harold First, Carl C. Icahn, Peter S. Liebert, Mark H. Rachesky, Thomas E. Shenk and Samuel D. Waksal exercised his option and purchased 8,334 shares of Common Stock at $2.25 per share. To date, directors have not received any other compensation for serving on the Board of Directors and have not been reimbursed for expenses incurred by them in attending meetings of the Board of Directors or any committee thereof.

EXECUTIVE COMPENSATION

     The following tables set forth certain information concerning the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the fiscal year ended December 31, 1995, by its Chief Executive Officer and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during such fiscal year (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  ------------
                                                        ANNUAL COMPENSATION        SECURITIES      ALL OTHER
                                                    --------------------------     UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                         SALARY ($)       BONUS ($)     OPTIONS (#)        ($)
- ---------------------------                         ----------       ---------     -----------   ------------
Jeremy M. Levin .................................     $175,260        $65,000          --         $ 12,842(1)
 President and Chief Executive Officer

Philip N. Sussman ...............................      110,260         70,000          --           12,563(2)
 Vice President of Corporate Development

David R. Webb ...................................       94,868(3)      30,000          --          128,021(4)
 Vice President of Research and
 Chief Scientific Officer

- ----------

(1) All Other Compensation includes: (i) $11,725 in health care premiums and reimbursements paid by the Company and (ii) $1,117 in short-term and long-term disability premiums and life insurance premiums paid by the Company.

(2) All Other Compensation includes: (i) $11,725 in health care premiums and reimbursements paid by the Company and (ii) $838 in short-term and long-term disability premiums and life insurance premiums paid by the Company.

(3) Dr. Webb joined the Company in June 1995 and receives a salary at the rate of $175,000 per annum.

(4) All Other Compensation includes: (i) $121,754 of relocation expenses, (ii) $5,880 in healthcare premiums and reimbursements paid by the Company and
     (iii) $387 in short term and long-term disability premiums and life insurance premiums paid by the Company.

EMPLOYMENT AGREEMENTS

   Dr. Jeremy M. Levin

     Dr. Levin is employed as Chief Executive Officer under a two-year employment agreement with the Company entered into effective as of December 12, 1995. Pursuant to his agreement, Dr. Levin receives a minimum annual base salary of $225,000, is guaranteed an annual bonus equal to 20% of his base salary, and is eligible to receive an additional annual bonus at the discretion of the Compensation Committee of the Board of Directors. If the Company terminates Dr. Levin's employment without "cause," as defined in his agreement, or if the Company fails to renew his agreement upon terms acceptable to him and Dr. Levin terminates his employment with the Company after December 12, 1997, the Company will pay to Dr. Levin a lump sum severance payment equal to one year's base salary then in effect and guaranteed bonus and all unvested stock options issued to him will immediately vest as of the date of termination. If Dr. Levin's employment with the Company is terminated under certain circumstances in connection with a "change in control" (as defined in the employment agreement), the Company will pay to Dr. Levin a lump sum severance payment equal to one year's base salary then in effect and guaranteed bonus and all unvested stock options issued to him will immediately vest as of the date of termination.

   Philip N. Sussman

     Mr. Sussman is an employee at will but has a severance agreement with the Company which provides that if he is terminated without cause (i) the Company will continue to pay him his then salary and provide him with medical benefits until the earlier of twelve months from the date of termination or his commencement of comparable new employment with another company and (ii) all unvested stock options issued to him will immediately vest as of the date of termination.

   Dr. David R. Webb

     Dr. Webb is an employee at will but has a severance agreement with the Company which provides that if he is terminated without cause he will receive severance equal to (i) one year's salary if such termination is within twelve months of commencement, (ii) 9 months' salary if such termination is after 12 months but before the 25th month after commencement, (iii) 6 months' salary if such termination is after 24 months but before the 37th month after commencement, or (iv) whatever is deemed appropriate for other officers of the Company at the time of termination if such termination is more than 36 months after commencement.

OPTION GRANTS

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1995 by the Company to the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                    -------------------------------------------------      VALUE AT ASSUMED
                                                 PERCENT OF                             ANNUAL RATES OF STOCK
                                                    TOTAL                                       PRICE
                                    SECURITIES     OPTIONS                                 APPRECIATION FOR
                                    UNDERLYING   GRANTED TO     EXERCISE                   OPTION TERMS ($)
                                      OPTIONS     EMPLOYEES       PRICE    EXPIRATION      ----------------
NAME                                GRANTED(#) IN FISCAL YEAR   ($/SHARE)     DATE           5%         10%
- ----                                -------------------------   ---------   --------         --         ---
Jeremy M. Levin .............            --            --           --          --           --         --

Philip N. Sussman ...........          33,333         13.01        3.60      12/19/05      75,468     191,253

David R. Webb ...............          66,666         26.03        2.25       5/5/05       94,334     239,062

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended December 31, 1995, by the Named Executive Officers and unexercised stock options held by the Named Executive Officers as of the end of such fiscal year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                              SHARES                         DECEMBER 31, 1995(#)      DECEMBER 31, 1995($)(1)
                           ACQUIRED ON   AGGREGATE VALUE  -------------------------   -------------------------
NAME                         EXERCISE      REALIZED ($)   EXERCISABLE UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
- ----                         --------      ------------   ----------- -------------   ----------- -------------
Jeremy M. Levin .......         --              --           281,159      33,912        $435,497     $50,868
Philip N. Sussman .....         --              --            16,667      50,001          27,150      27,150
David R. Webb .........         --              --                --      66,667              --      50,000

- ----------

(1) Based on the deemed fair market value of the Common Stock at December 31, 1995 ($3.00 per share as determined by the Board of Directors) less the exercise price per share.

INCENTIVE PLANS

   1993 Stock Option Plan

     The 1993 Stock Option Plan provides for the grant of options to purchase shares of Common Stock to officers, employees and consultants of the Company. The maximum number of shares of Common Stock that may be issued pursuant to the 1993 Stock Option Plan is 666,667 (plus any shares that are the subject of canceled or forfeited awards). Effective as of May 10, 1996, the 1993 Stock Option Plan was replaced by the 1996 Incentive Planwith respect to all future awards to the Company's employees and consultants. See "-- 1996 Incentive Plan."

     The 1993 Stock Option Plan was adopted by the Board of Directors on January 13, 1993 and approved by the stockholders of the Company in April, 1993. The 1993 Stock Option Plan was amended by the Board of Directors on July 28, 1993 in order to increase the number of shares of Common Stock covered thereby to its current level, which amendment was approved by the stockholders of the Company as of July 28, 1993.

     The 1993 Stock Option Plan is currently administered by the Compensation Committee which is presently comprised of Harold First, Thomas E. Shenk and Jack
G. Wasserman. The Compensation Committee determines which of the Company's officers, employees and consultants will be granted options, the time or times when grants will be made, whether options to be granted will be options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified stock options, the terms governing the grants, the exercise date of any options and the number of shares for which options are to be granted. Directors who are neither employees of nor consultants to the Company and members of the Compensation Committee are not eligible to receive awards under the 1993 Stock Option Plan. In addition, incentive stock options may be granted only to officers and employees.


     Under the 1993 Stock Option Plan, the Compensation Committee may establish with respect to each option granted such vesting provisions as it determines to be appropriate or advisable. In general, options granted under the 1993 Stock Option Plan have a ten-year term, and such options vest or have vested over four-year periods at various rates. Unexercised options automatically terminate upon the termination of the holder's relationship with the Company. However, the Compensation Committee may accelerate a vesting schedule and/or extend the time for exercise of all or any part of an option in the event of the termination of the holder's relationship with the Company. In addition, the 1993 Stock Option Plan includes a provision authorizing the Compensation Committee to adjust the number of shares of Common Stock available for grant, the number of shares of Common Stock subject to outstanding awards thereunder and the per share exercise price thereof in the event of any stock dividend, stock split, recapitalization, merger or certain other events. The Compensation Committee may terminate the 1993 Stock Option Plan at any time but any such termination will not adversely affect options previously granted.


     The exercise price of options granted and the purchase price of shares sold under the 1993 Stock Option Plan are determined by the Compensation Committee, but may not, (i) in the case of incentive stock options, be less than the fair market value of the Common Stock on the date of grant (or, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, 110% of such fair market value), or (ii) in the case of non-qualified stock options, be less than 85% of the fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee.

     Options granted under the 1993 Stock Option Plan are nontransferable except by will or the laws of descent and distribution.

     During 1995, stock options to purchase an aggregate of 84,337 shares of Common Stock at an exercise price of $2.25 per share and an aggregate of 40,523 shares of Common Stock at an exercise price of $3.00 per share were granted under the 1993 Stock Option Plan to officers, employees and consultants of the Company. As of April 30, 1996, all of such stock options were outstanding, of which options to purchase 6,864 shares were exercisable at such time.

     As of April 30, 1996, an aggregate of 642,734 shares of Common Stock were subject to outstanding stock options granted under the 1993 Stock Option Plan. As of April 30, 1996, options to purchase 427,005 shares were exercisable at prices ranging from $1.37 to $3.51 per share.

   Stock Option Agreements

     In addition to stock options granted under the 1993 Stock Option Plan, the Company has also granted non-qualified stock options to directors, officers, employees and consultants of the Company by means of stock option agreements. During 1995, stock options to purchase an aggregate of 141,667 shares of Common Stock at an exercise price of $2.57 per share and an aggregate of 171,300 shares of Common Stock at an exercise price of $3.60 per share were granted pursuant to stock option agreements to officers, employees and consultants of the Company. As of April 30, 1996, all of such stock options were outstanding and none of such options were exercisable. As of April 30, 1996, an aggregate of 646,301 shares of Common Stock were subject to outstanding stock options granted under stock option agreements. As of April 30, 1996 options to purchase 83,334 shares under such option agreements were exercisable at $1.50 per share.

   1996 Incentive Plan

     The Company's 1996 Incentive Plan (the "1996 Incentive Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in May 1996. The 1996 Incentive Plan replaced the 1993 Stock Option Plan, effective as of May 10, 1996, with respect to all future awards by the Company to its employees and consultants. However, while all future awards will be made under the 1996 Incentive Plan, awards made under the 1993 Stock Option Plan will continue to be administered in accordance with the 1993 Stock Option Plan. See "Incentive Plans -- 1993 Stock Option Plan." The maximum number of shares of Common Stock that may be the subject of awards under the 1996 Incentive Plan is 333,334 (plus any shares that are the subject of canceled or forfeited awards).

     The 1996 Incentive Plan is administered by the Compensation Committee, which has the power and authority under the 1996 Incentive Plan to determine which of the Company's employees and consultants will receive awards, the time or times at which awards will be made, the nature and amount of the awards, the exercise or purchase price, if any, of such awards, and such other terms and conditions applicable to awards as it determines to be appropriate or advisable.

     Options granted under the 1996 Incentive Plan may be either non-qualified stock options or options intended to qualify as incentive stock options under
Section 422 of the Code. The term of incentive stock options granted under the 1996 Incentive Plan cannot extend beyond ten years from the date of grant (or five years in the case of a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant).

     Shares of Common Stock may either be awarded or sold under the 1996 Incentive Plan and may be issued or sold with or without vesting and other restrictions, as determined by the Compensation Committee.

     Under the 1996 Incentive Plan, the Compensation Committee may establish with respect to each option or shares awarded or sold such vesting provisions as it determines to be appropriate or advisable. Unvested options will automatically terminate within a specified period of time following the termination of the holder's relationship with the Company and in no event beyond the expiration of the term. The Company may either repurchase unvested shares of Common Stock at their original purchase price upon the termination of the holder's relationship with the Company or cause the forfeiture of such shares, as determined by the Compensation Committee. All options granted and shares sold under the 1996 Incentive Plan to employees of the Company may, in the discretion of the Compensation Committee, become fully vested upon the occurrence of certain corporate transactions if the holders thereof are terminated in connection therewith.

     The exercise price of options granted and the purchase price of shares sold under the 1996 Incentive Plan are determined by the Compensation Committee, but may not, in the case of incentive stock options, be less than the fair market value of the Common Stock on the date of grant (or, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, 110% of such fair market value), as determined by the Compensation Committee.

     The Compensation Committee may also grant, in combination with non-qualified stock options and incentive stock options, stock appreciation rights ("Tandem SARs"), or may grant Tandem SARs as an addition to outstanding non-qualified stock options. A Tandem SAR permits the participant, in lieu of exercising the corresponding option, to elect to receive any appreciation in the value of the shares subject to such option directly from the Company in shares of Common Stock. The amount payable by the Company upon the exercise of a Tandem SAR is measured by the difference between the market value of such shares at the time of exercise and the option exercise price. Generally, Tandem SARs may be exercised at any time after the underlying option vests. Upon the exercise of a

Tandem SAR, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a Tandem SAR is attached, the Tandem SAR may no longer be exercised to the extent that the corresponding option has been exercised. Nontandem stock appreciation rights ("Nontandem SARs") may also be awarded by the Compensation Committee. A Nontandem SAR permits the participant to elect to receive from the Company that number of shares of Common Stock having an aggregate market value equal to the excess of the market value of the shares covered by the Nontandem SAR on the date of exercise over the aggregate base price of such shares as determined by the Compensation Committee. With respect to both Tandem and Nontandem SARs, the Compensation Committee may determine to cause the Company to settle its obligations arising out of the exercise of such rights in cash or a combination of cash and shares, in lieu of issuing shares only.

     Under the 1996 Incentive Plan, the Compensation Committee may also award tax offset payments to assist employees in paying income taxes incurred as a result of their participation in the 1996 Incentive Plan. The amount of the tax offset payments will be determined by applying a percentage established from time to time by the Compensation Committee to all or a portion of the taxable income recognizable by the employee upon: (i) the exercise of a non-qualified stock option or an SAR; (ii) the disposition of shares received upon exercise of an incentive stock option; (iii) the lapse of restrictions on Restricted Shares; or (iv) the award of unrestricted shares.

     The number and class of shares available under the 1996 Incentive Plan may be adjusted by the Compensation Committee to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company. At the time of grant of any award, the Compensation Committee may provide that the number and class of shares issuable in connection with such award be adjusted in certain circumstances to prevent dilution or enlargement of rights.

     The Board of Directors may suspend, amend, modify or terminate the 1996 Incentive Plan. However, the Company's stockholders must approve any amendment that would (i) materially increase the aggregate number of shares issuable under the 1996 Incentive Plan, (ii) materially increase the benefits accruing to employees under the 1996 Incentive Plan or (iii) materially modify the requirements for eligibility to participate in the 1996 Incentive Plan. Awards made prior to the termination of the 1996 Incentive Plan shall continue in accordance with their terms following such termination. No amendment, suspension or termination of the 1996 Incentive Plan shall adversely affect the rights of an employee or consultant in awards previously granted without such employee's or consultant's consent.

     Since the adoption of the 1996 Incentive Plan on May 10, 1996, no stock options were granted under the 1996 Incentive Plan.

401(K) PLAN

     In November, 1993, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Generally, employees may elect to contribute to the 401(k) Plan, through payroll deductions, up to 20% of their compensation for services rendered in any year, not to exceed a statutorily prescribed annual limit. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of seven investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn. The Company has not made matching contributions to participants under the 40l(k) Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 15, 1996, on a pro forma basis to reflect the automatic conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the closing of this offering, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, with respect to (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and officers as a group.

                                                      NUMBER OF SHARES
                                                    AMOUNT AND NATURE OF         PERCENTAGES OF TOTAL(2)
                                                         BENEFICIAL              -----------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER(1)                 OWNERSHIP         BEFORE OFFERING     AFTER OFFERING
 ---------------------------------------            --------------------   ---------------     --------------
 Carl C. Icahn ..............................
  114 West 47th Street                                     3,361,216(3)             38.49%             29.27%
  New York, New York 10036

 Bristol-Myers Squibb Company ...............              1,607,143                18.41%             14.00%
  P.O. Box 4000
  Route 206 and Province Line Road
  Princeton, New Jersey 08543-4000

 Physica B.V.(4) ............................                833,334                 9.54%              7.26%
  C.J. van Houtenlaan 36
  1381 CP Weesp
  The Netherlands

 The Global Health Sciences Fund ............                729,395(5)              8.35%              6.35%
  c/o INVESCO Trust Company
  7800 East Union Ave, Suite 800
  Denver, Colorado 80237

 ImClone Systems Incorporated ...............              1,079,395(6)             11.01%              8.60%
  180 Varick Street
  New York, New York 10014

 Jeremy M. Levin, D. Phil., MB. BCHIR .......                281,159(7)              3.12%              2.39%

 Philip N. Sussman ..........................                 16,667(8)                 *                  *

 David R. Webb, Ph.D. .......................                 16,667(9)                 *                  *

 Theodore Altman ............................                     --                    *                  *

 Harold First ...............................                  8,334                    *                  *

 Peter S. Liebert, M.D. .....................                  8,334                    *                  *

 Robert J. Mitchell .........................                     --                    *                  *

 Lawrence D. Muschek, Ph.D. .................                833,334(10)             9.54%              7.26%

 Mark H. Rachesky, M.D. .....................                190,683                 2.18%              1.66%

 William A Scott, Ph.D. .....................              1,607,143(11)            18.41%             14.00%

 Thomas E. Shenk, Ph.D. .....................                175,001(12)             2.00%              1.53%

 Samuel D. Waksal, Ph.D. ....................              1,087,729(13)            11.09%              8.66%

 Jack G. Wasserman ..........................                   --                      *                  *

 All executive officers and directors as a ..              7,591,267(14)            74.93%             58.93%
  group (15 persons)

- ----------
*  Less than one percent.

(1) Except as otherwise indicated above, the address of each stockholder identified above is c/o the Company, 777 Old Saw Mill River Road, Tarrytown, NY 10591-6705. Except as indicated in the other footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

(2) Share ownership in the case of each person listed above includes shares issuable upon the exercise of options held by such person as of May 15, 1996, that may be exercised within 60 days after such date for purposes of computing the percentage of Common Stock owned by such person, but not for purposes of computing the percentage of Common Stock owned by any other person.

(3) Includes 2,258,790 shares of Common Stock held by High River Limited Partnership (including the 1,079,395 shares of Common Stock owned by High River Limited Partnership that ImClone has the right to acquire). Mr. Icahn is the sole shareholder of the sole general partner of High River Limited Partnership.

(4)  Physica B.V. is referred to in this Prospectus as the Solvay Subsidiary.

(5) Consists of 729,395 shares of Common Stock held by The Global Health Sciences Fund. INVESCO Trust Company acts as the investment adviser to The Global Health Sciences Fund and therefore may be deemed to share beneficial ownership of these shares.

(6) Consists of 1,079,395 shares of Common Stock which ImClone currently has the right to acquire from High River Limited Partnership, upon exercise of an option granted to it by High River Limited Partnership.

(7) Consists of 281,159 shares of Common Stock which Dr. Levin currently has the right to acquire upon the exercise of stock options. See
     "Management--Incentive Plans."

(8) Consists of 16,667 shares of Common Stock which Mr. Sussman currently has the right to acquire upon the exercise of a stock option. See "Management--Incentive Plans."

(9) Consists of 16,667 shares of Common Stock which Dr. Webb currently has the right to acquire upon the exercise of a stock option. See
     "Management--Incentive Plans."

(10) Consists of 833,334 shares of Common Stock held by Physica B.V., an indirect wholly owned subsidiary of Solvay S.A. Dr. Muschek is the Senior Vice President for Research and Development of the Human Health Division of Solvay S.A. Dr. Muschek may be deemed the beneficial owner of the 833,334 shares of Common Stock held by Physica B.V., but disclaims such beneficial ownership.

(11) Consists of 1,607,143 shares of Common Stock held by Bristol-Myers Squibb. Dr. Scott is Senior Vice President of Exploratory and Drug Discovery Research at Bristol-Myers Squibb's Pharmaceutical Research Institute. Dr. Scott may be deemed the beneficial owner of the 1,607,143 shares of Common Stock held by Bristol-Myers Squibb, but disclaims such beneficial ownership.

(12) Consists of (a) 91,667 shares of Common Stock held by Dr. Shenk, a director of the Company, and (b) 83,334 shares of Common Stock held by Susan Shenk, Dr. Shenk's wife.

(13) Consists of (a) 8,334 shares of Common Stock held by Dr. Waksal, and (b) 1,079,395 shares of Common Stock which ImClone has the right to acquire. Dr. Waksal is the Chief Executive Officer and a director of ImClone. Dr. Waksal may be deemed the beneficial owner of the 1,079,395 shares which ImClone has the right to acquire, but disclaims such beneficial ownership.

(14) Includes (a) 319,493 shares of Common Stock issuable upon exercise of options, (b) 1,607,143 shares of Common Stock held by Bristol-Myers Squibb,
     (c) 833,334 shares of Common Stock held by Physica B.V., and (d) 1,079,395 shares of Common Stock owned by High River Limited Partnership that ImClone has the right to acquire. See footnotes (3), (6), (7), (8), (9), (10), (11) and (13).

                              CERTAIN TRANSACTIONS

     In July 1992, founders of the Company purchased an aggregate of 1,400,005 shares of the Company's Common Stock at a price of $.003 share. Dr. Shenk, a director of the Company, and his wife purchased an aggregate of 166,668 of such shares of Common Stock. ImClone, whose Chief Executive Officer, Dr. Waksal, is a director of the Company, purchased 700,000 of such shares of Common Stock. Dr. Broach, a consultant to the Company and a member of the SAB, and members of his family purchased an aggregate of 166,669 of such shares of Common Stock. Drs. Dana Fowlkes and Jeffry Stock, former members of the SAB, each purchased 166,667 of such shares of Common Stock. Dr. Arnold Levine, a member of the SAB, purchased 33,334 of such shares of Common Stock.

     In July 1993, the Company issued and sold an aggregate of 14,879,651 shares of Series A Convertible Preferred Stock, $.001 par value (the "Series A Preferred Stock), at $0.457 per share, to a group of 34 new and existing investors as part of a private financing. The shares were sold for an aggregate consideration of $6,800,000. An affiliate of Carl C. Icahn, a director of the Company, purchased 3,282,276 of such shares of Series A Preferred Stock. Two daughters of Samuel D. Waksal, a director of the Company, purchased an aggregate of 328,228 of such shares of Series A Preferred Stock. ImClone purchased 4,376,368 of such shares of Series A Preferred Stock through the cancellation of $2,000,000 of debt owed to it by the Company. The Global Health Sciences Fund purchased 2,188,184 of such shares of Series A Preferred Stock.

     In July 1994, the Company entered into a research collaboration with Bristol-Myers Squibb. In connection with such collaboration, the Company issued and sold 3,571,429 shares of Series B Preferred Stock at $3.50 per share to Bristol-Myers Squibb. In August and September 1995, the Company issued and sold an aggregate of 1,250,000 shares of Series B Preferred Stock at $4.00 per share to Bristol-Myers Squibb, when Bristol-Myers Squibb became obligated to purchase such shares upon the Company's achievement of a research milestone. Bristol-Myers Squibb became a beneficial owner of more than five percent of the shares of Common Stock to be outstanding upon completion of this offering when it purchased the 3,571,429 shares of Series B Preferred Stock in July 1994. During the period from July 1994 through December 1994 and for the fiscal year ended December 31, 1995, Bristol-Myers Squibb provided research funding to the Company in an amount which constituted in excess of five percent of the Company's gross revenues for each of such periods. In connection with its sale of Series B Preferred Stock to Bristol-Myers Squibb, the Company granted to Bristol-Myers Squibb certain registration rights with respect to the shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock owned by it. See "Business -- Collaborative Arrangements -- The Bristol-Myers Squibb Collaboration." Dr. Scott, a director of the Company, is the Senior Vice President of Exploratory and Drug Discovery Research at Bristol-Myers Squibb's Pharmaceutical Research Institute.

     In September 1995, the Board of Directors granted to each director then in office a 30-day option to purchase 8,334 shares of Common Stock at an exercise price of $2.25 per share. In October 1995, each of Harold First, Carl C. Icahn, Peter S. Liebert, Mark H. Rachesky, Thomas E. Shenk and Samuel D. Waksal exercised his option and purchased 8,334 shares of Common Stock at $2.25 per share.


     In November 1995, the Company entered into a research collaboration with Solvay Duphar. In connection with such collaboration, the Company issued and sold an aggregate of 2,500,000 shares of Series B Preferred Stock at $4.00 per share to the Solvay Subsidiary, which then became a beneficial owner of more than five percent of the shares of Common Stock to be outstanding upon completion of this offering. During the period from November 1995 through December 1995, Solvay Duphar provided research funding to the Company in an amount which constituted in excess of five percent of the Company's gross revenues for fiscal year 1995. In connection with its sale of Series B Preferred Stock to the Solvay Subsidiary, the Company granted to the Solvay Subsidiary registration rights with respect to the shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock owned by it. See "Business
- -- Collaborative Arrangements -- the Solvay Duphar Collaboration." Dr. Muschek, a director of the Company, is Senior Vice President for Research and Development of the Human Health Division of Solvay S.A.


     In December 1994, the Company prepaid in full a $408,648 debt to ImClone with a payment of $250,000.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the consummation of this offering, the authorized capital stock of the Company will consist of 35,000,000 shares of Common Stock, par value $0.01 per share.

COMMON STOCK

     As of April 30, 1996, there were 8,732,052 shares of Common Stock outstanding (assuming the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock) and held of record by 55 stockholders. As of April 30, 1996, options to purchase an aggregate of 1,289,035 shares of Common Stock were also outstanding. See "Management--Incentive Plans."

     Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby when issued will be, fully paid and nonassessable.

     At present, there is no established trading market for the Common Stock. Upon completion of this offering, the Common Stock will be approved for listing on the Nasdaq National Market under the symbol "KDUS."

DELAWARE TAKEOVER STATUTE

     Section 203 of the Delaware General Corporation Law (the "DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203, generally, to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding voting stock held by directors who are also officers of the corporation and by employee benefit plans that do not provide employees with the right to determine confidentially whether shares held by the plan will be voted or tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and ratified at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

CHARTER AND BY-LAW PROVISIONS

     The Certificate of Incorporation of the Company, as amended, contains provisions which eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of the Company, as amended, and the By-Laws, as amended, contain provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is The Herman Group, Inc.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 11,482,052 shares of Common Stock (including shares to be issued upon conversion of the Convertible Preferred Stock upon completion of this offering), assuming no exercise of the Underwriters' over-allotment option or currently outstanding options. All of the shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable as of the date of this Prospectus by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The remaining 8,732,052 shares of Common Stock to be outstanding (the "Restricted Shares") are held by officers, directors, employees, consultants and other stockholders of the Company. The Restricted Shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act, are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available including an exemption contained in Rule 144 or Rule 701 under the Securities Act. In addition to the shares of Common Stock offered hereby, up to 475,004 of the Restricted Shares may currently be eligible for sale in the public market pursuant to Rule 144(k) under the Securities Act (of which at least 398,335 shares are subject to the lock-up agreements described below).


     Beginning 90 days after the Effective Date, at least 5,176,500 additional shares of Common Stock (including 579,913 shares of Common Stock issuable pursuant to the exercise of vested options) will be or will become eligible for sale in the public market, subject to the provisions of Rule 144 or Rule 701 (of which at least 5,014,414 shares are subject to the agreements not to sell described below). The officers, directors, employees, consultants and certain stockholders of the Company, who together hold at least 8,623,714 Restricted Shares, have agreed not to sell or otherwise dispose of their shares without the prior written consent of Hambrecht & Quist LLC, subject to certain limited exceptions, for a period of 180 days from the Effective Date. At the end of such 180-day period, at least 6,896,412 shares of Common Stock (including approximately 662,094 shares issuable upon exercise of vested options) will be eligible for immediate resale, subject to compliance with Rule 144 and Rule 701. The remainder of the shares held by existing stockholders will become eligible for sale at various times thereafter, subject to the provisions of Rule 144 or Rule 701.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed an "affiliate" of the Company, is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of Common Stock and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale, provided that at least two years have elapsed since such shares were acquired from the Company and certain manner of sale, notice requirements and requirements as to the availability of current public information about the Company are satisfied. Any person who is deemed to be an affiliate of the Company must comply with the provisions of Rule 144 (other than the two-year holding period requirement) in order to sell shares of Common Stock which are not restricted securities (such as shares acquired by affiliates in this offering). In addition, under Rule 144(k), a person who is not an affiliate of the Company, and who has not been an affiliate of the Company at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided at least three years have elapsed since the shares were acquired from the Company.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of Common Stock originally purchased from the Company, or issuable upon the exercise of options originally granted by the Company, by its employees, directors, officers, consultants or advisers before the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. Securities issued in reliance on Rule 701 are deemed to be restricted securities within the meaning of Rule 144 and, beginning 90 days after the Effective Date (unless subject to the lock-up agreements described above), may be sold by persons other than affiliates without having to comply with the public-information, holding-period, volume limitation or notice provisions of Rule 144 and by affiliates without having to comply with the two-year minimum holding-period provision ofRule 144.

     The Company intends to file a registration statement on Form S-8 under the Securities Act after the expiration of 180 days following the Effective Date registering approximately 1,300,000 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's stock option plans. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, subject to vesting conditions contained in the option agreements to which they are subject and, in certain cases, to the lock-up agreements referred to above. At April 30, 1996, options to purchase 642,734 shares of Common Stock were outstanding under the 1993 Stock Option Plan, of which 427,005 were exercisable at such time. At April 30, 1996, no options were outstanding under the 1996 Incentive Plan. In addition, at April 30, 1996, options to purchase 646,301 shares of Common Stock were outstanding under stock option agreements with officers, employees and consultants, of which 83,334 were exercisable at such time.

     Prior to the Offering, there has been no public market for the Common Stock and no predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price.

REGISTRATION RIGHTS

     The holders of an aggregate of 7,400,376 shares of Common Stock (including shares to be issued upon the conversion of all outstanding shares of Convertible Preferred Stock upon completion of this offering) have certain registration rights under agreements among such holders and the Company which will continue to apply to the shares of Common Stock into which any such shares will be converted upon completion of this offering.

     Subject to certain conditions, the holders of 20% or more of the aggregate of the shares of Common Stock issued or issuable upon the conversion of the Series A Preferred Stock (the "Series A Holders") may request that the Company file a registration statement under the Securities Act covering their shares. In addition, subject to certain conditions, Bristol-Myers Squibb and the Solvay Subsidiary may each make the same request of the Company. Upon its receipt of any such request, the Company generally will be required to use its best efforts to effect the registration of the shares owned by all persons who have registration rights and who request inclusion of their shares in such registration. The Company is not required to effect any registration requested by the Series A Holders if it has effected a registration statement requested by the Series A Holders within the previous twelve months, or any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six months prior to such request. The Company is only obligated to effect two registrations requested by the Series A Holders, except that the two Series A Holders that purchased more than $1,000,000 worth of Series A Preferred Stock have the right to request one additional registration and, in certain instances, a second additional registration. The Company is not required to effect any registration requested by Bristol-Myers Squibb or the Solvay Subsidiary if it has effected two registration statements requested by Bristol-Myers Squibb or the Solvay Subsidiary, as the case may be, a registration statement requested by Bristol-Myers Squibb or the Solvay Subsidiary, as the case may be, within the previous twelve months, or any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six months prior to such request. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all such registrations.

     The stockholders who are parties to such agreements also have certain piggyback registration rights. Accordingly, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, with certain exceptions, the Company is required to so notify such stockholders and to include in such registration all of the shares of Common Stock requested to be included by them, subject to rejection of such shares under certain circumstances by an underwriter. The Company has so notified such stockholders and none of them has exercised its registration rights with respect to this offering.

     Each of Dr. John C. Cambier and Dr. Gary L. Johnson is the holder of an option to purchase 166,667 shares of Common Stock. As of April 30, 1996, each of such options was exercisable with respect to 41,667 shares. The Company has agreed that if it grants registration rights to its scientific founders or to any of its officers, it will grant the same registration rights to Drs. Cambier and Johnson. The Company has not granted registration rights to its scientific founders or its officers. The Company has also agreed to include in any registration statement on Form S-8 that it files, on a pro rata basis with securities owned by or securities subject to options owned by employees of the Company, any such shares if they are then registrable on Form S-8.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement, the Underwriters named below through their Representatives, Hambrecht & Quist LLC, Montgomery Securities and Genesis Merchant Group Securities, have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                  NUMBER OF
NAME                                                               SHARES
- ----                                                               ------
Hambrecht & Quist LLC .......................................
Montgomery Securities .......................................
Genesis Merchant Group Securities ...........................

                                                                   ---------
  Total .....................................................      2,750,000
                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $_______ per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $_______ per share to certain other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 412,500 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The officers, directors, consultants and certain stockholders of the Company who will own an aggregate of 8,623,714 shares of Common Stock after the offering have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180 day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180 day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof and may grant additional options under its stock option plans, provided that without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

     The Underwriters do not intend to confirm sales of Common Stock offered hereby to accounts over which they exercise discretionary authority.

     Prior to the offering there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuation of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operation, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain legal matters will be passed upon for the Company by Morrison Cohen Singer & Weinstein, LLP, New York, New York. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, has acted as counsel for the Underwriters in connection with this offering.

                                     EXPERTS

     The financial statements of Cadus Pharmaceutical Corporation (a development stage corporation) as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and for the period from January 23, 1992 (date of inception) to December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements in this Prospectus relating to patents under the captions "Risk Factors -- Uncertainty of Protection of Patents and Proprietary Rights" and "Business -- Patents, Proprietary Technology and Trade Secrets" and other references herein concerning patents have been examined by and passed upon for the Company by LaHive & Cockfield, and are included in reliance upon such examination and upon the authority of such counsel as experts on patents.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees.

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
                                                                  ----

Independent Auditors' Report .................................     F-2
Balance Sheets ...............................................     F-3
Statements of Operations .....................................     F-4
Statements of Stockholders' Equity ...........................     F-5
Statements of Cash Flows .....................................     F-6
Notes to Financial Statements ................................     F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Cadus Pharmaceutical Corporation:

We have audited the accompanying balance sheets of Cadus Pharmaceutical Corporation (a development stage corporation) as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the period from January 23, 1992 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cadus Pharmaceutical Corporation (a development stage corporation) as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 and the period from January 23, 1992 (date of inception) to December 31, 1995 in conformity with generally accepted accounting principles.



                                             KPMG Peat Marwick LLP



March 29, 1996,
 except as to note 15,
 which is as of May 10, 1996

                        CADUS PHARMACEUTICAL CORPORATION
                        (a development stage corporation)
                                 BALANCE SHEETS

                                                                                                                     PRO FORMA
                                                                                                                   STOCKHOLDERS'
                                                                                                                      EQUITY
                                                                                  DECEMBER 31,                       MARCH 31,
                                                                              -------------------       MARCH 31,      1996
                                                                              1995           1994         1996       (NOTE 15)
                                                                              ----           ----         ----       ---------
                                                                                                             (UNAUDITED)
                                     ASSETS
Current assets:
 Cash and cash equivalents ............................................   $25,682,920    $14,405,678   $25,085,978
 Restricted cash (note 5) .............................................     2,380,000        187,000     2,380,000
 Prepaid and other current assets .....................................        76,810         87,137       405,932
                                                                          -----------    -----------   -----------
    Total current assets ..............................................    28,139,730     14,679,815    27,871,910
Restricted cash (note 5) ..............................................       118,000        118,000       118,000
Fixed assets, net of accumulated depreciation and
 amortization of $649,016 at December 31, 1995, $144,257
 at December 31, 1994 and $825,501 at March 31, 1996 (note 3) .........     2,219,851        846,318     2,241,323
Deferred tax asset, less valuation allowance of $2,621,000
 at December 31, 1995, $2,033,000 at December 31, 1994 and
 $2,638,000 at March 31, 1996 (note 6) ................................          --             --              --
Due from stockholder (note 4) .........................................        13,736         21,499        11,796
Other assets, net (note 2) ............................................       233,874         73,980       342,011
                                                                          -----------    -----------   -----------
    Total assets ......................................................   $30,725,191    $15,739,612   $30,585,040
                                                                          ===========    ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Deferred revenue (note 7) ............................................       $   --     $   645,381    $    --
 Accounts payable and accrued expenses (note 10) ......................       575,618        311,224       471,421
 Line of credit and loans payable to bank-current portion (note 5) ....     2,397,459        203,403     2,397,459
    Total current liabilities .........................................     2,973,077      1,160,008     2,868,880
Loans payable to bank (note 5) ........................................        29,002         45,999        24,790
                                                                          -----------    -----------   -----------
    Total liabilities .................................................     3,002,079      1,206,007     2,893,670
                                                                          ===========    ===========   ===========

Commitments and contingencies (note 11)

Stockholders' equity (notes 7 and 8):
 Preferred Stock, $.001 par value. Authorized 22,201,080 shares at
  December 31, 1995 and March 31, 1996, issuable in series.
   Convertible Preferred Stock, Series A. 14,879,651 shares designated;
    issued and outstanding at December 31, 1995 and 1994 and March 31, 1996,
    14,879,651 shares (preference in liquidation, $6,800,000); no shares
    authorized, issued and outstanding on a pro forma basis ...........        14,880         14,880        14,880     $   --
   Convertible Preferred Stock, Series B. 7,321,429 shares designated;
    issued and outstanding at December 31, 1995 and March 31, 1996, 7,321,429
    shares, (preference in liquidation, $27,500,000); at December 31, 1994,
    3,571,429 shares; no shares authorized, issued and outstanding on a
    pro forma basis ...................................................         7,321          3,571         7,321         --
 Common stock, $.01 par value. Authorized 35,000,000 shares at December 31,
  1995 and March 31, 1996; issued 1,465,009 shares at December 31, 1995,
  1,405,005 shares at December 31, 1994 and 1,473,343 shares at March 31,
  1996; outstanding 1,323,342 shares at December 31, 1995, 1,380,005 shares at December 31, 1994 and 1,331,676 shares at March 31, 1996;
  issued 8,873,719 shares and outstanding 8,732,052 shares on a pro
  forma basis .........................................................        14,650         14,050        14,733         88,737
 Additional paid-in capital ...........................................    33,976,940     19,009,293    33,988,282     33,936,479
 Deficit accumulated during the development stage (note 1) ............    (5,990,604)    (4,508,114)   (6,033,771)    (6,033,771)
 Treasury stock, 141,667 shares of common stock at December 31, 1995 and March 31, 1996, 25,000 shares of common stock at December 31, 1994,
  at cost; 141,667 shares of common stock on a pro forma basis ........      (300,075)           (75)     (300,075)      (300,075)
                                                                          -----------    -----------   -----------    -----------
    Total stockholders' equity ........................................    27,723,112     14,533,605    27,691,370    $27,691,370
                                                                          ===========    ===========   ===========    ===========
    Total liabilities and stockholders' equity ........................   $30,725,191    $15,739,612   $30,585,040
                                                                          ===========    ===========   ===========



                                 See accompanying notes to financial statements.

                        CADUS PHARMACEUTICAL CORPORATION
                        (a development stage corporation)

                            STATEMENTS OF OPERATIONS

                                                                          JANUARY 23,                          JANUARY 23,
                                                                             1992                                  1992
                                                                           (DATE OF         THREE MONTHS         (DATE OF
                                                                         INCEPTION) TO     ENDED MARCH 31,     INCEPTION) TO
                                                                         DECEMBER 31,     -----------------      MARCH 31,
                                     1995         1994         1993          1995         1996         1995        1996
                                     ----         ----         ----          ----         ----         ----        ----
                                                                                                   (Unaudited)
Revenues (note 2) .............  $ 4,417,809  $(1,354,619  $        --   $ 5,772,428   $1,625,001   $1,000,000  $ 7,397,429
                                 -----------  -----------  -----------   -----------   ----------    ---------  -----------

Costs and expenses:

 Research and development
  costs .......................    5,383,285    2,246,207    1,645,552    10,028,522    1,654,391    1,040,375   11,682,913

 General and administrative
  expenses ....................    1,376,126      936,762      549,571     3,076,390      317,677      317,165    3,394,067
                                 -----------  -----------  -----------   -----------   ----------    ---------  -----------

   Total costs and expenses ...    6,759,411    3,182,969    2,195,123    13,104,912    1,972,068    1,357,540   15,076,980
                                 -----------  -----------  -----------   -----------   ----------    ---------  -----------

Operating loss ................   (2,341,602)  (1,828,350)  (2,195,123)   (7,332,484)    (347,067)    (357,540)  (7,679,551)
                                 -----------  -----------  -----------   -----------   ----------    ---------  -----------

Interest income ...............      980,567      318,868       48,038     1,347,473      359,335      215,511    1,706,808

Interest expense ..............       77,866        5,063           --        82,929       37,855        6,328      120,784
                                 -----------  -----------  -----------   -----------   ----------    ---------  -----------

   Interest income, net .......      902,701      313,805       48,038     1,264,544      321,480      209,183    1,586,024
                                 -----------  -----------  -----------   -----------   ----------    ---------  -----------

Loss before income taxes
 and extraordinary item .......   (1,438,901)  (1,514,545)  (2,147,085)   (6,067,940)     (25,587)    (148,357)  (6,093,527)

State and local taxes (note 6)        43,589       36,994          729        81,312       17,580        6,470       98,892
                                 -----------  -----------  -----------   -----------   ----------    ---------  -----------
Loss before extraordinary item    (1,482,490)  (1,551,539)  (2,147,814)   (6,149,252)     (43,167)    (154,827)  (6,192,419)

Extraordinary gain from early
 extinguishment of debt
 (note 4) .....................           --      158,648           --       158,648           --           --      158,648
                                 -----------  -----------  -----------   -----------   ----------    ---------  -----------
Net loss ......................  $(1,482,490) $(1,392,891) $(2,147,814)  $(5,990,604)  $  (43,167)   $(154,827) $(6,033,771)
                                 ===========  ===========  ===========   ===========   ==========    =========  ===========

Pro forma net loss per share
 (unaudited--note 2) ..........  $     (0.16)                                          $     0.00
                                 ===========                                           ==========

Shares used in calculation of
 pro forma net loss per share
 (unaudited--note 2) ..........    9,043,609                                            8,987,992
                                 ===========                                           ==========





                 See accompanying notes to financial statements.

                        CADUS PHARMACEUTICAL CORPORATION
                        (a development stage corporation)


                       STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                                                                     DEFICIT
                                                 CONVERTIBLE         CONVERTIBLE                                   ACCUMULATED
                                              PREFERRED STOCK,    PREFERRED STOCK,                     ADDITIONAL  DURING THE
                                                  SERIES A            SERIES B        COMMON STOCK      PAID-IN    DEVELOPMENT
                                               SHARES    AMOUNT    SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL      STAGE
                                            ----------  ------- ---------  ------- ---------  -------  -----------  -----------
Shares issued from January 23, 1992
 (date of inception) to December 31,
 1992 at $.01 per share in connection
 with initial offering ....................                                        1,400,005  $14,000   $   (9,800)
Net loss for period January 23, 1992 to
 December 31, 1992 ........................                                                                          $ (967,409)
                                            ----------  ------- ---------  ------- ---------  -------  -----------  -----------
Balance at December 31, 1992 ..............                                        1,400,005   14,000       (9,800)    (967,409)
Repurchase of stock from founder for cash .                                          (25,000)
Issuance of common stock for cash in
 connection with exercise of options ......                                            1,667       17        2,483
Issuance of Convertible Preferred Stock,
 Series A for cash, net of issuance
 costs of $200,299 in July 1993 ........... 14,879,651  $14,880                                          6,584,821
Net loss for year ended December 31, 1993 .                                                                          (2,147,814)
                                            ----------  ------- ---------  ------- ---------  -------  -----------  -----------
Balance at December 31, 1993 .............. 14,879,651   14,880                    1,376,672   14,017    6,577,504   (3,115,223)
Issuance of Convertible Preferred Stock,
 Series B for cash, net of issuance
 costs of $72,742, in connection with
 corporate partnering transaction in
 July 1994 ................................                     3,571,429  $ 3,571                      12,423,687
Issuance of common stock for cash in
 connection with exercise of options                                                   3,333       33        8,102
Net loss for year ended December 31, 1994 .                                                                          (1,392,891)
                                            ----------  ------- ---------  ------- ---------  -------  -----------  -----------
Balance at December 31, 1994 .............. 14,879,651   14,880 3,571,429    3,571 1,380,005   14,050   19,009,293   (4,508,114)
Issuance of Convertible Preferred Stock,
 Series B for cash, in connection with
 achievement of scientific milestone ......                     1,250,000    1,250                       4,998,750
Issuance of Convertible Preferred Stock,
 Series B for cash, net of issuance
 costs of $154,858, in connection with
 corporate partnering transaction in
 November 1995 ............................                     2,500,000    2,500                       9,842,642
Issuance of common stock for cash in
 connection with exercise of options ......                                           60,004      600      126,255
Repurchase of stock from founder for cash .                                         (116,667)
Net loss for year ended December 31, 1995 .                                                                          (1,482,490)
                                            ----------  ------- ---------  ------- ---------  -------  -----------  -----------
Balance at December 31, 1995 .............. 14,879,651   14,880 7,321,429    7,321 1,323,342   14,650   33,976,940   (5,990,604)
Issuance of common stock for cash in
 connection with exercise of options
 (Unaudited) ..............................                                            8,334       83       11,342
Net loss for three months ended March 31, .
 1996 (Unaudited)                                                                                                       (43,167)
                                            ----------  ------- ---------  ------- ---------  -------  -----------  -----------
Balance at March 31, 1996 (Unaudited) ..... 14,879,651  $14,880 7,321,429  $ 7,321 1,331,676  $14,733  $33,988,282  $(6,033,771)
                                            ==========  ======= =========  ======= =========  =======  ===========   ==========

                                               TREASURY STOCK
                                              SHARES     AMOUNT        TOTAL
                                             --------   ---------   -----------
Shares issued from January 23, 1992
 (date of inception) to December 31,
 1992 at $.01 per share in connection
 with initial offering ....................                         $    4,200
Net loss for period January 23, 1992 to
 December 31, 1992 ........................                           (967,409)
                                             --------   ---------   -----------
Balance at December 31, 1992 ..............                           (963,209)
Repurchase of stock from founder for cash .   (25,000)    $   (75)         (75)
Issuance of common stock for cash in
 connection with exercise of options ......                              2,500
Issuance of Convertible Preferred Stock,
 Series A for cash, net of issuance
 costs of $200,299 in July 1993 ...........                          6,599,701
Net loss for year ended December 31, 1993 .                         (2,147,814)
                                             --------   ---------   -----------
Balance at December 31, 1993 ..............   (25,000)        (75)   3,491,103
Issuance of Convertible Preferred Stock,
 Series B for cash, net of issuance
 costs of $72,742, in connection with
 corporate partnering transaction in
 July 1994 ................................                         12,427,258
Issuance of common stock for cash in
 connection with exercise of options                                     8,135
Net loss for year ended December 31, 1994 .                         (1,392,891)
                                             --------   ---------   -----------
Balance at December 31, 1994 ..............   (25,000)        (75)  14,533,605
Issuance of Convertible Preferred Stock,
 Series B for cash, in connection with
 achievement of scientific milestone ......                          5,000,000
Issuance of Convertible Preferred Stock,
 Series B for cash, net of issuance
 costs of $154,858, in connection with
 corporate partnering transaction in
 November 1995 ............................                          9,845,142
Issuance of common stock for cash in
 connection with exercise of options ......                            126,855
Repurchase of stock from founder for cash .  (116,667)   (300,000)    (300,000)
Net loss for year ended December 31, 1995 .                         (1,482,490)
                                             --------   ---------   -----------
Balance at December 31, 1995 ..............  (141,667)   (300,075)  27,723,112
Issuance of common stock for cash in
 connection with exercise of options
 (Unaudited) ..............................                             11,425
Net loss for three months ended March 31, .
 1996 (Unaudited)                                                      (43,167)
                                             --------   ---------   -----------
Balance at March 31, 1996 (Unaudited) .....  (141,667)  $(300,075)  $27,691,370
                                             ========   =========   ===========


                 See accompanying notes to financial statements.

                        CADUS PHARMACEUTICAL CORPORATION
                        (a development stage corporation)

                            Statements of Cash Flows

                                                                                            January 23,
                                                                                               1992
                                                                                             (date of
                                                                                            inception)
                                                                                          to December 31,
                                                 1995           1994          1993             1995
                                                 ----           ----          ----             ----

Cash flows from operating activities:
 Net loss .................................  $  (1,482,490)$  (1,392,891)$  (2,147,814)   $(5,990,604)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
   Depreciation and amortization ..........       544,855       103,428         94,123        745,218
   Extraordinary gain from early
    extinguishment of debt ................            --      (158,648)            --       (158,648)
   Changes in assets and liabilities:
    Decrease (increase) in prepaid and
     other current assets .................        10,327       (69,717)       (17,420)       (76,810)
    Increase in other assets ..............      (187,082)      (23,346)       (56,875)      (267,303)
    Decrease (increase) in due from
     stockholder ..........................         7,763        (1,626)       (19,873)       (13,736)
    Increase in restricted cash ...........    (2,193,000)     (287,000)       (18,000)    (2,498,000)
    (Decrease) increase in deferred
     revenue ..............................      (645,381)      645,381             --             --
    Increase (decrease) in accounts
     payable and accrued expenses .........       264,394       267,116         (4,514)       575,618
                                              -----------   -----------    -----------    -----------
     Net cash used in operating
      activities ..........................    (3,680,614)     (917,303)    (2,170,373)    (7,684,265)
                                              -----------   -----------    -----------    -----------

Cash flows from investing activities:
 Acquisition of fixed assets ..............    (1,893,858)     (605,096)      (249,274)    (2,859,298)
 Loss on trade in of equipment ............         2,658            --             --          2,658
                                              -----------   -----------    -----------    -----------
    Net cash used in investing
     activities ...........................    (1,891,200)     (605,096)      (249,274)    (2,856,640)
                                              -----------   -----------    -----------    -----------

Cash flows from financing activities:
 Proceeds from bank line of credit ........     2,193,000       187,000             --      2,380,000
 Payments on bank loan ....................       (15,941)      (12,598)            --        (28,539)
 (Payment to) proceeds from stockholder ...            --      (250,000)     1,381,454      2,158,648
 Proceeds from issuance of common stock
  and exercise of stock options ...........       126,855         8,135          2,500        141,690
 Net proceeds from issuance of convertible
  preferred stock .........................    14,845,142    12,427,258      4,599,701     31,872,101
 Purchase of treasury stock ...............      (300,000)           --            (75)      (300,075)
                                              -----------   -----------    -----------    -----------
    Net cash provided by financing
     activities ...........................    16,849,056    12,359,795      5,983,580     36,223,825
                                              -----------   -----------    -----------    -----------
    Net increase (decrease) in cash and
     cash equivalents .....................    11,277,242    10,837,396      3,563,933     25,682,920
Cash and cash equivalents at beginning
 of period ................................    14,405,678     3,568,282          4,349             --
                                              -----------   -----------    -----------    -----------
Cash and cash equivalents at end of period    $25,682,920   $14,405,678    $ 3,568,282    $25,682,920
                                              ===========   ===========    ===========    ===========


                                                                         January 23,
                                                    Three Months             1992
                                                       Ended               (date of
                                                     March 31,            inception)
                                                 ------------------      to March 31,
                                                 1996          1995           1996
                                                 ----          ----           ----
                                                 ----------(Unaudited)------------
Cash flows from operating activities:
 Net loss .................................  $   (43,167)  $  (154,827)$  (6,033,771)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
   Depreciation and amortization ..........      157,198        57,900       902,416
   Extraordinary gain from early
    extinguishment of debt ................           --            --      (158,648)
   Changes in assets and liabilities:
    Decrease (increase) in prepaid and
     other current assets .................     (329,122)      (56,792)     (405,932)
    Increase in other assets ..............      (88,850)      (35,739)     (356,153)
    Decrease (increase) in due from
     stockholder ..........................        1,940         1,941       (11,796)
    Increase in restricted cash ...........           --      (640,000)   (2,498,000)
    (Decrease) increase in deferred
     revenue ..............................           --      (493,751)           --
    Increase (decrease) in accounts
     payable and accrued expenses .........     (104,197)      252,217       471,421
                                             -----------   -----------   -----------
     Net cash used in operating
      activities ..........................     (406,198)   (1,069,051)   (8,090,463)
                                             -----------   -----------   -----------

Cash flows from investing activities:
 Acquisition of fixed assets ..............     (197,957)     (892,807)   (3,057,255)
 Loss on trade in of equipment ............           --            --         2,658
                                             -----------   -----------   -----------
    Net cash used in investing
     activities ...........................     (197,957)     (892,807)   (3,054,597)
                                             -----------   -----------   -----------

Cash flows from financing activities:
 Proceeds from bank line of credit ........           --       640,000     2,380,000
 Payments on bank loan ....................       (4,212)       (3,879)      (32,751)
 (Payment to) proceeds from stockholder ...           --            --     2,158,648
 Proceeds from issuance of common stock
  and exercise of stock options ...........       11,425            --       153,115
 Net proceeds from issuance of convertible
  preferred stock .........................           --            --    31,872,101
 Purchase of treasury stock ...............           --            --      (300,075)
                                             -----------   -----------   -----------
    Net cash provided by financing
     activities ...........................        7,213       636,121    36,231,038
                                             -----------   -----------   -----------
    Net increase (decrease) in cash and
     cash equivalents .....................     (596,942)   (1,325,737)   25,085,978
Cash and cash equivalents at beginning
 of period ................................   25,682,920    14,405,678            --
                                             -----------   -----------   -----------
Cash and cash equivalents at end of period   $25,085,978   $13,079,941   $25,085,978
                                             ===========   ===========   ===========



                 See accompanying notes to financial statements.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(1) ORGANIZATION AND BASIS OF PREPARATION

     Cadus Pharmaceutical Corporation (the "Company") was incorporated on January 23, 1992 under the laws of the State of Delaware. The Company is focused on the development and application of novel yeast-based and signal transduction drug discovery technologies.

     The Company has accumulated a loss of $6,033,771 from January 23, 1992 (date of inception) to March 31, 1996. Management intends to continue research toward the development of commercial products in order to generate future revenues from license fees, royalties, direct sales and performance of contract research. The Company has financed its operations through the sale of convertible preferred stock and through revenues resulting from research funding provided by its collaborative partners (note 7).

(2) SIGNIFICANT ACCOUNTING POLICIES

   (a) Development Stage Enterprise

     The efforts of the Company since inception have been devoted to research and development and raising capital. Accordingly, the financial statements are presented under the guidelines stipulated by the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises."

   (b) Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. At March 31, 1996, December 31, 1995 and 1994, cash equivalents consist of $24,849,377, $25,324,631 and $14,353,359, respectively.

   (c) Fixed Assets

     Fixed assets are stated at cost. Depreciation of equipment and furniture and fixtures is calculated using the straight-line method over estimated useful lives of five to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives of the improvements or the remaining term of the lease.

   (d) Other Assets, Net

     "Other assets, net" include capitalized patent costs which are amortized on a straight-line basis over fifteen years. At March 31, 1996, December 31, 1995 and 1994, accumulated amortization is $14,142, $33,429 and $6,237, respectively.

   (e) Income Taxes

     The Company accounts for income taxes in accordance with the principles set forth in SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires that the Company recognize deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(2) SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   (f) Research and Development

     Research and development costs are expensed as incurred and include direct costs of research scientists and equipment and an allocation of shared facilities and services.

   (g) Revenue Recognition

     The Company has entered into research agreements which provide for the payment of nonrefundable fees during the term of the research programs. In addition, the agreements provide for payment of fees when both parties concur that certain milestone events have occurred. These fees are reflected as revenue when earned as related costs are incurred or when agreement is reached that milestone events have occurred.

     Revenue recognized in the accompanying statements of operations is not subject to repayment. Revenue received that is related to future performance under such contracts is deferred and recognized as revenue when earned.

   (h) Pro Forma Net Loss Per Share (Unaudited)

     All common share data has been restated to give effect to a one-for-three reverse stock split to be effected immediately prior to closing of the proposed initial public offering (see note 15). Except as noted below, pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, the Series B Convertible Preferred Stock (using the if-converted method) and stock options (using the treasury stock method and the anticipated initial public offering price) issued at prices substantially below the anticipated public offering price during the 12-month period prior to the proposed offering have been included in the calculation as if they were outstanding for all periods presented. Furthermore, common equivalent shares from convertible preferred stock issued prior to the 12-month period preceding the proposed offering that will convert upon the completion of the Company's proposed initial public offering are included in the calculation (using the if-converted method) from the original date of issuance. Common equivalent shares from stock options issued prior to the 12-month period preceding the proposed offering are excluded from the computation as their effect is anti-dilutive. Historical earnings per share have not been presented because such amounts are not meaningful due to the significant change in the Company's capital structure that will occur in connection with the Company's proposed initial public offering.

   (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (j) Fair Value of Financial Instruments

     For cash, due from stockholder, accounts payable and accrued expenses and line of credit, the carrying amount approximates the fair value because of the short maturities of those instruments.

     For loans payable to bank the difference between the carrying value and fair value is not material.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(2) SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   (k) Unaudited Interim Financial Information

     The financial information at March 31, 1996 and for the three-month periods ended March 31, 1996 and 1995 and for the period from January 23, 1992 (date of inception) to March 31, 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the three-month period ended March 31, 1996 are not necessarily indicative of results that may be expected for the year ending December 31, 1996.

(3) FIXED ASSETS

     Fixed assets, at cost, are summarized as follows:
DECEMBER 31,

                                                                              DECEMBER 31,
                                                                          --------------------       MARCH 31,
                                                                          1995            1994         1996
                                                                          ----            ----         ----
                                                                                                    (UNAUDITED)

Equipment ...........................................................   $2,123,959       $964,928    $2,318,334
Furniture and fixtures ..............................................      167,875         25,647       168,240
Leasehold improvements ..............................................      577,033             --       580,250
                                                                        ----------       --------    ----------
                                                                         2,868,867        990,575     3,066,824
Less accumulated depreciation and amortization ......................      649,016        144,257       825,501
                                                                        ----------       --------    ----------
                                                                        $2,219,851       $846,318    $2,241,323
                                                                        ==========       ========    ==========

(4) DUE FROM STOCKHOLDER AND RELATED PARTY TRANSACTIONS

     A stockholder of the Company funded the Company's operations until the Company was able to support its own activities. At the closing of the convertible preferred stock offering in July 1993, $2 million in debt to such stockholder was cancelled as consideration for the issuance of 4,376,368 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") (note
7). The remaining debt of $408,648 continued interest free until December 1994 when such debt was repaid for $250,000. As a result of this early extinguishment of indebtedness, the Company recorded an extraordinary gain of $158,648 in the 1994 statement of operations.

     In addition, this stockholder and certain of its directors and executive officers (who were also directors and officers of the Company) provided certain services to the Company for the period ended December 31, 1992 and for the first three months in the year ended December 31, 1993. These services included purchase ordering, bookkeeping and legal counsel, and have been provided to the Company at no cost, other than direct expense reimbursement.

     A founder of the Company entered into an agreement pursuant to which he was entitled to borrow up to $25,000, drawn at a maximum rate of $5,000 per month, beginning April 1993. Interest accrues on outstanding borrowings at 8% per annum. The outstanding balance was $11,796 at March 31, 1996, $13,736 at December 31, 1995 and $21,499 at December 31, 1994. The loan is currently being repaid at $646 per month. The loan is secured by 13,334 shares of the founder's common stock in the Company.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
            (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(5)  LINE OF CREDIT AND LOANS PAYABLE TO BANK

     The Company obtained an $18,000 loan from a bank for the purchase of equipment in December 1993. The loan bears interest at the rate of 9.50% per annum. Principal and interest payments of approximately $560 per month commenced in January 1994 and continue for a period of 36 months. As of March 31, 1996, December 31, 1995 and 1994, the balance of this loan was $5,349, $6,866 and $12,555, respectively. The loan is secured by cash on deposit with such bank, which is reflected as restricted cash in the accompanying balance sheet.

     The Company obtained a $57,000 loan from a bank for the purchase of equipment in March 1994. The loan bears interest at the rate of 8% per annum. Principal and interest payments of approximately $1,156 per month commenced in April 1994 and continue for a period of 60 months. As of March 31, 1996, December 31, 1995 and 1994, the balance of this loan was $36,900, $39,595 and $49,847, respectively. The loan is secured by a certificate of deposit with such bank, which is reflected as restricted cash in the accompanying balance sheet.

     In September 1994, the Company obtained a $1,500,000 secured line of credit with the Bank of New York. In June 1995, the Company increased this secured line of credit from $1,500,000 to $2,500,000. Advances under the line of credit bear interest at a rate of 1% above the rate earned on the collateral. All obligations of the Company with respect to this line of credit are secured pursuant to a security agreement granting the bank a first and prior security interest in the Company's negotiable certificates of deposit held by the bank. The line of credit is cancelable at any time by the Company or the bank. The line of credit expires June 30, 1996.

     Advances under this line of credit at March 31, 1996, December 31, 1995 and 1994 totaled $2,380,000, $2,380,000 and $187,000, respectively. The advances are secured by certificates of deposit with varying maturities which are reflected as restricted cash in the accompanying balance sheet.

     The aggregate maturities of the line of credit and loans payable to the bank for each of the five years subsequent to December 31, 1995 are as follows:
1996, $2,397,459; 1997, $11,787; 1998, $12,766; 1999, $4,449; 2000, $0.

(6)  INCOME TAXES

     Deferred tax assets of approximately $2,638,000, $2,621,000 and $2,033,000 at March 31, 1996, December 31, 1995 and 1994, respectively, relate principally to tax net operating loss carryforwards of $5,434,000, $5,391,000 and $4,333,500 and research credit carryforwards of $431,400, $431,400 and $290,400 at March 31, 1996,December 31, 1995 and 1994, respectively. An offsetting valuation allowance has been established for the full amount of the deferred tax assets to reduce such assets to zero, as a result of the significant uncertainty regarding their ultimate realization. The aggregate valuation allowance increased $17,000, $588,000 and $455,000 during the periods ended March 31, 1996, December 31, 1995 and 1994, respectively.

     The Company's net operating loss carryforwards and research and development tax credit carryforwards noted above expire in various years from 2007 to 2011. The Company's ability to utilize such net operating loss and research and development tax credit carryforwards is subject to certain limitations due to ownership changes, as defined by rules enacted with the Tax Reform Act of 1986.

     The Company is subject to New York State and City tax on capital.

(7)  PREFERRED STOCK PURCHASE AND RESEARCH COLLABORATION AND LICENSE AGREEMENTS

     In September 1995, the Company increased its authorized capitalization to 7,321,429 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"), par value $.001 per share, and 35,000,000 shares of Common Stock, par value $.01 per share. The authorized capitalization of the Series A Preferred Stock was

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
            (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(7) PREFERRED STOCK PURCHASE AND RESEARCH COLLABORATION AND LICENSE AGREEMENTS--(CONTINUED)

14,879,651 shares at December 31, 1995. As of December 31, 1995, the Company had reserved 4,959,899 shares of Common Stock for the conversion of the Series A Preferred Stock and 2,440,477 shares of Common Stock for the conversion of the Series B Preferred Stock.

     On July 30, 1993, the Company issued 14,879,651 shares of Series A Preferred Stock, $.001 par value, at a purchase price of $.0457 per share for aggregate consideration of $4,800,000 in cash and $2,000,000 in satisfaction of indebtedness to a stockholder, before issuance costs of approximately $200,000.

     On July 26, 1994, the Company entered into a Preferred Stock Purchase Agreement with Bristol-Myers Squibb Company ("BMS") and issued 3,571,429 shares of Series B Preferred Stock to BMS at a purchase price of $3.50 per share for aggregate consideration of $12,500,000, before issuance costs of approximately $73,000.

     In accordance with a related Research Collaboration and License Agreement, BMS has agreed to provide funding to the Company for the conduct of research programs in the amount of up to $4,000,000 each year during the term of the research programs. For the year ended December 31, 1995, the Company received $3,354,619 in cash and recorded revenue of $4,000,000 pursuant to this agreement. For the year ended December 31, 1994, the Company received $2,000,000 pursuant to this agreement and recorded revenue of $1,354,619 and deferred revenue of $645,381. In August and September 1995, the Company issued an aggregate of 1,250,000 shares of Series B Preferred Stock at $4.00 per share for $5,000,000 in cash to BMS upon the Company's achievement of a research milestone. In addition, BMS is obligated to make payments to the Company upon the achievement of certain scientific and commercial milestones and to pay royalties on sales of products developed under the agreement.

     In November 1995, the Company entered into a Preferred Stock Purchase Agreement with Physica B.V., a subsidiary of Solvay Duphar B.V. ("Solvay Duphar"), and issued 2,500,000 shares of Series B Preferred Stock at a purchase price of $4.00 per share for aggregate consideration of $10,000,000 before issuance costs of approximately $155,000.

     In accordance with a related Research Collaboration and License Agreement, Solvay Duphar will provide funding to the Company for the conduct of research programs in an amount of up to $2,500,000 each year, adjusted for inflation, during the term of the research programs. For the year ended December 31, 1995, the Company received and recorded revenue of $417,809 pursuant to this agreement. In addition, Solvay is obligated to make payments to the Company upon the achievement of certain scientific and commercial milestones and to pay royalties on sales of products developed under the agreement. No such payments were received during 1995.

     The holders of Series A and Series B Preferred Stock are entitled to receive non-cumulative cash dividends on the same basis as dividends declared on the common stock. Holders also have one vote per share of stock, and can request that their shares be registered at any time after the earlier of an initial public offering or three years after the closing of the respective Preferred Stock Purchase Agreement, if certain conditions are met.

     The holders of Series A and Series B Preferred Stock have the right to convert such shares into Common Stock; the current conversion rate (assuming the consummation of the one-for-three reverse stock split of the Company's Common Stock to be effected immediately prior to closing of this offering) is three shares of Series A or Series B Preferred Stock are convertible into one share of Common Stock. Should the Company file a public offering for its Common Stock at any price in excess of $4.14 per share, resulting in aggregate proceeds to the Company of at least $7,500,000, the Series A and Series B Preferred Stock will automatically convert to Common Stock at the then applicable conversion rate. The conversion price is subject to certain anti-dilution provisions.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
            (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(8)  STOCK OPTIONS

     The 1993 Stock Option Plan ("Plan") was adopted in January 1993. The Plan provides for the grant of options to reward executives, consultants and employees in order to foster in such personnel an increased personal interest in the future growth and prosperity of the Company. The options granted under this Plan may be either incentive stock options or nonqualified options. An aggregate of 666,667 common shares were reserved for issuance under this Plan.

     Options granted under this Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% and 85% of the fair market value on the date of grant as determined by the Board of Directors for incentive stock options and nonqualified options, respectively. The options generally become exercisable according to a schedule of vesting as determined by the Compensation Committee of the Board of Directors. The schedule prescribes the date or dates on which the options become exercisable, and may provide that the option rights accrue or become exercisable in installments over a period of months or years.

     Activity under the Plan through March 31, 1996 is as follows:

                                                       OPTIONS OUTSTANDING
                                                    --------------------------
                                                    NUMBER           OPTION
                                                      OF           PRICE RANGE
                                                    SHARES          PER SHARE
                                                    -------        -----------

         Balance at December 31, 1992 ............       --         $      --

         1993 activity:
         Granted .................................  453,346         1.37-3.51
         Exercised ...............................   (1,667)             1.50
         Cancelled ...............................   (5,000)             1.50
                                                    -------         ---------
         Balance at December 31, 1993 ............  446,679         1.37-3.51
                                                    -------         ---------

         1994 activity:
         Granted .................................  115,490              1.50
         Exercised ...............................   (3,334)        1.37-3.51
         Cancelled ...............................  (10,334)        1.37-3.51
                                                    -------         ---------
         Balance at December 31, 1994 ............  548,501         1.37-3.51
                                                    -------         ---------

         1995 activity:
         Granted .................................  124,860         2.25-3.00
         Exercised ...............................  (10,000)        1.37-1.50
         Cancelled ...............................  (11,668)        1.37-1.50
                                                    -------         ---------
         Balance at December 31, 1995 ............  651,693         1.37-3.51
                                                    -------         ---------

         1996 activity (unaudited):
         Granted .................................      --                --
         Exercised ...............................   (8,334)             1.37
         Cancelled ...............................     (625)              --
                                                    -------         ---------
         Balance at March 31, 1996 (unaudited) ...  642,734        $1.37-3.51
                                                    =======         =========

     At March 31, 1996 and December 31, 1995, options pursuant to the Plan to purchase 422,422 and 426,159 shares, respectively, were exercisable.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
            (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(8)  STOCK OPTIONS--(CONTINUED)

     The Company entered into stock option agreements not pursuant to the Plan with certain employees, founders and consultants. These options generally become exercisable according to a schedule of vesting as determined by the Compensation Committee of the Board of Directors. The options become exercisable in installments over a period of months or years. As of December 31, 1995, an aggregate of 475,001 shares of common stock were reserved for issuance pursuant to stock option agreements.

     In September 1995, the Board of Directors granted to each director then in office a 30-day option to purchase 8,334 shares of Common Stock at an exercise price of $2.25 per share. In October 1995, six directors exercised their options and purchased 8,334 shares each of Common Stock at $2.25 per share.

     Activity for all of the above grants through March 31, 1996 is as follows:

                                                      OPTIONS OUTSTANDING
                                                    --------------------------
                                                    NUMBER           OPTION
                                                      OF           PRICE RANGE
                                                    SHARES          PER SHARE
                                                    -------        ----------

         Balance at December 31, 1993 ............      --          $      --

         1994 activity:
         Granted .................................  333,334              1.50
         Exercised ...............................       --                --
         Cancelled ...............................       --                --
                                                    -------         ---------
         Balance at December 31, 1994 ............  333,334              1.50
                                                    -------         ---------

         1995 activity:
         Granted .................................  379,639         2.25-3.60
         Exercised ...............................  (50,004)             2.25
         Cancelled ...............................  (16,668)               --
                                                    -------         ---------
         Balance at December 31, 1995 ............  646,301         1.50-3.60
                                                    -------         ---------

         1996 activity (unaudited):
         Granted .................................       --                --
         Exercised ...............................       --                --
         Cancelled ...............................       --                --
                                                    -------         ---------
         Balance at March 31, 1996 ...............  646,301        $1.50-3.60
                                                    =======         =========

     At March 31, 1996 and December 31, 1995, options to purchase 83,334 and no shares, respectively, under such stock option agreements were exercisable.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
            (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(9)  LICENSE AND SPONSORED RESEARCH AGREEMENTS

     The Company has entered into several agreements with third parties as part of its program to develop novel classes of therapeutics that target cellular signal transduction pathways. Generally, the agreements provide that the Company will make research payments and will pay license fees and/or maintenance payments, in return for the use of technology and information and the right to manufacture, use and sell future products. These agreements provide for payments based on the completion of milestone events, as well as royalty payments based upon a percentage of product or assay sales. License fees and maintenance payments for the years ended December 31, 1995, 1994 and 1993, and the period from January 23, 1992 (date of inception) to December 31, 1995 amounted to approximately $250,000, $236,000, $57,000 and $593,000, respectively.


(10) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses include the following:

                                                    DECEMBER 31,
                                                 -------------------  MARCH 31,
                                                   1995      1994       1996
                                                 --------   --------   --------
                                                                     (UNAUDITED)

Accounts payable ..............................  $154,463   $257,058   $211,928
Accrued rent ..................................   130,845       --      114,489
Accrued bonuses ...............................   100,000       --         --
Other accrued expenses and current liabilities    190,310     54,166    145,004
                                                 --------   --------   --------
                                                 $575,618   $311,224   $471,421
                                                 ========   ========   ========

(11) COMMITMENTS AND CONTINGENCIES

   Lease Commitments

     In October 1994, the Company entered into a sublease agreement with Union Carbide Corporation to sublease approximately 18,400 rentable square feet of laboratory/office space in Tarrytown, New York. The term of this agreement is for a period of approximately three years commencing on May 15, 1995 and expiring on December 30, 1997. Pursuant to this agreement, the Company received the first four months rent free, which is being amortized so as to produce a level amount of rent expense over the life of the lease. The unamortized portion has been included in accounts payable and accrued expenses in the accompanying balance sheet. In addition, the Company delivered an irrevocable letter of credit to Union Carbide in the amount of $40,000 as security for the Company's performance of its obligations under this lease. The letter of credit is secured by a one-year certificate of deposit, which is reflected as restricted cash in the accompanying balance sheet. The Company has the option to lease these facilities directly from the landlord for a five-year period commencing January 1, 1998 and a further option to renew such lease for a five-year period commencing on January 1, 2003.

     In October 1994, the Company entered into an agreement to sublease approximately 4,567 rentable square feet of laboratory/office space on a month-to-month basis in Tarrytown, New York. In December 1994, the Company entered into an agreement to lease approximately 3,299 rentable square feet of office space and approximately 1,265 square feet of storage space in Tarrytown, New York. On May 15, 1995, each of these agreements terminated with the exception of the agreement for storage space which expires in December 1997.

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
            (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(11) COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     In November 1994, the Company entered into an agreement to sublease 2,989 square feet of laboratory/office space, in Lakewood, Colorado, from Colorado Biomedical Venture Center, Inc. ("CBVC") for a period of 21 months ending on July 9, 1996. In March 1996, the Company extended the sublease agreement for eight additional months.

     Future minimum lease payments are as follows:

            YEARS ENDING DECEMBER 31,
            -------------------------
                  1996 ..............................  $  575,782
                  1997 ..............................     539,867
                                                       ----------
                                                       $1,115,649
                                                       ==========

     Until October 1994, the Company did not have a long-term rental agreement.

     Rent expense for the years ended December 31, 1995, 1994 and 1993, and the period from January 23, 1992 (date of inception) to December 31, 1995 amounted to approximately $434,600, $100,500, $72,000 and $614,300, respectively.

     In May 1996, the Company amended its sublease agreement with Union Carbide Corporation and the landlord to sublease an additional 7,376 square feet of laboratory/office space in Tarrytown, New York and agreed to sublease an additional 535 square feet under its sublease with CBVC. Future minimum lease payments for the years ending December 31, 1996 and 1997 of $107,945 and $208,066, respectively, relating to these amendments are not included in the amounts enumerated above.

   Employment Agreements

     The Company entered into a two-year employment agreement with its Chief Executive Officer effective as of December 12, 1995. Pursuant to this agreement, the Chief Executive Officer receives a minimum annual base salary of $225,000, is guaranteed an annual bonus equal to 20% of his base salary, and is eligible to receive an additional annual bonus at the discretion of the Compensation Committee of the Board of Directors. The Chief Executive Officer and certain other officers are entitled to termination benefits under certain circumstances.

   Consulting Agreements

     The Company has entered into various consulting agreements, the terms of which do not exceed four years. These agreements generally require the Company to pay consulting fees on a quarterly or per diem basis. These agreements are generally terminable at the Company's or the consultant's option.


(12) SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                 THREE MONTHS
                                                            PERIOD FROM              ENDED          PERIOD FROM
                                                         JANUARY 23, 1992          MARCH 31,      JANUARY 23, 1992
                                                      (DATE OF INCEPTION) TO   ---------------- (DATE OF INCEPTION) TO
                            1995       1994      1993     DECEMBER 31, 1995      1996     1995     MARCH 31, 1996
                          -------    -------     ----  ---------------------   -------   ------ ----------------------
                                                                                  (UNAUDITED)        (UNAUDITED)
Cash payments for:
 Interest .............   $77,866    $ 5,063     $ --        $82,929           $37,855   $6,328       $120,784
                          =======    =======     ====        =======           =======   ======       ========
 Income taxes .........   $21,694    $36,994     $729        $81,312           $17,580   $6,470       $ 98,892
                          =======    =======     ====        =======           =======   ======       ========

     In 1993, in connection with the issuance of the Series A Preferred Stock, $2 million in debt to a stockholder was canceled as consideration for issuance of 4,376,368 shares of Series A Preferred Stock. The remaining debt of

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
            (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


$408,648 was converted into a long-term note payable at that time. In December 1994, such debt was settled in full for a cash payment of $250,000.

     In 1994 and 1993, the Company obtained financing of $57,000 and $18,000, respectively, for the purchase of equipment.

(13) RISKS AND UNCERTAINTIES

     The Company is at an early stage of development and therefore faces certain risks and uncertainties which are present in a young biotechnology company. The Company's yeast-based and signal transduction technologies are novel as drug discovery methods and have not yet been shown to be successful in the development of any commercialized drug. The Company has not completed development of any drugs and does not expect that any drugs resulting from its and its collaborative partners' research and development efforts will be commercially available for a significant number of years, if at all. The Company is dependent on its collaborative partners to fund a substantial portion of its activities over the next several years. To date, the Company has entered into two collaborative arrangements, however there can be no assurance that the Company will be able to establish additional collaborative arrangements, or that these contracts will be renewed, or that any renewal will be made on terms as favorable to the Company as those contained in the existing contracts. Commencing in July 1998, the research provisions of the Solvay Duphar contract may be terminated for nonperformance under certain circumstances, which termination would result in the Company losing its research funding from such collaborative partner. The termination or expiration of the research provisions of these contracts, or failure by BMS or Solvay Duphar to provide research funding to the Company in breach of its obligations under its contract, could have a material adverse effect on the Company.

     In addition, the Company faces risks and uncertainties regarding the future profitability of the Company, ability to obtain additional funding, protection of patents and property rights, competition and technological change, government regulations including the need for product approvals and the changing health care marketplace, and attracting and retaining key officers, employees and consultants.

(14) RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was issued which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. SFAS No. 121 must be implemented by the Company no later than the year ended December 31, 1996. The adoption of SFAS No. 121 is not expected to have material impact on the Company's financial position or operating results.

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued which establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS No. 123 permits the Company to continue to measure compensation costs for its stock option plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". If the Company elects to remain with its current accounting, in 1996 the Company must make pro forma disclosures of 1995 and 1996 net income (loss) and earnings (loss) per share as if the fair value based method of accounting had been applied. The Company has not yet determined the valuation method it will employ or the effect on operating results of implementing SFAS No. 123. In addition, SFAS No. 123 requires that transactions whereby the Company issues its equity instruments to acquire goods or services from nonemployees entered into after December 15, 1995 must be accounted for based on the fair value

                        CADUS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993 AND MARCH 31, 1996
            (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH
               PERIODS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.


(15) SUBSEQUENT EVENTS

   Proposed Public Offering of Common Stock

     On May 10, 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's Common Stock. If the offering is consummated under the terms presently anticipated, all outstanding shares of the Series A and Series B Preferred Stock will be converted into an aggregate of 7,400,376 shares of Common Stock, and the entire class of Convertible Preferred Stock of the Company will be canceled and withdrawn from the authorized capital stock of the Company. As a result, upon completion of the offering, the Company's authorized capital stock will consist of 35,000,000 shares of Common Stock.

   Reverse Stock Split

     On May 10, 1996, the Board of Directors authorized a one-for-three reverse Common Stock split and changed the par value of the Common Stock to $.01 from $.001 which will be effected immediately prior to closing of the proposed initial public offering. All Common Stock data have been restated to give effect to this reverse stock split and change in par value for all periods presented.

                             DRUG DISCOVERY PROCESS

               [GRAPHIC REPRESENTATION OF DRUG DISCOVERY PROCESS]

GENE IDENTIFICATION
Informatics
Cloning
Sequencing
Orphan receptors

GENE FUNCTION
Yeast genetics
Human genetics
Self Selecting Combinatorial
  Library (SSCL)
Ligand identification

TARGET VALIDATION
Signal transduction
  technology

BIOASSAY & SCREENING
Yeast systems
Mammalian cell systems
Cell free systems
Animal models
Robotics

CHEMISTRY
Automated synthesis
Combinatorial chemistry
Rational drug design
Medicinal chemistry

THERAPEUTIC PROGRAM AREAS
Inflammation
Immunology
Cancer
Cardiovascular
Central Nervous System
Gastroenterology
Endocrinology

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                -----------------


                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Prospectus Summary ........................................................   3
Risk Factors ..............................................................   5
Use of Proceeds ...........................................................  13
Dividend Policy ...........................................................  13
Capitalization ............................................................  14
Dilution ..................................................................  15
Selected Financial Data ...................................................  16
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations ...............................................................  17
Business ..................................................................  20
Management ................................................................  35
Principal Stockholders ....................................................  44
Certain Transactions ......................................................  46
Description of Capital Stock ..............................................  47
Shares Eligible for Future Sale ...........................................  48
Underwriting ..............................................................  50
Legal Matters .............................................................  51
Experts ...................................................................  51
Additional Information ....................................................  51
Index to Financial Statements ............................................. F-1


     UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================

                                2,750,000 SHARES


                                     [LOGO]


                                      CADUS
                                 PHARMACEUTICAL
                                   CORPORATION


                                  COMMON STOCK


                                   ----------
                                   PROSPECTUS
                                   ----------


                                HAMBRECHT & QUIST


                              MONTGOMERY SECURITIES


                             GENESIS MERCHANT GROUP
                                   SECURITIES


                                         , 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                      PAYABLE BY
                                                                      REGISTRANT
                                                                      ----------
      SEC registration fee ..........................................  $ 13,631
      National Association of Securities Dealers, Inc. filing fee ...     4,453
      Blue Sky fees and expenses ....................................    15,000
      Nasdaq listing fee ............................................    46,205
      Accounting fees and expenses ..................................   100,000
      Legal fees and expenses .......................................   225,000
      Printing and engraving expenses ...............................    75,000
      Registrar and Transfer Agent's fees ...........................     1,000
      Miscellaneous fees and expenses ...............................    89,711
                                                                       --------
        Total .......................................................  $570,000
                                                                       ========


ITEM 14. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article Twelfth of the Registrant's Certificate of Incorporation, as amended, and Section 6.4 of the Registrant's By-Laws provides for indemnification to the fullest extent authorized by the Delaware General Corporation Law. The Registrant has also entered into agreements with each of its directors that provide forthe indemnification of and the advancement of expenses to such persons to the greatest extent permitted by Delaware law.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant where indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director, officer, employee or other agent.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Act.


ITEM 15. Recent Sales of Unregistered Securities

     Within the past three years, the Registrant has sold and issued the following securities that were not registered under the Act:

          (1) On July 30, 1993, the Registrant issued an aggregate of 14,879,651 shares of its Series A Preferred Stock to investors at a price of $0.457 per share for an aggregate consideration of $6,800,000.50.

          (2) On July 26, 1994, the Registrant issued 3,571,429 shares of its Series B Preferred Stock to Bristol-Myers at a price of $3.50 per share for an aggregate consideration of $12,500,001.00.

          (3) In August 1995 and September 1995, the Registrant issued an aggregate of 1,250,000 shares of its Series B Preferred Stock at a price of $4.00 per share to Bristol-Myers for an aggregate consideration of $5,000,000.00.

          (4) In September 1995, the Board of Directors granted to each director then in office a 30-day option to purchase 8,334 shares of Common Stock at an exercise price of $2.25 per share. In October 1995, six directors exercised their options and purchased an aggregate of 50,000 shares of Common Stock at $2.25per share.

          (5) On November 1, 1995, the Registrant issued 2,500,000 shares of its Series B Preferred Stock at a price of $4.00 per share to Physica B.V. for an aggregate consideration of $10,000,000.00.

          (6) At April 30, 1996, options to acquire 23,335 shares of the Registrant's Common Stock had been exercised pursuant to the Registrant's 1993 Stock Option Plan. The exercise price of such options ranged from $1.371 to $3.51.

     The sale and issuance of securities in the transactions described above in paragraphs (1) through (5) were deemed to be exempt from registration under the Act by virtue of Section 4(2) thereof or Regulation D thereunder as transactions not involving any public offering. The purchasers of the above-described shares represented their intention to acquire the shares for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the certificates representing securities issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent sales of any such securities. All purchasers had adequate access, through employment or other relationships, to information about the Registrant. No registration was required with respect to the grants of the options described above in paragraph (6) (and other options granted under the Registrant's 1993 Stock Option Plan, 1996 Incentive Plan or otherwise) because no sale under Section 2(3) of the Act was involved; however, sales pursuant to the exercise of options granted under the 1993 Stock Option Plan, including all sales described above in paragraph (6), were deemed to be exempt from registration under the Act by virtue of Rule 701 thereunder (note that no shares have yet been issued pursuant to the exercise of options granted under the 1996 Incentive Plan.)


ITEM 16. Exhibits and Financial Statement Schedules

     (a) Exhibits.

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT
- -------     -----------------------


1.1#        Form of Underwriting Agreement.

3.1# Certificate of Incorporation of Cadus Pharmaceutical Corporation, as amended.

3.2# Proposed Certificate of Amendment of Certificate of Incorporation of Cadus Pharmaceutical Corporation, as amended.

3.3# Proposed Restated Certificate of Incorporation of Cadus Pharmaceutical Corporation.

3.4#        By-laws of Cadus Pharmaceutical Corporation, as amended.


4.1*        Specimen of Common Stock Certificate of Cadus Pharmaceutical
            Corporation.

5.1*        Opinion of Morrison Cohen Singer & Weinstein, LLP.


10.1# Form of Indemnification Agreement entered into between Cadus Pharmaceutical Corporation and its directors and officers.

10.2#       1993 Cadus Pharmaceutical Corporation Stock Option Plan.

10.3#       1996 Cadus Pharmaceutical Corporation Incentive Plan.

10.4#       Form of Agreement Regarding Assignment of Inventions,
            Confidentiality and Non-Competition.

10.5#       The 401(k) Plan of Cadus Pharmaceutical Corporation.

10.6# Employment Agreement between Jeremy M. Levin and Cadus Pharmaceutical Corporation dated December 12, 1995.

10.7# Preferred Stock Purchase Agreement dated as of July 30, 1993 between Cadus Pharmaceutical Corporation and the purchasers of Series A Preferred Stock (exhibits have been omitted and Cadus Pharmaceutical Corporation agrees to furnish copies thereof to the Commission upon its request), together with the First and Second Amendments thereto dated as of July 26, 1994 and October 31, 1995, respectively.

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT
- -------     -----------------------


10.8# Preferred Stock Purchase Agreement dated as of July 26, 1994 between Cadus Pharmaceutical Corporation and Bristol-Myers Squibb Company ("Bristol-Myers") concerning Series B Preferred Stock (exhibits have been omitted and Cadus Pharmaceutical Corporation agrees to furnish copies thereof to the Securities and Exchange Commission upon its request), together with the First Amendment thereto dated as of October 31, 1995.

10.9#(+) Preferred Stock Purchase Agreement dated as of November 1, 1995 between Cadus Pharmaceutical Corporation and Physica B.V. concerning Series B Preferred Stock (exhibits have been omitted and Cadus Pharmaceutical Corporation agrees to furnish copies thereof to the Securities and Exchange Commission upon its request).

10.10#(+)   Research Collaboration and License Agreement, dated as of July 26,
            1994, between Cadus Pharmaceutical Corporation and Bristol-Myers.

10.11#(+)   Screening and Option Agreement, dated as of July 26, 1994, between
            Cadus Pharmaceutical Corporation and Bristol-Myers.

10.12#(+)   Research Collaboration and License Agreement, dated as of November
            1, 1995, between Cadus Pharmaceutical Corporation and Solvay Duphar
            B.V.

10.13# Voting Agreement, dated as of April 26, 1995, among Cadus Pharmaceutical Corporation and certain stockholders, together with the First Amendment thereto dated as of November 1, 1995.

10.14# Co-Sale Agreement, dated as of July 30, 1993, among Cadus Pharmaceutical Corporation and certain stockholders.

10.15# Sublease Agreement, dated as of October 19, 1994, between Cadus Pharmaceutical Corporation and Union Carbide Corporation.

10.16# Lease, dated as of June 20, 1995, between Cadus Pharmaceutical Corporation and Keren Limited Partnership.

10.17# Letter, dated September 28, 1994 from The Bank of New York to Cadus Pharmaceutical Corporation confirming a $1,500,000 secured line of credit; Promissory Note, dated January 9, 1995, issued by Cadus Pharmaceutical Corporation to The Bank of New York in the amount of $1,500,000 and a letter dated June 22, 1995 from The Bank of New York to Cadus Pharmaceutical Corporation increasing the secured line of credit to $2,500,000.

10.18#(+)   Consulting Agreement between Cadus Pharmaceutical Corporation and
            James R. Broach, dated February 1, 1994.

10.19#(+)   Amended and Restated License Agreement between Cadus Pharmaceutical
            Corporation and Duke University, dated May 10, 1994.

10.20#(+)   License Agreement between Cadus Pharmaceutical Corporation and
            National Jewish Center for Immunology and Respiratory Medicine dated
            November 1, 1994.

10.21#(+)   Stock Option Agreement, dated as of November 1, 1994, between Cadus
            Pharmaceutical Corporation and John C. Cambier.

10.22#(+)   Stock Option Agreement, dated as of November 1, 1994, between Cadus
            Pharmaceutical Corporation and Gary L. Johnson.

10.23#(+)   Consulting Agreement, dated as of November 1, 1994, between Cadus
            Pharmaceutical Corporation and John C. Cambier.

10.24#(+)   Consulting Agreement, dated as of November 1, 1994, between Cadus
            Pharmaceutical Corporation and Gary L. Johnson.

10.25#(+)   Research Collaboration Agreement, dated as of January 9, 1995, between Cadus Pharmaceutical Corporation and Houghten
            Pharmaceuticals, Inc., together with the Amendment thereto dated as of March 1996.

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT
- -------     -----------------------

10.26#(+)   Stock Option Agreement, dated as of December 18, 1995, between
            Cadus Pharmaceutical Corporation and James R. Broach.

10.27# Waiver, dated May 17, 1996, of Section 1.05 of the Preferred Stock Purchase Agreement dated as of July 26, 1994 between Cadus Pharmaceutical Corporation and Bristol-Myers Squibb Company, as amended by the First Amendment thereto dated as of October 31, 1995.

10.28# Waiver, dated May 17, 1996, of Section 1.04 of the Preferred Stock Purchase Agreement dated as of November 1, 1995 between Cadus Pharmaceutical Corporation and Physica B.V.


23.1        Consent of KPMG Peat Marwick LLP, Independent Auditors.


23.2*       Consent of Morrison Cohen Singer & Weinstein, LLP (included in
            Exhibit 5.1).

23.3        Consent of LaHive & Cockfield.

24#         Powers of Attorney of the Board of Directors.

27#         Financial Data Schedule


- ----------
  *  To be filed by amendment.

  #  Previously filed.

(+) The Registrant has requested confidential treatment of certain portions of these agreements.


ITEM 17. Undertakings

     The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 14, 1996.


                                       CADUS PHARMACEUTICAL CORPORATION



                                       BY      /s/ JEREMY M. LEVIN
                                         -------------------------------------
                                                   JEREMY M. LEVIN
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



            NAME                          TITLE                       DATE
            ----                          -----                       ----


 /s/  JEREMY M. LEVIN
- ------------------------  President and Chief Executive           June 14, 1996
      JEREMY M. LEVIN       Officer (Principal Executive
                            Officer) and Chairman of
                            the Board of Directors
 /s/  JAMES S. RIELLY
- ------------------------  Director of Finance, Controller,        June 14, 1996
     JAMES S. RIELLY        Treasurer and Secretary (Principal
                            Financial and Accounting Officer)


- ------------------------  Director                                June   , 1996
      CARL C. ICAHN


- ------------------------  Director                                June   , 1996
     THEODORE ALTMAN

            *
- ------------------------  Director                                June 14, 1996
      HAROLD FIRST

            *
- ------------------------  Director                                June 14, 1996
      PETER LIEBERT

            *

- ------------------------  Director                                June 14, 1996
     ROBERT MITCHELL

            *
- ------------------------  Director                                June 14, 1996
    LAWRENCE MUSCHEK


- ------------------------  Director                                June   , 1996
     MARK H. RACHESKY

            *
- ------------------------  Director                                June 14, 1996
    WILLIAM A. SCOTT

            *
- ------------------------  Director                                June 14, 1996
     THOMAS E. SHENK

            *
- ------------------------  Director                                June 14, 1996
    SAMUEL D. WAKSAL


            *
- ------------------------  Director                                June 14, 1996
    JACK G. WASSERMAN


- ----------



*By      /s/  JEREMY M. LEVIN
   ------------------------------
              JEREMY M. LEVIN
              Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT                                        PAGE
- -------     -----------------------                                        ----


1.1#        Form of Underwriting Agreement.

3.1#        Certificate of Incorporation of Cadus Pharmaceutical
            Corporation, as amended.

3.2#        Proposed Certificate of Amendment of Certificate of
            Incorporation of Cadus Pharmaceutical Corporation, as amended.

3.3# Proposed Restated Certificate of Incorporation of Cadus Pharmaceutical Corporation.

3.4#        By-laws of Cadus Pharmaceutical Corporation, as amended.


4.1*        Specimen of Common Stock Certificate of Cadus
            Pharmaceutical Corporation.

5.1*        Opinion of Morrison Cohen Singer & Weinstein, LLP.


10.1# Form of Indemnification Agreement entered into between Cadus Pharmaceutical Corporation and its directors and officers.

10.2#       1993 Cadus Pharmaceutical Corporation Stock Option Plan.

10.3#       1996 Cadus Pharmaceutical Corporation Incentive Plan.

10.4#       Form of Agreement Regarding Assignment of Inventions,
            Confidentiality and Non-Competition.

10.5#       The 401(k) Plan of Cadus Pharmaceutical Corporation.

10.6# Employment Agreement between Jeremy M. Levin and Cadus Pharmaceutical Corporation dated December 12, 1995.

10.7# Preferred Stock Purchase Agreement dated as of July 30, 1993 between Cadus Pharmaceutical Corporation and the purchasers of Series A Preferred Stock (exhibits have been omitted and Cadus Pharmaceutical Corporation agrees to furnish copies thereof to the Commission upon its request), together with the First and Second Amendments thereto dated as of July 26, 1994 and October 31, 1995, respectively.

10.8# Preferred Stock Purchase Agreement dated as of July 26, 1994 between Cadus Pharmaceutical Corporation and Bristol-Myers Squibb Company ("Bristol-Myers") concerning Series B Preferred Stock (exhibits have been omitted and Cadus Pharmaceutical Corporation agrees to furnish copies thereof to the Securities and Exchange Commission upon its request), together with the First Amendment thereto dated as of October 31, 1995.

10.9#(+)     Preferred Stock Purchase Agreement dated as of November 1,
            1995 between Cadus Pharmaceutical Corporation and Physica B.V. concerning Series B Preferred Stock (exhibits have been omitted and Cadus Pharmaceutical Corporation agrees to furnish copies thereof to the Securities and Exchange Commission upon its request).

10.10#(+)    Research Collaboration and License Agreement, dated as of
            July 26, 1994, between Cadus Pharmaceutical Corporation and Bristol-Myers.

10.11#(+)    Screening and Option Agreement, dated as of July 26, 1994, between Cadus Pharmaceutical Corporation and
            Bristol-Myers.

10.12#(+)    Research Collaboration and License Agreement, dated as of
            November 1, 1995, between Cadus Pharmaceutical Corporation and Solvay Duphar B.V.

10.13# Voting Agreement, dated as of April 26, 1995, among Cadus Pharmaceutical Corporation and certain stockholders, together with the First Amendment thereto dated as of November 1, 1995.

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT                                        PAGE
- -------     -----------------------                                        ----


10.14# Co-Sale Agreement, dated as of July 30, 1993, among Cadus Pharmaceutical Corporation andcertain stockholders.

10.15# Sublease Agreement, dated as of October 19, 1994, between Cadus Pharmaceutical Corporation and Union Carbide
            Corporation.

10.16#      Lease, dated as of June 20, 1995, between Cadus
            Pharmaceutical Corporation and Keren Limited Partnership.

10.17# Letter, dated September 28, 1994 from The Bank of New York to Cadus Pharmaceutical Corporation confirming a $1,500,000 secured line of credit; Promissory Note, dated January 9, 1995, issued by Cadus Pharmaceutical Corporation to The Bank of New York in the amount of $1,500,000 and a letter dated June 22, 1995 from The Bank of New York to Cadus Pharmaceutical Corporation increasing the secured line of credit to $2,500,000.

10.18#(+)    Consulting Agreement between Cadus Pharmaceutical
            Corporation and James R. Broach, dated February 1, 1994.

10.19#(+)    Amended and Restated License Agreement between Cadus
            Pharmaceutical Corporation and Duke University, dated May
            10, 1994.

10.20#(+)    License Agreement between Cadus Pharmaceutical Corporation and National Jewish Center for Immunology and Respiratory Medicine dated November 1, 1994.

10.21#(+)    Stock Option Agreement, dated as of November 1, 1994,
            between Cadus Pharmaceutical Corporation and John C.
            Cambier.

10.22#(+)    Stock Option Agreement, dated as of November 1, 1994,
            between Cadus Pharmaceutical Corporation and Gary L.
            Johnson.

10.23#(+)    Consulting Agreement, dated as of November 1, 1994,
            between Cadus Pharmaceutical Corporation and John C.
            Cambier.

10.24#(+)    Consulting Agreement, dated as of November 1, 1994,
            between Cadus Pharmaceutical Corporation and Gary L.
            Johnson.

10.25#(+)    Research Collaboration Agreement, dated as of January 9,
            1995, between Cadus Pharmaceutical Corporation and
            Houghten Pharmaceuticals, Inc., together with the Amendment thereto dated as of March 1996.

10.26#(+)    Stock Option Agreement, dated as of December 18, 1995,
            between Cadus Pharmaceutical Corporation and James R.
            Broach.

10.27# Waiver, dated May 17, 1996, of Section 1.05 of the Preferred Stock Purchase Agreement dated as of July 26, 1994 between Cadus Pharmaceutical Corporation and Bristol-Myers Squibb Company, as amended by the First Amendment thereto dated as of October 31, 1995.

10.28#      Waiver, dated May 17, 1996, of Section 1.04 of the
            Preferred Stock Purchase Agreement dated as of November 1, 1995 between Cadus Pharmaceutical Corporation and Physica B.V.

23.1        Consent of KPMG Peat Marwick LLP, Independent Auditors.


23.2*       Consent of Morrison Cohen Singer & Weinstein, LLP (included in
            Exhibit 5.1).

23.3        Consent of LaHive & Cockfield.

24#         Powers of Attorney of the Board of Directors.

27#         Financial Data Schedule

- ----------
 *   To be filed by amendment.

 #   Previously filed.

(+) The Registrant has requested confidential treatment of certain portions of these agreements.